Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

COLE CREDIT PROPERTY TRUST III, INC.,

CREINVESTMENTS, LLC,

COLE HOLDINGS CORPORATION,

and

THE HOLDINGS STOCKHOLDER

DATED AS OF MARCH 5, 2013

-i-

-ii-

-iii-

Section 13.5	Counterparts	67
Section 13.6	Entire Agreement	67
Section 13.7	Governing Law; Jurisdiction	67
Section 13.8	Publicity	67
Section 13.9	Assignment; Third Party Beneficiaries	68
Section 13.10	Specific Performance	68
Section 13.11	Control of Action by Parent	68

Annex A – Calculation of Incentive Consideration
Annex B – Calculation of Contingent Consideration
Annex C – Restrictive Covenants

Exhibit A – Form of Restated Parent Charter

-iv-

INDEX OF DEFINED TERMS

Term	Section

2012 Audited Financial Statements	Section 5.5
ABCA	Section 1.1
ACC	Section 1.2
Action	Section 5.8(a)
Adjustment Amount	Section 2.3(d)
Advisory Agreement	Section 13.3(a)
Affiliate	Section 13.3(b)
Aggregate Merger Consideration	Section 1.4(c)
Agreement	Preamble
Articles of Merger	Section 1.2
Assumed Employees	Section 9.4(a)
Audited CCA Financial Statements	Section 5.5
Auditor	Section 13.3(c)
Bonus Executives	Section 13.3(d)
Breach	Section 11.2(a)
Broker	Section 5.1(e)
Business Day	Section 13.3(e)
Calculation of Incentive Consideration	Annex A
Cash Consideration	Section 1.4(a)(ii)
CCA	Section 5.5
CCA Financial Statements	Section 5.5
Claim	Section 11.2(e)
Claim Expenses	Section 9.5(a)
Closing	Section 2.1
Closing Consideration	Section 1.4(a)(ii)
Closing Date	Section 2.1
CMA	Section 10.1(e)
Code	Recitals
Company	Preamble
Company Benefit Plan	Section 13.3(f)
Company By-laws	Section 5.1(b)
Company Charter	Section 5.1(b)
Company Common Stock	Section 1.4(a)
Company Disclosure Letter	Article V
Company Employment Agreement	Section 13.3(g)
Company IP	Section 5.19
Company Material Contracts	Section 5.12(a)
Company Permits	Section 5.11(b)
Company Qualified Plans	Section 5.10(d)
Company Regulatory Agreement	Section 5.8(a)
Company Released Persons	Section 9.9
Company Subsidiary	Section 13.3(vv)
Competing Activity	Annex C Section A

-v-

Competing Business	Annex C Section A
Confidentiality Agreement	Section 9.2(b)
Contingent Consideration	Section 3.1
Contracts	Section 5.3(b)
control	Section 13.3(b)
controlled by	Section 13.3(b)
Corporate Client	Annex C Section C
Credit Facilities	Section 8.2(f)
D&O Claim	Section 9.5(a)
D&O Indemnified Parties	Section 9.5(a)
D&O Indemnifying Parties	Section 9.5(a)
Damages	Section 11.2(a)
Determination	Section 13.3(h)
Determination Date	Section 2.3(c)
Distribution	Annex A
Effective Date	Section 1.2
Effective Time	Section 1.2
ERISA	Section 13.3(i)
ERISA Affiliate	Section 13.3(j)
Escrow Account	Section 1.6(a)
Escrow Agent	Section 13.3(k)
Escrow Agreement	Section 1.6(a)
Escrowed Shares	Section 1.6(a)
Estimated Closing Net Working Capital	Section 13.3(l)
Estimated Closing Net Working Capital Overage	Section 13.3(m)
Estimated Closing Net Working Capital Shortage	Section 13.3(n)
Estimated Closing Statement	Section 2.3(a)
Estimated Holdings’ Indebtedness	Section 13.3(o)
Excess Working Capital Payment	Section 2.3(a)
Exchange Act	Section 13.3(p)
Final Closing Net Working Capital	Section 13.3(q)
Final Closing Net Working Capital Overage	Section 13.3(r)
Final Closing Net Working Capital Shortage	Section 13.3(s)
Final Closing Statement	Section 2.3(b)
Final Holdings’ Indebtedness	Section 13.3(t)
Financial Statements	Section 5.5
FINRA	Section 13.3(u)
Fund Investor	Annex C Section C
Fund Vehicle	Annex C Section C
GAAP	Section 13.3(vv)
Governmental Entity	Section 5.4
Holding Period	Section 13.3(v)
Holdings Stockholder	Preamble
Holdings’ Indebtedness	Section 13.3(w)
HSR Act	Section 5.4
Incentive Consideration	Section 2.2

-vi-

Incentive Consideration Test Period	Annex A
Indebtedness	Section 13.3(x)
Indemnified Party	Section 11.2(a)
Indemnifying Party	Section 11.2(e)
Independent Directors	Section 13.3(y)
Intellectual Property	Section 13.3(z)
Invested Capital	Annex A
IRS	Section 13.3(aa)
Knowledge	Section 13.3(bb)
Law	Section 5.11(a)
Laws	Section 5.11(a)
Leases	Section 5.15(b)
Liens	Section 5.2(b)
Listing	Section 3.2(a)
Listing Consideration	Section 3.2(a)
Market Value	Annex A
Material Adverse Effect on Parent	Section 13.3(dd)
Material Adverse Effect on the Company	Section 13.3(cc)
Materially Burdensome Condition	Section 9.1(f)
Maximum Premium	Section 9.5(c)
Merger	Recitals
Merger Sub	Preamble
MLLCA	Section 1.1
Multiemployer Plan	Section 13.3(ee)
Multiple Employer Plan	Section 5.10(e)
NASD	Section 13.3(ff)
Net Working Capital	Section 13.3(gg)
Non-Core Assets	Section 8.2(a)
Notice of Claim	Section 11.2(e)
NYSE	Section 13.3(hh)
Orders	Section 5.8(a)
Organizational Documents	Section 9.5(a)
Outside Date	Section 12.1(c)
Owned Properties	Section 5.15(a)
Parent	Preamble
Parent Benefit Plan	Section 13.3(ii)
Parent Board	Recitals
Parent Bylaws	Section 13.3(jj)
Parent Charter	Section 13.3(kk)
Parent Common Stock	Section 1.4(a)(i)
Parent Disclosure Letter	Article VII
Parent DRIP	Section 7.2(a)
Parent Preferred Stock	Section 7.2(a)
Parent Share Consideration	Section 1.4(b)
Parent Special Committee	Recitals
Parent Stock Price	Section 13.3(ll)

-vii-

Parent Stockholder Approval	Section 9.1(a)
Parent Stockholder Meeting	Section 9.1(a)
Parent Subsidiary	Section 13.3(vv)
Parent Tax Indemnified Parties	Section 9.10(a)
parties	Preamble
party	Preamble
Permitted Transfers	Section 13.3(mm)
Person	Section 13.3(nn)
Post-Closing Periods	Section 13.3(oo)
Pre-Closing Period	Section 13.3(pp)
Pre-Closing Tax Return	Section 9.10(d)(i)
Prior Contact Period	Annex C Section C
Property Taxes	Section 13.3(qq)
Proxy Statement	Section 13.3(rr)
Registration Rights Agreement	Section 9.8
REIT	Section 10.2(f)
Requisite Approvals	Section 10.1(a)
Restated Parent Charter	Section 8.3(a)
Restricted Employees	Annex C Section B
Restricted Period	Annex C Section A
SDAT	Section 1.2
SEC	Section 13.3(ss)
Securities Act	Section 13.3(tt)
Stockholder Tax Indemnified Parties	Section 9.10(b)
Stockholder’s Employment Agreement	Section 1.6(e)
Stockholders’ 8.0% Return	Annex A
Straddle Period	Section 13.3(uu)
Straddle Period Tax Return	Section 9.10(d)(ii)
Subsidiary	Section 13.3(vv)
Surviving Company	Recitals
Takeover Statute	Section 5.16
Target Net Working Capital	Section 13.3(ww)
Tax	Section 5.9(d)
Tax Claim	Section 13.3(xx)
Tax Proceeding	Section 13.3(yy)
Tax Return	Section 5.9(e)
Taxes	Section 5.9(d)
Taxing Authority	Section 5.9(f)
Third Party Claim	Section 11.2(f)
Trade Secrets	Section 13.3(z)
Transfer	Section 1.7(a)
Transfer Taxes	Section 9.10(i)
Unaudited CCA Financial Statements	Section 5.5
Unaudited Company Financial Statements	Section 5.5
under common control with	Section 13.3(b)

-viii-

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of March 5, 2013 (this “Agreement”), by and among Cole Credit Property Trust III, Inc., a Maryland corporation that has elected to be treated as a real estate investment trust for federal income tax purposes (“Parent”), CREInvestments, LLC, a Maryland limited liability company and a direct, wholly owned subsidiary of Parent (“Merger Sub”), Cole Holdings Corporation, an Arizona corporation (the “Company”) wholly owned by Christopher H. Cole (the “Holdings Stockholder”) and the Holdings Stockholder. Each of Parent, Merger Sub, the Company, and the Holdings Stockholder may be referred to herein as a “party” and collectively as the “parties.”

W I T N E S S E T H:

WHEREAS, Parent, Merger Sub, the Holdings Stockholder and the Company wish to effect a strategic business combination through a merger of the Company, on the terms and subject to the conditions set forth in this Agreement, with and into Merger Sub (the “Merger”), so that Merger Sub is the surviving company in the Merger (the “Surviving Company”);

WHEREAS, the special committee of independent directors (the “Parent Special Committee”) of the Board of Directors of Parent (the “Parent Board”) has unanimously (a) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of the Parent and its stockholders, (b) recommended the approval of this Agreement, the Merger and the other transactions contemplated by this Agreement by the Parent Board and (c) determined that the Merger is fair and reasonable, and is on terms no less favorable than those available for unaffiliated third parties, pursuant to the requirements of the Parent Charter;

WHEREAS, the Parent Board, based upon the unanimous recommendation of the Parent Special Committee, has unanimously (a) determined that this Agreement, the Merger and the transactions contemplated by this Agreement are advisable and in the best interests of Parent and its stockholders and (b) approved this Agreement, the Merger and the transactions contemplated by this Agreement;

WHEREAS, Parent, in its capacity as the sole member of Merger Sub, has taken all actions required for the execution of this Agreement by Merger Sub and to adopt and approve this Agreement and to approve the consummation by Merger Sub of the Merger and the other transactions contemplated by this Agreement;

WHEREAS, the Holdings Stockholder (in his capacity as the sole stockholder of the Company) and the Company have taken all actions required for the execution of this Agreement by the Company and the Holdings Stockholder and to adopt and approve this Agreement and to approve the consummation by the Company and the Holdings Stockholder of the Merger and the other transactions contemplated by this Agreement;

WHEREAS, for federal income Tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code; and

WHEREAS, concurrently with the execution of this Agreement, each of Christopher H. Cole and Marc T. Nemer has entered into an employment agreement with Parent and Cole REIT III Operating Partnership, LP, to be effective as of the Effective Time.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration (including the covenants agreed to in Annex C hereto), the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Maryland Limited Liability Company Act (the “MLLCA”) and the Arizona Business Corporation Act (the “ABCA”), at the Effective Time, the Company shall merge with and into Merger Sub. Merger Sub shall be the Surviving Company in the Merger, and shall continue its existence as a limited liability company under the laws of the State of Maryland. As of the Effective Time, the separate corporate existence of the Company shall cease.

Section 1.2 Effective Time. The Merger shall become effective at the later of the time of acceptance for record of the articles of merger (the “Articles of Merger”) that shall be filed with the State Department of Assessments and Taxation of Maryland (“SDAT”) and the Arizona Corporation Commission (“ACC”) on or before the Closing Date or such other time as the Company and Merger Sub shall agree to specify in the Articles of Merger. The term “Effective Time” shall be the date and time when the Merger becomes effective as set forth in this Section 1.2. “Effective Date” shall mean the date on which the Effective Time occurs; it being understood that the Company and Merger Sub shall cause the Effective Time to occur on the Closing Date.

Section 1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Sections 4A-701 et seq. of the MLLCA and Sections 10-1101 et seq. of the ABCA.

Section 1.4 Conversion of Company Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of any of the following securities:

(a) The shares of common stock, par value $0.01 per share, of the Company issued and outstanding immediately prior to the Effective Time (“Company Common Stock”), except for any shares of Company Common Stock owned by the Company, shall be converted into the right to receive, in the aggregate:

(i) a number of fully paid, validly issued and nonassessable shares of common stock, $0.01 par value per share (“Parent Common Stock”), of Parent equal to (A) ten million seven hundred eleven thousand and two hundred twenty five (10,711,225) shares of Parent Common Stock, less (B) any shares payable as bonus amounts in respect of such stock amount to any of the Bonus Executives pursuant to the terms of Section 1.4 of the Company Disclosure Letter (the “Parent Share Consideration”);

(ii) an amount in cash, calculated immediately prior to the Closing, equal to (A) twenty million dollars ($20,000,000) less (B) any bonus amounts payable in respect of such cash amounts to any of the Bonus Executives pursuant to the terms of Section 1.4 of the Company Disclosure Letter (the difference of (A) and (B), the “Cash Consideration” and, collectively with the Parent Share Consideration, the “Closing Consideration”);

(iii) a number of fully paid, validly issued and nonassessable shares of Parent Common Stock equal to the Incentive Consideration;

(iv) a number of fully paid, validly issued and nonassessable shares of Parent Common Stock equal to the Listing Consideration; and

(v) a number of fully paid, validly issued and nonassessable shares of Parent Common Stock equal to the Contingent Consideration.

(b) The aggregate merger consideration (the “Aggregate Merger Consideration”) to the Holdings Stockholder in exchange for all shares of Company Common Stock shall consist of the Closing Consideration, the Incentive Consideration, the Listing Consideration and the Contingent Consideration. The Incentive Consideration, if any, shall be paid at the time and subject to the other terms and conditions set forth in Section 2.2 and on Annex A hereto. The Listing Consideration, if any, shall be paid at the time and subject to the other terms and conditions set forth in Section 3.2 hereto. The Contingent Consideration, if any, shall be paid at the time and subject to the other terms and conditions set forth in Section 3.1 and on Annex B hereto.

(c) The shares of Company Common Stock converted into the right to receive the Aggregate Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time. If, (i) at any time prior to the earlier of (x) the payment of the Listing Consideration and (y) the fourth (4th) anniversary of the Closing Date or (ii) during any period relevant for the calculation of any portion of the Aggregate Merger Consideration, the outstanding shares of Parent Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the applicable portions of the Aggregate Merger Consideration that remain unpaid in order to provide the Holdings Stockholder with the same economic effect as contemplated by this Agreement prior to such event (and as so adjusted shall, from and after the date of such event, be the Aggregate Merger Consideration).

(d) Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Company Common Stock that are owned by the Company shall be cancelled and shall cease to exist and no stock of Parent or Merger Sub or other consideration shall be delivered in exchange therefor.

Section 1.5 Parent Common Stock. At and after the Effective Time, each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

Section 1.6 Escrow.

(a) Promptly following the Effective Time, Parent shall cause 3,570,408 shares of Parent Common Stock that were issued as part of the Parent Share Consideration or as bonus amounts in respect of the Parent Share Consideration pursuant to the terms of Section 1.4 of the Company Disclosure Letter to be deposited into an escrow account (the “Escrow Account”) established pursuant to an escrow agreement to be mutually agreed by Parent and the Holdings Stockholder as soon as practicable following the date of this Agreement (and in any event prior to Closing (the “Escrow Agreement”) executed and delivered by Parent, the Holdings Stockholder and the Escrow Agent on the Effective Date, with such amount of shares (the “Escrowed Shares”) to be held in the Escrow Account for the benefit of the Holdings Stockholder and the Bonus Executives to satisfy any indemnity claims against the Holdings Stockholder pursuant to Section 11.2(a) and to be subject to forfeiture in accordance with Section 1.6(e) (provided that, the Holdings Stockholder shall have the option to satisfy any such indemnity claims by means of a payment of cash to the Indemnified Party instead of release of any Escrowed Shares remaining in the Escrow Account in accordance with Section 11.2(b)).

(b) On the one (1)-year anniversary of the Closing Date, the Escrow Agent shall release to the Holdings Stockholder and the Bonus Executives (pursuant to the terms of Section 1.4 of the Company Disclosure Letter) all Escrowed Shares in excess of the greater of (i) the number of shares obtained by dividing (A) $30 million by (B) the volume-weighted average of the closing sale prices per share of Parent Common Stock as reported on the NYSE composite transactions reporting system for each trading day during the 30 days ending on the third Business Day before such one (1)-year anniversary (provided that, (x) in the event the Listing has not occurred on or prior to the date sufficient to provide for such 30-trading day period, the Parent Stock Price shall be used instead of such volume-weighted average closing sale price) and (ii) the number of Escrowed Shares remaining in the Escrow Account at such time that are subject to any claim for indemnification that shall have been validly asserted and not resolved as of such time pursuant to Section 11.2(a). To the extent required, Parent shall record the release and transfer of such released Escrowed Shares to the Holdings Stockholder (or any Bonus Executive, as applicable) on the books of Parent.

(c) Any Escrowed Shares remaining in the Escrow Account after such release shall remain in the Escrow Account until the date that is fifteen (15) months after the Closing Date,

to satisfy (subject to Section 11.2(b)) any indemnity claims against the Holdings Stockholder pursuant to Section 11.2(a). All Escrowed Shares (if any) remaining in the Escrow Account on such fifteen (15)-month date, other than any Escrowed Shares that are subject to any claim for indemnification that shall have been validly asserted and not resolved as of such time pursuant to Section 11.2(a), shall immediately and automatically be released by the Escrow Agent on such date to the Holdings Stockholder and the Bonus Executives (pursuant to the terms of Section 1.4 of the Company Disclosure Letter), and, to the extent required, Parent shall record the release and transfer of such Escrowed Shares to the Holdings Stockholder (or any Bonus Executive, as applicable) on the books of Parent.

(d) The Escrow Agreement shall provide that the Escrow Agent shall distribute any dividends paid on the Escrowed Shares to the Holdings Stockholder (or any Bonus Executives, as applicable) promptly upon receipt thereof in proportion to their entitlements to the Escrowed Shares in respect of which such dividends are paid.

(e) If, at any time on or after the Closing Date, but on or prior to the one (1)-year anniversary of the Closing Date, the Holdings Stockholder voluntarily resigns his employment from Parent without “good reason” (as such term is defined in the Holdings Stockholder’s Employment Agreement (the “Stockholder’s Employment Agreement”)), the Escrowed Shares (if any) remaining in the Escrow Account shall immediately and automatically be released by the Escrow Agent to Parent, and Parent shall instruct Parent’s transfer agent to record the transfer of such Escrowed Shares to Parent on the share registry of Parent.

(f) If, at any time on or after the Closing Date, but on or prior to the one (1)-year anniversary of the Closing Date, any of the Bonus Executives voluntarily resigns his employment from Parent without “good reason” (as such term is defined in the employment agreement between Parent and such Bonus Executive), such resigning Bonus Executive shall be deemed to have forfeited all of his/her entitlement to any remaining Escrowed Shares, and the Escrow Agent shall allocate such forfeited entitlement to the Holdings Stockholder and, if applicable, the Bonus Executives specified in Section 1.4 of the Company Disclosure Letter, with such allocation to be pursuant to the terms of Section 1.4 of the Company Disclosure Letter. Such Escrowed Shares shall remain in the Escrow Account and continue to be subject to the applicable provisions of this Section 1.6.

Section 1.7 Holding Period. The Registration Rights Agreement shall include restrictions on transfer as follows:

(a) during the Holding Period, the Holdings Stockholder and the Bonus Executives shall not offer, pledge, sell, contract to sell, announce the intention to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option right or warrant for the sale of, make any short sale or otherwise transfer, dispose or encumber (collectively, “Transfer”) any of the shares of Parent Common Stock issued as the Parent Share Consideration or issued as the Listing Consideration (if and when paid), or the bonus amounts paid in respect of the Parent Share Consideration or the Listing Consideration to any of the Bonus Executives pursuant to the terms of Section 1.4 of the Company Disclosure Letter, as applicable, except for Permitted Transfers, provided that the restrictions set forth in this Section 1.7(a) shall only apply to the following portion of the shares of Parent Common Stock issued as the Listing Consideration or the bonus amounts paid in respect of the Listing Consideration to any of the Bonus Executives pursuant to the terms of Section 1.4 of the Company Disclosure Letter: (i) two thirds (2/3) of such shares if the Listing occurs after the first anniversary of the Closing Date but before the second anniversary of the Closing Date, (ii) one third (1/3) of such shares if the Listing occurs after the second anniversary of the Closing Date but before the third anniversary of the Closing Date and (iii) no such shares if the Listing occurs after the third anniversary of the Closing Date;

(b) notwithstanding the restrictions set forth in Section 1.7(a), on each of the first (1st), second (2nd) and third (3rd) anniversaries of the Closing Date, the transfer restrictions contained in Section 1.7(a) shall cease to apply with respect to one-third (1/3) of such shares of Parent Common Stock issued to the Holdings Stockholder and any of the Bonus Executives, as applicable; and

(c) in the event the Holdings Stockholder or any Bonus Executive attempts to Transfer all or any portion of the Parent Common Stock issued as the Parent Share Consideration or issued as the Listing Consideration (if and when paid), or any bonus amounts paid in respect of the Parent Share Consideration or Listing Consideration to any of the Bonus Executives pursuant to the terms of Section 1.4 of the Company Disclosure Letter, in violation of the restrictions set forth in this Section 1.7, such Transfer shall be null and void ab initio. Parent shall instruct its transfer agent and other third parties not to record or recognize any such purported transaction. Parent may impose stop-transfer instructions with respect to the securities subject to the restrictions set forth in this Section 1.7 to the extent reasonably required to ensure compliance with the provisions of this Section 1.7.

Section 1.8 Articles of Organization and Limited Liability Operating Agreement of the Surviving Company; Directors and Officers. The articles of organization and limited liability company operating agreement of Merger Sub as in effect immediately prior to the Effective Time shall be the articles of organization and limited liability company operating agreement of the Surviving Company until thereafter amended in accordance with applicable Law. Immediately after the Effective Time, the Surviving Company shall be a member-managed limited liability company managed by Parent, its sole member. The officers of the Company immediately prior to the Effective Time shall serve as the officers of the Surviving Company immediately after the Effective Time in accordance with the articles of organization and limited liability company operating agreement of the Surviving Company.

Section 1.9 No Dissenters’ Rights. Holders of Company Common Stock will not have dissenters’ or appraisal rights with respect to the Merger or any similar legal remedy, including any remedy under Sections 10-1301 et seq. of the ABCA.

Section 1.10 Headquarters of Parent and the Surviving Company; Name. From and after the Effective Time, the location of the headquarters and principal executive offices of Parent and the Surviving Company shall be 2325 E. Camelback Road, Suite 1100, Phoenix, Arizona 85016, until such location may be changed in accordance with applicable Law. The Board of Directors of the Surviving Company shall take such necessary corporate action so that, at the Effective Time, the name of the Surviving Company shall be changed to “CREInvestments, LLC”.

ARTICLE II

CLOSING; INCENTIVE CONSIDERATION; WORKING CAPITAL ADJUSTMENT

Section 2.1 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, at 10:00 a.m., New York time on a date to be agreed by the parties, which date shall be no later than five (5) Business Days after the satisfaction or valid waiver (subject to applicable Law) of the conditions set forth in Article X (other than those conditions that by their nature are to be satisfied (or validly waived) at the Closing, but subject to such satisfaction or valid waiver), unless such date is extended by mutual agreement of the parties (the “Closing Date”).

Section 2.2 Incentive Consideration. As part of the Aggregate Merger Consideration payable to the Holdings Stockholder in exchange for shares of Company Common Stock, in the event the Listing occurs, Parent shall pay to the Holdings Stockholder the incentive consideration, calculated and payable in accordance with Annex A hereto less any shares payable as bonus amounts in respect of such amount to any of the Bonus Executives pursuant to the terms of Section 1.4 of the Company Disclosure Letter (the “Incentive Consideration”). The Incentive Consideration, if any, shall be paid in shares of Parent Common Stock, and shall be paid promptly after the determination thereof in accordance with the terms of Annex A. Shares of Parent Common Stock issued as payment of the Incentive Consideration or any bonus amounts payable in respect of such Incentive Consideration to any of the Bonus Executives pursuant to the terms of Section 1.4 of the Company Disclosure Letter will not be subject to the transfer restrictions contained in Section 1.7.

Section 2.3 Working Capital Adjustment.

(a) No less than three (3) Business Days prior to the Closing Date, the Company shall prepare and deliver to Parent a written closing statement (the “Estimated Closing Statement”) of (i) the Estimated Closing Net Working Capital, including the resulting Estimated Closing Net Working Capital Overage (if any) or Estimated Closing Net Working Capital Shortage (if any), and (ii) the Estimated Holdings’ Indebtedness, which Estimated Closing Statement shall be prepared in good faith in accordance with GAAP applied on a basis consistent with the Company’s accounting principles, policies and methodologies used in connection with the preparation of the Financial Statements. In addition, and not in limitation of any other provision of this Agreement, the Company shall use its good faith efforts to distribute, or cause to be distributed, to the Holdings Stockholder prior to Closing cash or cash equivalents in an amount necessary to eliminate any excess of the Estimated Closing Net Working Capital Overage (if any) over the amount of the Estimated Holdings’ Indebtedness (the cash or cash equivalents so distributed, the “Excess Working Capital Payment”).

(b) No more than forty-five (45) days after the Closing Date, Parent shall prepare and deliver to the Holdings Stockholder a written statement (the “Final Closing Statement”) of (i) the Final Closing Net Working Capital, including the resulting Final Closing Net Working Capital Overage (if any) or Final Closing Net Working Capital Shortage (if any), and (ii) the Final Holdings’ Indebtedness, and including a detailed breakdown of the various amounts of each component of Net Working Capital and Holdings’ Indebtedness, which Final Closing Statement shall be prepared in good faith in accordance with GAAP applied on a basis consistent with the Company’s accounting principles, policies and methodologies used in connection with the preparation of the Financial Statements.

(c) Included in Section 2.3(b) of the Company Disclosure Letter is an illustrative example of the Final Closing Statement (including calculations of Net Working Capital and Holdings’ Indebtedness), calculated as if the Closing Date were December 31, 2012.

(d) If the Holdings Stockholder disagrees with the calculation of any amounts on the Final Closing Statement, the Holdings Stockholder shall, within thirty (30) days after receipt of the Final Closing Statement, notify Parent of such disagreement in writing, setting forth in detail the particulars of such disagreement. Parent will provide the Holdings Stockholder with reasonable access upon reasonable notice to any of Parent’s records and relevant employees not otherwise available to the Holdings Stockholder as a result of the transactions contemplated hereby, to the extent reasonably related to the Holdings Stockholder’s review of the Final Closing Statement. If the Holdings Stockholder does not provide such notice of disagreement within the thirty (30)-day period, the Holdings Stockholder shall be deemed to have accepted the Final Closing Statement and the calculation of all amounts set forth thereon, which shall be final, binding and conclusive for purposes of this Agreement and not subject to any further recourse by Parent, the Holdings Stockholder or their respective Affiliates. If any such notice of disagreement is timely provided, the Holdings Stockholder and Parent shall use reasonable best efforts for a period of five (5) Business Days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculation of any and all amounts set forth on the Final Closing Statement. If, at the end of such period, Holdings Stockholder and Parent are unable to fully resolve the disagreements, the Auditor shall resolve any remaining disagreements. The Auditor shall be instructed to (i) consider only such matters as to which there is a disagreement, (ii) determine, as promptly as practicable, whether the disputed amounts set forth on the Final Closing Statement were prepared in accordance with the standards set forth in this Agreement, and (iii) deliver, as promptly as practicable, to the Holdings Stockholder and Parent its determination in writing. The resolution for each disputed item contained in the Auditor’s determination shall be made subject to the definitions and principles set forth in this Agreement, and shall be consistent with either the position of Holdings Stockholder or Parent. The Holdings Stockholder and Parent shall bear their own expenses in the preparation and review of the Estimated Closing Statement and Final Closing Statement. The fees and expenses of the Auditor shall be allocated between the Holdings Stockholder on the one hand, and Parent, on the other hand, in inverse proportion as they may prevail on the matters resolved by the Auditor, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Auditor at the time the determination of such firm is rendered on the merits of the matters submitted. The determination of the Auditor shall be final, binding and conclusive for purposes of this Agreement and not subject to any further recourse by Parent, the Holdings Stockholder or their respective Affiliates. Any dispute with respect to the Final Closing Statement will not affect any undisputed amounts in the Final Closing Statement. For purposes of this Agreement, the date on which the amounts set forth on the Final Closing Statement are finally determined in accordance with this Section 2.3(d) shall be the “Determination Date.”

(e) Promptly after the Determination Date, the Aggregate Merger Consideration, together with the applicable bonus amount payable in respect of the Excess Working Capital Payment pursuant to the terms of Section 1.4 of the Company Disclosure Letter, shall be adjusted by an amount (the “Adjustment Amount”) equal to the sum of (i) the Final Closing Net Working Capital Overage (if any) minus (ii) the Final Closing Net Working Capital Shortage (if any), minus (iii) the Final Holdings’ Indebtedness. The Adjustment Amount may be a positive or negative number. If the Adjustment Amount is a positive number, then the Aggregate Merger Consideration, together with the applicable bonus amount payable in respect of the Excess Working Capital Payment pursuant to the terms of Section 1.4 of the Company Disclosure Letter, shall be increased by the absolute value of the Adjustment Amount and Parent shall pay to the Holdings Stockholder the Adjustment Amount less any bonus amount payable in respect thereof to the applicable Bonus Executive pursuant to the terms of Section 1.4 of the Company Disclosure Letter, together with interest thereon from and including the Closing Date through and including the date immediately prior to the payment date at a rate of 5% per annum, such payment to be made by wire transfer of immediately available funds to an account designated by the Holdings Stockholder no later than five (5) Business Days after the Determination Date. If the Adjustment Amount is a negative number, then the Aggregate Merger Consideration, together with the bonus amount payable in respect of the Excess Working Capital Payment pursuant to the terms of Section 1.4 of the Company Disclosure Letter, shall be decreased by the absolute value of the Adjustment Amount, and Parent shall be entitled to receive an amount equal to such absolute value, together with interest thereon from and including the Closing Date through and including the date immediately prior to the payment date at a rate of 5% per annum, from the Holdings Stockholder and the applicable Bonus Executive (in the same proportion as his bonus amount with respect to the Excess Working Capital Payment pursuant to the terms of Section 1.4 of the Company Disclosure Letter had to the Excess Working Capital Payment).

ARTICLE III

CONTINGENT CONSIDERATION; LISTING CONSIDERATION

Section 3.1 Contingent Consideration. Following the Closing, and as additional consideration for shares of Company Common Stock, Parent shall pay an earn-out payment or special earn-out payment, if any, in accordance with the terms and conditions set forth in Annex B hereto (other than any bonus amounts payable in respect of such earn-out payment or special earn-out payment to any of the Bonus Executives pursuant to the terms of Section 1.4 of the Company Disclosure Letter, the “Contingent Consideration”). The Contingent Consideration, if any, will be paid in shares of Parent Common Stock in accordance with Annex B hereto. The Registration Rights Agreement shall provide that, until December 31, 2017, the Holdings Stockholder and the Bonus Executives shall not Transfer any of the shares of Parent Common

Stock issued as the Contingent Consideration (or the bonus amounts paid in connection therewith pursuant to the terms of Section 1.4 of the Company Disclosure Letter) and held by the Holdings Stockholder or the Bonus Executives, except for Permitted Transfers. The Registration Rights Agreement shall also provide that in the event the Holdings Stockholder or any Bonus Executive attempts to Transfer all or any portion of the Parent Common Stock issued as part of the Contingent Consideration (or any bonus amounts paid in respect of the Contingent Consideration to any of the Bonus Executives pursuant to the terms of Section 1.4 of the Company Disclosure Letter) in violation of this Section 3.1, such Transfer shall be null and void ab initio. Parent shall instruct its transfer agent and other third parties not to record or recognize any such purported transaction. Parent may impose stop-transfer instructions with respect to the securities issued as part of the Contingent Consideration (or the bonus amounts paid in connection therewith pursuant to the terms of Section 1.4 of the Company Disclosure Letter) to the extent reasonably required to ensure compliance with the provisions of this Section 3.1.

Section 3.2 Listing Consideration.

(a) As part of the Aggregate Merger Consideration payable to the Holdings Stockholder in exchange for shares of Company Common Stock, and subject to the terms of Section 3.2(b), as promptly as practicable after the date the shares of Parent Common Stock are listed on the NYSE (or any other national securities exchange) (the “Listing”), Parent shall issue to the Holdings Stockholder (i) two million one hundred forty two thousand two hundred and forty five (2,142,245) shares of Parent Common Stock less (ii) any shares payable as bonus amounts in respect of such stock amount to any of the Bonus Executives pursuant to the terms of Section 1.4 of the Company Disclosure Letter (such stock amount, the “Listing Consideration”). At the time Parent issues shares of Parent Common Stock as the Listing Consideration or bonus amounts payable in respect of such Listing Consideration to any of the Bonus Executives pursuant to the terms of Section 1.4 of the Company Disclosure Letter, it shall also pay to the Holdings Stockholder (or any Bonus Executives, as applicable) all dividends that would have been paid on such shares had they been issued to the Holdings Stockholder (or any Bonus Executives, as applicable) at Closing and remained outstanding until the date they are issued to the Holdings Stockholder (or any Bonus Executives, as applicable).

(b) In the event that the Listing occurs prior to the one (1)-year anniversary of the Closing Date and the shares of Parent Common Stock comprising the Listing Consideration and any bonus amounts payable in respect of such shares to any of the Bonus Executives pursuant to the terms of Section 1.4 of the Company Disclosure Letter are issued to the Holdings Stockholder and the Bonus Executives prior to such one (1)-year anniversary, Parent shall cause one third (1/3) of the shares of Parent Common Stock comprising the Listing Consideration and any bonus amounts payable in respect of such shares to any of the Bonus Executives pursuant to the terms of Section 1.4 of the Company Disclosure Letter to be deposited in the Escrow Account, with such amount of shares to be part of the Escrowed Shares and to be held in the Escrow Account for the benefit of the Holdings Stockholder and the Bonus Executives to satisfy any indemnity claims against the Holdings Stockholder pursuant to Section 11.2(a) and to be subject to forfeiture in accordance with Section 1.6(e) and release in accordance with Section 1.6(b) (provided that, the Holdings Stockholder shall have the option to satisfy any such indemnity claims by means of a payment of cash to the Indemnified Party instead of release of any Escrowed Shares remaining in the Escrow Account in accordance with Section 11.2(b)).

(c) Notwithstanding anything to the contrary in the foregoing, in the event the Listing has not occurred on or prior to the third (3rd) anniversary of the Closing Date, the Listing Consideration payable pursuant to Section 3.2(a) shall be decreased on a daily basis after such date by a number of shares of Parent Common Stock equal to the product of (i) the Listing Consideration and (ii) the quotient of (A) the number of days after such third (3rd) anniversary to and including the date of the Listing and (B) three hundred and sixty-five (365). For the avoidance of doubt, if the Listing has not occurred on or prior to the fourth (4th) anniversary of the Closing Date, the Listing Consideration shall be zero (0).

ARTICLE IV

DELIVERY OF CLOSING CONSIDERATION

Section 4.1 Delivery of Company Common Stock and Payment of Closing Consideration.

(a) At the Closing:

(i) The Holdings Stockholder shall surrender to Parent: (A) a certificate or certificates evidencing all outstanding shares of Company Common Stock, (B) in the event of any lost, stolen or destroyed certificates an affidavit of that fact or (C) in the event that such shares of Company Common Stock are not in certificate form, such stock powers or other instruments of transfer, or such certifications, filings, documents or instruments duly executed, in order to evidence all the outstanding shares of Company Common Stock.

(ii) Parent shall pay to the Holdings Stockholder an amount in cash equal to the Cash Consideration by wire transfer of immediately available funds to the account or accounts designated by the Holdings Stockholder at least two (2) Business Days prior to the Closing.

(iii) Parent shall issue to the Holdings Stockholder the Parent Share Consideration, subject to Section 1.6.

(b) After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time.

(c) Notwithstanding anything to the contrary contained in this Agreement, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued, no dividend or other distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Any fractional share interests to be issued if not for this Section 4.1(c) shall be rounded to the nearest whole share of Parent Common Stock.

Section 4.2 Withholding Rights. Parent, Merger Sub and, with respect to the Escrowed Shares, the Escrow Agent shall be entitled to deduct and withhold from any cash or other consideration required to be delivered pursuant to this Agreement (including, for the avoidance of doubt, any amount required to be treated as interest pursuant to Section 483 of the Code or any similar provision of state, local or foreign Law) such amounts as Parent, Merger Sub or the Escrow Agent, as applicable, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent the amounts are so withheld by Parent, Merger Sub or the Escrow Agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such withholding was made.

Section 4.3 Waiver of Share Ownership Limitations. If the issuance of any shares of Parent Common Stock pursuant to this Agreement would cause the Holdings Stockholder to exceed the Aggregate Share Ownership Limit or the Common Share Ownership Limit (as such terms are defined in the Parent Charter, as amended from time to time) or any other equity ownership limitations set forth in the Parent Charter, the Parent Bylaws or any Contract of Parent or any of its Subsidiaries from time to time, Parent shall, prior to such issuance, grant an exemption from such limits to the Holdings Stockholder permitting the issuance of such shares of Parent Common Stock and the continued ownership by the Holdings Stockholder of such shares of Parent Common Stock and any other shares of Parent Common Stock then owned by the Holdings Stockholder.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as specifically disclosed in a correspondingly numbered section of the disclosure letter (the “Company Disclosure Letter”) delivered by the Company to Parent prior to the execution of this Agreement (it being acknowledged and agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosed with respect to any other section or subsection of this Agreement to the extent the applicability of such disclosure is reasonably apparent on its face), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 5.1 Corporate Organization.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except for failures to be so licensed or qualified, as the case may be, that would not, individually or in the aggregate, be material to the Company and its Subsidiaries taken as a whole.

(b) True, correct and complete copies of the charter of the Company (the “Company Charter”) and the by-laws of the Company (the “Company By-laws”), as in effect as of the date of this Agreement, have previously been made available to Parent.

(c) Each of the Company’s Subsidiaries (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, except for failures to be so qualified or in good standing or have such requisite powers, as the case may be, that would not, individually or in the aggregate, be material to the Company and its Subsidiaries taken as a whole.

(d) Other than the Company’s Subsidiaries, the Company does not hold any interests, either directly or indirectly, in any other entities. Section 5.1(d) of the Company Disclosure Letter sets forth the name of each Company Subsidiary, the numbers and class of capital stock or other equity ownership interest held in such Company Subsidiary by the Company, the percentage ownership represented by such capital stock or other equity ownership interest and the jurisdiction of incorporation or formation of such Company Subsidiary.

(e) Section 5.1(e) of the Company Disclosure Letter sets forth the name of each Company Subsidiary which is a broker-dealer registered with the SEC and a member of FINRA (the “Broker”).

Section 5.2 Capitalization.

(a) The authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock, of which, as of the date of this Agreement, 3,500,000 shares were issued and outstanding. As of the date of this Agreement, no shares of the Company Common Stock were held in the Company’s treasury. As of the date of this Agreement, no shares of Company Common Stock were reserved for issuance. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except pursuant to this Agreement, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Company Common Stock or any other equity securities of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock or any other equity securities of the Company. The Company has not issued or awarded, or authorized the issuance or award of, any options, restricted stock or other equity-based awards under the Company Benefit Plans or otherwise, and there are no options, restricted stock or other equity-based awards issued by the Company or any Company Subsidiary currently outstanding under the Company Benefit Plans or otherwise. There are no outstanding bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of shares of Company Common Stock may vote.

(b) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Company Subsidiary are owned by the Company, directly or indirectly, free and clear of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (other than liens for property Taxes not yet due and payable, “Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No such Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. No Company Subsidiary owns any Company Common Stock or other equity interest in the Company.

Section 5.3 Authority; No Violation.

(a) The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and by the Holdings Stockholder. No other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by the Holdings Stockholder, Parent, and Merger Sub) constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).

(b) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions of this Agreement, will (i) violate (A) any provision of the Company Charter or the Company By-laws or (B) any equivalent organizational or other governing documents of any other Subsidiary of the Company or (ii) assuming that the consents, approvals and filings referred to in Section 5.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation or Order applicable to the Company, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument (collectively, “Contracts”) to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults with respect to clause (ii)(B) that are not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

Section 5.4 Consents and Approvals. Except for (i) the filing of the Articles of Merger with the SDAT and the ACC pursuant to the MLLCA and the ABCA and the acceptance for record of the Articles of Merger by the SDAT and the ACC pursuant to the MLLCA and the ABCA, (ii) any notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iii) such notices and applications with FINRA that are required under FINRA and NASD rules, (iv) such filings and approvals as are required to be made or obtained under the securities or “Blue sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement and (v) such filings, consents and approvals set forth in Section 5.4 of the Company Disclosure Letter, no material consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or applicable self-regulatory organization (each a “Governmental Entity”) are necessary in connection with (A) the execution and delivery by the Company of this Agreement and (B) the consummation by the Company of the Merger and the other transactions contemplated by this Agreement.

Section 5.5 Financial Statements. The Company has previously made available to Parent copies of (a) the consolidated audited balance sheets of Cole Capital Advisors, Inc. (“CCA”), a wholly owned Subsidiary of the Company, and its Subsidiaries as of December 31, 2010 and 2011, and the related consolidated statements of operations, statements of stockholder’s equity and statements of cash flows for the years then ended (the “Audited CCA Financial Statements”), and (b) the unaudited consolidated balance sheets of CCA and its Subsidiaries as of December 31, 2012, and the related consolidated statements of operations, statements of stockholder’s equity and statements of cash flows for the twelve (12)-month period then ended (the “Unaudited CCA Financial Statements” and, together with the Audited CCA Financial Statements, the “CCA Financial Statements”). Except as described in the notes thereto and, in the case of the Unaudited CCA Financial Statements, the absence of notes, and normal adjustments (which, in the aggregate, are not and will not be material), the CCA Financial Statements have been prepared in accordance with GAAP consistently applied and fairly present, in all material respects, the consolidated financial condition and results of operations of CCA and its Subsidiaries as of the dates thereof or the periods then ended, as applicable. The Company has also made available to Parent copies of the consolidated unaudited balance sheets of the Company and its Subsidiaries as of December 31, 2011 and 2012, and the related consolidated statements of operations for the years then ended (collectively, the “Unaudited Company Financial Statements” and, together with the CCA Financial Statements, the “Financial Statements”). Except as set forth in the notes therein and except for the absence of notes otherwise and normal adjustments (which, in the aggregate, are not and will not be material), the Unaudited Company Financial Statements have been prepared in accordance with GAAP consistently applied and fairly present, in all material respects, the consolidated financial condition and results of operations of the Company and its Subsidiaries as of the dates thereof or for the periods then ended, as applicable. Except as described in the notes thereto, (a) the consolidated audited balance sheet of CCA and its Subsidiaries as of December 31, 2012, and the related consolidated statements of operations, statements of stockholder’s equity and statements of cash flows for the twelve (12)-month period then ended and (b) the consolidated audited balance sheet of the Company and its Subsidiaries as of December 31, 2012, and the related consolidated statements of operations, statements of stockholder’s equity and statements of cash flows for the twelve (12)-month period then ended (the “2012 Audited Financial Statements”), will be prepared in accordance with GAAP consistently applied and will fairly present, in all material respects, the consolidated financial condition and results of operations of CCA and its Subsidiaries or the Company and its Subsidiaries, as applicable, as of the dates thereof or the periods then ended, as applicable, and will not differ materially from the Unaudited CCA Financial Statements or, except with respect to the consolidated statements of stockholder’s equity and statements of cash flows of the Company set forth in the 2012 Audited Financial Statements, the Unaudited Company Financial Statements, as applicable, in each case except for normal adjustments (which, in the aggregate, will not be material).

Section 5.6 Broker’s Fees. Neither the Company nor any Company Subsidiary nor any of their respective officers or directors has employed any broker, investment banker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees or other similar fees or commissions in connection with the Merger or related transactions contemplated by this Agreement, other than Moelis & Company (the fees and expenses in respect of which the Company shall pay prior to Closing); and a true and complete copy of the agreement with respect to such engagement has previously been made available to Parent.

Section 5.7 Absence of Certain Changes or Events. Since December 31, 2011 through the date hereof, the Company and its Subsidiaries have conducted their respective businesses, in all material respects, only in the ordinary course consistent with past practice and there has not been:

(a) any Material Adverse Effect on the Company;

(b) any issuance or awards of Company equity awards or other equity-based awards in respect of the Company Common Stock to any director, officer or employee of the Company or any of its Subsidiaries, other than in the ordinary course of business consistent with past practice;

(c) any declaration, setting aside or payment of any dividend or other distribution (except for dividends or other distributions in cash or cash equivalents paid before January 1, 2013 or of any Non-Core Assets) with respect to any of the Company’s capital stock;

(d) except as required by the terms of any of the Company Benefit Plans or by applicable Law or in the ordinary course of business, (i) any granting by the Company or any of its Subsidiaries to any current or former director, officer or employee of any increase in compensation, bonus or other benefits, (ii) any granting by the Company or any of its Subsidiaries to any current or former director or officer of any increase in severance or termination pay, (iii) any entry by the Company or any of its Subsidiaries into, or any amendment of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any current or former director or officer or (iv) any establishment, adoption, entry into, amendment or modification of any of the Company Benefit Plans;

(e) any change in any material respect in accounting methods, principles or practices by the Company affecting its assets, liabilities or business, other than changes after the date hereof to the extent required by a change in GAAP or regulatory accounting principles;

(f) any material Tax election or change in or revocation of any material Tax election, amendment to any material Tax return, closing agreement with respect to Taxes, or settlement or compromise of any material income Tax liability by the Company or any of its Subsidiaries;

(g) any material change in its investment or risk management or other similar policies; or

(h) any agreement or commitment (contingent or otherwise) to do any of the foregoing.

Section 5.8 Legal Proceedings.

(a) There are no (i) actions, claims, suits, arbitrations, investigations or proceedings (each, an “Action”) pending (or, to the Knowledge of the Company, threatened) against or affecting the Company or any of its Subsidiaries, or any of their respective properties, at law or in equity, or (ii) orders, judgments, injunctions, awards, stipulations, decrees or writs handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Entity (collectively, “Orders”) against the Company or any of its Subsidiaries, in each case of clause (i) or (ii), which would, individually or in the aggregate, be material to the Company and its Subsidiaries taken as a whole.

(b) Neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other Order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is party to any commitment letter or similar undertaking to, or is subject to any Order or directive by, or has been since January 1, 2010, a recipient of any supervisory letter from, or has been ordered to pay any material civil money penalty by, or since January 1, 2010, has adopted any policies, procedures or board resolutions at the request or suggestion of any Governmental Entity, in each case that currently restricts in any material respect the conduct of its business (each, whether or not set forth in the Company Disclosure Letter, a “Company Regulatory Agreement”), nor has the Company or any of its Subsidiaries received written notice since January 1, 2010, by any Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Company Regulatory Agreement.

(c) Notwithstanding anything in this Agreement to the contrary, neither the Company nor the Holdings Stockholder is making any representation or warranty with respect to the absence of pending or threatened Actions that in any manner challenge or seek to prevent, enjoin, alter or materially delay the Merger or the other transactions contemplated by this Agreement or claim any damages or any other remedy in respect thereof.

Section 5.9 Taxes and Tax Returns.

(a) Each of Company and its Subsidiaries has duly and timely filed (taking into account extensions validly obtained) all material Tax Returns required to be filed by it (all such Tax Returns being accurate and complete in all material respects), has timely paid or withheld all Taxes shown thereon as arising and has duly and timely paid or withheld all material Taxes that are due and payable or claimed to be due from it by federal, state, foreign or local Taxing Authorities other than Taxes that are being contested in good faith, which have not been finally determined, and have been adequately reserved against in accordance with GAAP on the Company’s most recent consolidated financial statements. The Company and each of its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. Neither the Company nor any of its Subsidiaries has granted any extension or waiver of the limitation period for the assessment or collection of Tax that remains in effect. All assessments for Taxes of the Company or any of its Subsidiaries due with respect to completed and settled examinations, if any, or any concluded litigation, if any, have been fully paid. There are no disputes, audits, examinations or proceedings pending, or claims asserted, for material Taxes upon the Company or any of its Subsidiaries. There are no liens for Taxes (other than statutory liens for Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. Neither the Company nor any of its Subsidiaries has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, or similar ruling or memorandum with any Taxing Authority with respect to any material Taxes, nor is any such request outstanding. Neither the Company nor any of its Subsidiaries has been a party to any “listed transaction” or a “prohibited reportable transaction” (each as defined in Section 4965(e) of the Code).

(b) Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries). Neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return or (B) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor, by contract or otherwise.

(c) Since the date of formation of the Company, (i) the Company has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code, and will be an S corporation at all times up to and including the Closing Date, and (ii) each Subsidiary of the Company (other than those Subsidiaries which are limited liability companies and which are treated for federal income Tax purposes as disregarded entities) has been a validly electing “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code, and will be a “qualified subchapter S subsidiary” at all times up to and including the Closing Date. The Company is not, has not been, and will not be liable for any Tax under Section 1374 of the Code (or any similar provision of state or local Tax law) and neither the Company nor any of its Subsidiaries holds any assets the disposition of which would be subject to (or rules similar to) Section 1374 of the Code. The Company does not have, and will not have at any time up to and including the Closing Date, any amount of earnings and profits. No state or local jurisdiction has required that the Company make an S corporation or comparable election. The Company has neither (i) acquired assets from another corporation in a transaction in which the Company’s Tax basis in the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor nor (ii) acquired the stock of any corporation which is a qualified subchapter S subsidiary within the meaning of Section 1361(b)(3)(B) of the Code.

(d) As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, backup withholding, duties, intangibles, franchise, and other taxes, charges, fees, levies or like assessments together with all interest, penalties, additions to tax and additional amounts imposed with respect thereto.

(e) As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Taxing Authority.

(f) As used in this Agreement, the term “Taxing Authority” means any Governmental Entity responsible for the administration or collection of Taxes.

Section 5.10 Employee Benefits.

(a) Section 5.10(a) of the Company Disclosure Letter includes a complete list of all material or written Company Benefit Plans and all Company Employment Agreements.

(b) With respect to each Company Benefit Plan, the Company has delivered or made available to Parent a true, correct and complete copy of: (i) each writing constituting a part of such Company Benefit Plan; (ii) the current summary plan description, if any (in each case, whether or not required to be furnished under ERISA); (iii) the most recent annual financial report, if any; (iv) the most recent actuarial report, if any; (v) the most recent determination letter from the IRS, if any; (vi) each trust agreement, group annuity contract, group insurance contract, administrative service agreement, fidelity bond, and fiduciary liability insurance policy relating to any such Company Benefit Plan, if any; (vii) the most recent nondiscrimination test reports for each applicable Company Benefit Plan; and (viii) all material correspondence with the IRS or the United States Department of Labor relating to each Company Benefit Plan, if any. The Company has delivered or made available to Parent a true, correct and complete copy of each material or written Company Employment Agreement.

(c) All material contributions required to be made to any Company Benefit Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the financial statements to the extent required by GAAP.

(d) With respect to each Company Benefit Plan, the Company and its Subsidiaries have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to such Company Benefit Plans. Each Company Benefit Plan has been administered in all material respects in accordance with its terms. Section 5.10(d) of the Company Disclosure Letter identifies each Company Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“Company Qualified Plans”). The IRS has issued a favorable determination letter with respect to each Company Qualified Plan and the related trust that has not been revoked or the Company is entitled to rely on a favorable opinion issued by the IRS, and, to the Knowledge of the Company, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Company Qualified Plan or the related trust. None of the Company, its Subsidiaries and its ERISA Affiliates nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which would reasonably be expected to subject any of the Company Benefit Plans or their related trusts, the Company, any of its Subsidiaries, any of its ERISA Affiliates or any person that the Company or any of its Subsidiaries or ERISA Affiliates has an obligation to indemnify, to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA. No Company Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, and the Company and its Subsidiaries have never had any obligation to contribute to any such plan. The Company does not have any liability for any excise tax imposed by any Section of Chapter 43 of the Code.

(e) (i) No Company Benefit Plan is a Multiemployer Plan or a plan that has two (2) or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”); and (ii) none of the Company and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six (6) years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan.

(f) The Company and its Subsidiaries have no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to the Company and its Subsidiaries. No Company Benefit Plan is a “funded welfare plan” within the meaning of Section 419 of the Code. Any Company Benefit Plan that provides deferred compensation that is subject to Section 409A of the Code has been operated and maintained in substantial compliance with, and the document(s) evidencing such plan substantially comply with, Section 409A of the Code, including all guidance and regulations issued thereunder.

(g) Except as set forth on Section 5.10(g) of the Company Disclosure Letter, neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of the Company or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in any amount failing to be deductible by reason of Section 280G of the Code.

(h) No labor organization or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Company’s Knowledge, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. Each of the Company and its Subsidiaries is in material compliance with all applicable Laws and collective bargaining agreements respecting employment and employment practices, immigration, terms and conditions of employment, wages and hours and occupational safety and health.

Section 5.11 Compliance with Law; Permits.

(a) Except for such matters as would not, individually or in the aggregate, be material to the Company and its Subsidiaries taken as a whole, the Company and each of its Subsidiaries is, and since the later of January 1, 2010 and its respective date of formation or organization has been, in compliance with and is not in default under or in violation of any applicable federal, state, local or foreign or provincial law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, award or agency requirement of or undertaking to or agreement with any Governmental Entity (collectively, “Laws” and each, a “Law”).

(b) The Company and its Subsidiaries are in possession of all material franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company and its Subsidiaries, including the Broker, to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”). All the Company Permits are in full force and effect, except for any failure to be in full force and effect that would not be material to the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries are not, and since January 1, 2010 have not been, in material violation or breach of, or material default under, any Company Permit.

Section 5.12 Certain Contracts.

(a) Except as set forth in Section 5.12(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by (i) any Contract relating to the incurring of Indebtedness by the Company or any of its Subsidiaries in an amount in excess in the aggregate of $10,000,000, (ii) any non-competition Contract, or any other agreement or obligation which purports to limit or restrict in any material respect (A) the ability of the Company or its Subsidiaries to solicit customers or (B) the manner in which, or the localities in which, all or any portion of the business of the Company and its Subsidiaries or, following consummation of the transactions contemplated by this Agreement, Parent and its Subsidiaries, is or would be conducted, (iii) any Contract providing for any payments that are conditioned, in whole or in part, on a change of control of the Company or any of its Subsidiaries, (iv) any collective bargaining agreement, (v) any joint venture or partnership agreement, (vi) any Contract that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the Company or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business, (vii) any employment agreement with, or any agreement or arrangement that contains any severance pay or post-employment liabilities or obligations to, any current or former director, officer or employee of the Company or its Subsidiaries, (viii) any Contract that contains a “most favored nation” clause or similar term providing preferential pricing or treatment to a third party, (ix) any Contract pursuant to which the Company or any of its Subsidiaries manages or provides services with respect to any real properties other than (A) the real property of the Company, Parent or any of their respective Affiliates and (B) Contracts pursuant to which the Company and its Subsidiaries are not entitled to obtain any fees, (x) any Contract requiring the Company or any of its Subsidiaries to provide any funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in any third party other than any such Contracts for real estate investments for Persons advised by the Company or any of its Subsidiaries or (xi) any Contract not made in the ordinary course of business which (A) is material to the Company and its Subsidiaries taken as a whole or (B) which would reasonably be expected to materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement (the Contracts and obligations of the type described in clauses (i) through (xi), together with the Contracts entered into with the top five (5) vendors (measured by annualized spend) of the business of the Company and its Subsidiaries being referred to herein as the “Company Material Contracts”). The Company has provided to Parent true, correct and complete copies of the Company Material Contracts prior to the date hereof as in effect as of such date.

(b) Each Company Material Contract is valid and binding on the Company (or, to the extent a Subsidiary of the Company is a party, such Subsidiary) and, to the Knowledge of the Company, any other party thereto and is in full force and effect. Neither the Company nor any of its Subsidiaries is in material breach or default under any Company Material Contract. As of the date hereof, neither the Company nor any Subsidiary of the Company has received notice of any material violation or default under any Company Material Contract by any other party thereto.

Section 5.13 Undisclosed Liabilities. Except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of the Company or CCA included in the Financial Statements (including any notes thereto), (ii) liabilities incurred in connection with this Agreement and the transactions contemplated hereby and (iii) for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2012, neither the Company nor any of its Subsidiaries has incurred any liability of any nature that would be required under GAAP to be set forth on the financial statements of the Company.

Section 5.14 Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that are reasonably likely to result in the imposition, on the Company of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance pending or threatened against the Company, except as would not be reasonably likely to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole. The Company is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any liability or obligation with respect to the foregoing that is reasonably likely to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole.

Section 5.15 Real Property.

(a) Each of the Company and its Subsidiaries has good title free and clear of all Liens to all real property owned by such entities (the “Owned Properties”), except for Liens that do not materially detract from the present use of such real property.

(b) A true and complete copy of each agreement pursuant to which the Company or any of its Subsidiaries leases any real property as a tenant and which provides for annual lease payments in excess of $250,000 (such agreements, together with any amendments, modifications and other supplements thereto, collectively, the “Leases”) has heretofore been made available to Parent. Each Lease is valid, binding and enforceable against the Company or its applicable Subsidiary in accordance with its terms and is in full force and effect (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies). There are no defaults by the Company or any of its Subsidiaries, as applicable, under any of the Leases which, in the aggregate, would result in the termination of such Leases. The consummation of the transactions contemplated by this Agreement will not cause defaults under the Leases, except for any such default which would not individually or in the aggregate, have a Material Adverse Effect on the Company.

(c) The Owned Properties, the properties leased pursuant to the Leases and any properties leased that individually account for annual lease payments of less than $250,000 constitute all of the real estate on which the Company and its Subsidiaries maintain their facilities or conduct their business as of the date of this Agreement. The Company and its Subsidiaries are not parties to any leases pursuant to which the Company or any of its Subsidiaries leases any material real property to a third party.

Section 5.16 State Takeover Laws. The Board of Directors of the Company has unanimously approved this Agreement and the transactions contemplated hereby and thereby and has taken all actions and done all things necessary to exempt this Agreement and the transactions contemplated hereby and thereby, from operation of any “fair price,” “business combination,” “moratorium,” control share acquisition,” or any other takeover or anti-takeover statute or similar statute enacted under federal or state Laws of the United States or similar statute or regulation or any “rights plan” or “excess share” provisions (each, a “Takeover Statute”), including all such action necessary such that each such Takeover Statute does not apply to this Agreement, the Merger, or any of the transactions contemplated hereby or thereby. No Takeover Statute of the

State of Arizona, including the control share acquisition provisions of Sections 10-2721 et seq. of the ABCA or the business combination provisions of Sections 10-2741 et seq. of the ABCA, applies or purports to apply to this Agreement, the Merger or any of the other transactions contemplated hereby or thereby.

Section 5.17 Internal Controls.

(a) None of the Company’s or its Subsidiaries’ records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of it or its Subsidiaries or accountants except as would not, individually or in the aggregate, reasonably be expected to result in a materially adverse effect on the system of internal accounting controls described in the next sentence. The Company and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes.

(b) Since December 31, 2009, (i) through the date hereof, neither the Company nor any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to any director or officer of the Company.

Section 5.18 Insurance. The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as its management reasonably has determined to be prudent in accordance with industry practices.

Section 5.19 Intellectual Property. Section 5.19 of the Company Disclosure Letter sets forth all (a) registered trademarks, patents or copyrights owned by the Company or its Subsidiaries, (b) pending applications, registrations or recordings for any trademarks, patents or copyrights by the Company or its Subsidiaries and (c) licenses, contracts or agreements to which the Company or any of its Subsidiaries is a party and under which the Company or its Subsidiaries is expressly granted the right to use any trademarks or practice under any patents (other than, with respect to patents, in connection with the use of third party products and services). Except as set forth in Section 5.19 of the Company Disclosure Letter, neither the Company nor its Subsidiaries (i) owns any registered trademarks, patents or copyrights, (ii) has any pending applications, registrations or recordings for any trademarks, patents or copyrights or (iii) is a party to any licenses, contracts or agreements under which the Company or its Subsidiaries is expressly granted the right to use any trademarks or practice under any patents (other than, with respect to patents, in connection with the use of third party products and services). To the Knowledge of the Company, no Intellectual Property owned by the Company or any of its Subsidiaries (the “Company IP”) infringes or is alleged to infringe any Intellectual Property rights of any third party. To the Knowledge of the Company, no person is misappropriating, infringing or otherwise violating any Intellectual Property of the Company or any of its Subsidiaries.

Section 5.20 Investment Company Act of 1940. Neither the Company nor any of its Subsidiaries are, or at the Effective Time will be, required to be registered under the Investment Act of 1940, as amended.

Section 5.21 Broker Regulatory Matters. The Broker is registered and in good standing with the SEC as a broker-dealer pursuant to the Exchange Act and each jurisdiction which requires such registration or qualification in connection with its business and is a member in good standing of FINRA and the Securities Industry Protection Corp. The Broker has been since January 1, 2010 and currently is in compliance with all applicable laws, rules and regulations, including the rules of any self-regulatory organization having jurisdiction over it, except for such matters as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.

Section 5.22 No Other Company Representations or Warranties. Except for the representations and warranties made by the Company in this Article V, none of the Company or any of its Affiliates has made any representation or warranty, expressed or implied, with respect to the Company or its Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Company or its Subsidiaries or any other matter.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE HOLDINGS STOCKHOLDER

The Holdings Stockholder hereby represents and warrants to Parent and Merger Sub as follows:

Section 6.1 Authority.

(a) The Holdings Stockholder has full power and capacity to execute and deliver this Agreement and to perform its obligations hereby. The Holdings Stockholder has duly and validly executed and delivered this Agreement, and (assuming due authorization, execution and delivery by the Company, Parent, and Merger Sub) this Agreement constitutes the valid and binding obligation of the Holdings Stockholder, enforceable against the Holdings Stockholder in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).

(b) Neither the execution and delivery of this Agreement by the Holdings Stockholder nor the consummation by the Holdings Stockholder of the transactions contemplated hereby, nor compliance by the Holdings Stockholder with any of the terms or provisions of this Agreement, will (i) violate any statute, code, ordinance, rule, regulation or Order applicable to the Holdings Stockholder or (ii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of the Holdings Stockholder under, any of the terms, conditions or provisions of any material agreement to which the Holdings Stockholder is a party, except for such violations, conflicts, breaches or defaults with respect to clause (ii) that are not reasonably likely to prevent or materially limit, impair, or delay the ability of the Holdings Stockholder to perform its obligations hereby.

Section 6.2 Stock of the Company. The Holdings Stockholder holds all issued and outstanding shares of capital stock of the Company, free and clear of all Liens. No Person other than the Holdings Stockholder has any subscription, option, warrant, call, commitment or agreement of any character calling for the purchase or issuance of any shares of Company Common Stock or any other equity securities of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock or other equity securities of the Company.

Section 6.3 Knowledge and Experience. The Holdings Stockholder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in Parent and is able to bear such risks, and has obtained, in its judgment, sufficient information to evaluate the merits and risks of such investment. It has evaluated the risks of investing in Parent, understands there are substantial risks of loss incidental to the acquisition of Parent Common Stock and has determined that it is a suitable investment for the Holdings Stockholder.

Section 6.4 Accredited Investor Status. The Holdings Stockholder is an “accredited investor” within the meaning of Rule 501(a) promulgated under Regulation D of the Securities Act. To the extent it is acquiring Parent Common Stock, it is doing so without a view to any resale or distribution thereof.

Section 6.5 No Other Holdings Stockholder Representations or Warranties. Except for the representations and warranties made by the Holdings Stockholder in this Article VI (for the avoidance of doubt, without prejudice to the obligations of the Holdings Stockholder expressly set forth in Section 9.10 or Section 11.2 with respect to representations and warranties of the Company expressly set forth in Article V), the Holdings Stockholder has not made any representation or warranty, expressed or implied, with respect to itself, the shares of Company Common Stock, the Company or its Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Holdings Stockholder, the Company or its Subsidiaries or any other matter.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except (a) as specifically disclosed in a correspondingly numbered section of the disclosure letter (the “Parent Disclosure Letter”) delivered by Parent and Merger Sub to the Company prior to the execution of this Agreement (it being acknowledged and agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed disclosed with respect to any section or subsection of this Agreement to the extent the applicability of such disclosure is reasonably apparent on its face) or (b) as disclosed in the forms, statements and reports of Parent publicly available, filed with, or furnished to, as applicable, the SEC on or after January 1, 2010 and prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer or other statements that are cautionary, predictive or forward-looking in nature, which in no event shall be deemed to be an exception to, or disclosure for purposes of, any representation or warranty set forth in this Article VII), Parent and Merger Sub, jointly and severally, hereby represent and warrant to the Company and the Holdings Stockholder as follows:

Section 7.1 Organization and Qualification. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Parent is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for failures to be so licensed, qualified or in good standing, as the case may be, that would not, individually or in the aggregate, be material to Parent and its Subsidiaries, taken as a whole.

Section 7.2 Capital Structure.

(a) The authorized capital stock of Parent consists of 990,000,000 shares of Parent Common Stock and 10,000,000 shares of preferred stock, $0.01 par value per share (“Parent Preferred Stock”). At the close of business on March 5, 2013, (i) 479,929,513 shares of Parent Common Stock were issued and outstanding (including 40,742,358 shares of Parent Common Stock issued pursuant to the registration statement of Parent’s Amended and Restated Distribution Reinvestment Plan, effective October 4, 2010, as amended November 9, 2011 (the “Parent DRIP”)) and (ii) no shares of Parent Preferred Stock were issued and outstanding.

(b) Except as set forth in Section 7.2(b) of the Parent Disclosure Letter, pursuant to the Parent DRIP or pursuant to this Agreement, Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Parent Common Stock or any other equity securities of Parent or any securities representing the right to purchase or otherwise receive any shares of Parent Common Stock or any other equity securities of Parent. Parent has not issued or awarded, or authorized the issuance or award of, any options, restricted stock or other equity-based awards under Parent Benefit Plans or otherwise, and there are no options, restricted stock or other equity-based awards issued by Parent or any Parent Subsidiary currently outstanding under the Parent Benefit Plans or otherwise. All issued and outstanding shares of the capital stock of Parent are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. There are no outstanding bonds, debentures, notes or other Indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of shares of Parent Common Stock may vote.

Section 7.3 Authority; No Violation.

(a) Each of Parent and Merger Sub has full corporate or limited liability company (as applicable) power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Parent Board (based upon the unanimous recommendation of the Parent Special Committee) and by Parent as the sole member of Merger Sub. No other corporate or limited liability company proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and (assuming due authorization, execution and delivery by the Company and the Holdings Stockholder) constitutes the valid and binding obligation of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies).

(b) Neither the execution and delivery of this Agreement by Parent or Merger Sub, nor the consummation by Parent or Merger Sub of the transactions contemplated hereby, nor compliance by Parent or Merger Sub with any of the terms or provisions of this Agreement, will (i) violate (A) any provision of the Parent Charter or Parent Bylaws, (B) any provision of Merger Sub’s certificate of formation or limited liability company agreement or (C) any equivalent organizational or other governing documents of any other Subsidiary of Parent or (ii) assuming that the consents, approvals and filings referred to in Section 7.5 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation or Order applicable to Parent, Merger Sub, any of Parent’s other Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent, Merger Sub or any of Parent’s other Subsidiaries under, any of the terms, conditions or provisions of any Contracts to which Parent, Merger Sub or any of Parent’s Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults with respect to clause (ii)(B) that are not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

Section 7.4 Ownership of Merger Sub; No Prior Activities.

(a) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the equity interests of Merger Sub are owned, directly or indirectly, by Parent. Merger Sub is, and has been at all times since its formation, a disregarded entity for United States federal income tax purposes.

(b) Except for the obligations or liabilities incurred in connection with its organization and the transactions contemplated by this Agreement, Merger Sub has not, and will not have prior to the Effective Time, incurred, directly or indirectly through any subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 7.5 Consents and Approvals. Except for (i) the filing of the Articles of Merger with the SDAT and the ACC pursuant to the MLLCA and the ABCA and the acceptance for record of the Articles of Merger by the SDAT and the ACC pursuant to the MLLCA and the ABCA, (ii) any notices or filings under the HSR Act, (iii) such notices and applications with FINRA that are required under FINRA and NASD rules, (iv) such filings and approvals as are required to be made or obtained under the securities or “Blue sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement and (v) such filings, consents and approvals set forth in Section 7.5 of the Parent Disclosure Letter, no material consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by each of Parent and Merger Sub of this Agreement and (B) the consummation by each of Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement.

Section 7.6 Stock Consideration. The shares of Parent Common Stock that are part of the Aggregate Merger Consideration or issued as bonus amounts payable in respect of any portion of the Aggregate Merger Consideration to any of the Bonus Executives pursuant to the terms of Section 1.4 of the Company Disclosure Letter, as applicable, when issued to the Holdings Stockholder or the Bonus Executives pursuant to this Agreement, shall be validly issued, fully paid, non-assessable and free and clear of any Liens and shall not have been issued in violation of any preemptive rights.

Section 7.7 Opinions of Financial Advisors. The Parent Special Committee has received the oral opinion (to be confirmed in writing) of each of Goldman, Sachs & Co. and Lazard Freres & Co. LLC to the effect that, as of the date of this Agreement and subject to the assumptions, limitations and qualifications set forth in each of the opinions, the Aggregate Merger Consideration to be paid pursuant to this Agreement is fair, from a financial point of view, to Parent.

Section 7.8 No Other Representations and Warranties. Except for the representations or warranties expressly set forth in this Article VII, none of Parent, Merger Sub or any of their Affiliates has made any representation or warranty, expressed or implied, with respect to Parent or the Parent Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Parent or the Parent Subsidiaries.

ARTICLE VIII

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 8.1 Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time, except as set forth in Section 8.2 of the Company Disclosure Letter, with the other party’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed) or as expressly contemplated or permitted by this Agreement, each of Parent and the Company shall, and shall cause each of its respective Subsidiaries to, (i) conduct its business in the ordinary course in all material respects and in a manner consistent with past practice, (ii) use its commercially reasonable efforts to (A) maintain its material assets and properties in their current condition (normal wear and tear excepted), (B) preserve intact in all material respects its current business organization, goodwill, ongoing businesses and significant relationships with third parties, (C) keep available the services of its key officers and (D) maintain all material insurance policies.

Section 8.2 The Company Forbearances. During the period from the date of this Agreement to the Effective Time, except as set forth in Section 8.2 of the Company Disclosure Letter or as expressly contemplated or permitted by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent, which shall not be unreasonably withheld, conditioned or delayed:

(a) (i) other than (x) dividends and other distributions, in each case of cash and cash equivalents, by the Company to the extent such dividends or distributions would not cause the Estimated Closing Net Working Capital to be less than the Target Net Working Capital, (y) dividends and other distributions by a direct or indirect Subsidiary of the Company to the Company or any direct or indirect wholly owned Subsidiary of the Company and (z) the distribution of those assets set forth on Section 8.2 of the Company Disclosure Letter (the “Non-Core Assets”), declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock or (iii) purchase, redeem or otherwise acquire any shares of capital stock or other securities of the Company or any of its Subsidiaries;

(b) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities, including any restricted shares of the Company Common Stock, or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, in each case that are outstanding as of the date hereof in accordance with their present terms);

(c) amend its charter, bylaws or any other comparable organizational documents of any Company Subsidiary;

(d) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or any equity securities of, or by any other manner, any business or any Person, or otherwise acquire or agree to acquire any assets or equity securities except in the ordinary course of business consistent with past practice;

(e) except for the distribution of Non-Core Assets, sell, lease, license, mortgage or otherwise encumber or subject to any Lien, or otherwise dispose of any of its properties or assets (including Company IP) or create any security interest in such assets or properties other than in the ordinary course of business consistent with past practice and which are not material, individually or in the aggregate;

(f) except for borrowings under existing credit facilities (or renewals, extensions or replacements therefor that do not increase the aggregate amount available thereunder and that do not provide for any termination fees or penalties, prohibit pre-payments or provide for any pre-payment penalties, or contain any like provisions limiting or otherwise affecting the ability of the Company or its applicable Subsidiaries or successors from terminating or pre-paying such facilities, or contain financial terms materially less advantageous than existing credit facilities, and as they may be so renewed, extended or replaced (“Credit Facilities”)) that are incurred in the ordinary course of business consistent with past practice and with respect to which the Company consults with Parent on a basis not less frequently than monthly, or for borrowings under Credit Facilities or other lines of credit or refinancing of indebtedness outstanding on the date hereof in additional amounts not to exceed $10,000,000, incur any Indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of any Person (other than the Company or any wholly owned Subsidiary thereof), or make any loans, advances or capital contributions to, or investments in, any Person other than its wholly owned Subsidiaries and as a result of ordinary advances and reimbursements to employees;

(g) change in any material respect its accounting methods (or underlying assumptions), principles or practices affecting its assets, liabilities or business, including any reserving, renewal or residual method, practice or policy, in each case, in effect on the date hereof, except as required by changes in GAAP or regulatory accounting principles;

(h) enter into any new line of business or change in any material respect its operating, asset liability, investment or risk management or other similar policies of the Company or any of its Subsidiaries;

(i) make any investment in excess of $2,000,000 in the aggregate, whether by purchase of stock or securities, contributions to capital, property transfers, or entering into binding agreements with respect to any such investment;

(j) make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement, settle any material Tax claim or assessment, surrender any right to claim a refund of a material amount of Taxes, or take any action or fail to take any action that would reasonably be expected to cause the Company to fail to qualify as an S corporation within the meaning of Sections 1361 and 1362 of the Code or any Subsidiary of the Company to fail to qualify as a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code;

(k) terminate or waive any material provision of any material Contract other than normal renewals of Contracts without materially adverse changes, additions or deletions of terms, or enter into or renew any agreement or contract or other binding obligation of the Company or its Subsidiaries containing (i) any restriction on the ability of the Company and its Subsidiaries, or, after the Merger, Parent and its Subsidiaries, to conduct its business as it is presently being conducted or currently contemplated to be conducted after the Merger or (ii) any restriction on the Company or its Subsidiaries, or, after the Merger, Parent and its Subsidiaries, in engaging in any type of business;

(l) incur any capital expenditures in excess of $1,000,000 individually or $3,000,000 in the aggregate or enter into any agreement obligating the Company to spend more than $1,000,000 individually or $3,000,000 in the aggregate;

(m) except as required by agreements or instruments in effect on the date hereof, alter in any material respect, or enter into any commitment to alter in any material respect, any material interest in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any equity or ownership interest on the date hereof, other than any Company Subsidiary;

(n) except to the extent required by applicable Laws or the terms of any Company Benefit Plan as in effect on the date hereof (i) except in the ordinary course of business consistent with past practice for persons whose annualized cash compensation for the 12 months prior to the date hereof does not exceed $300,000, grant or pay to any current or former director, officer, employee, consultant or service provider any (A) material increase in severance or termination pay or (B) increase in compensation or benefits, (ii) make any discretionary contributions or payments to any trust or other funding vehicle, (iii) accelerate the payment or vesting of any payment or benefit provided or to be provided to any current or former director, officer, employee or consultant, (iv) enter into, adopt, amend or modify any Company Benefit Plan (other than amendments in the ordinary course of business consistent with past practice that do not materially increase the cost of maintaining or providing benefits under such Company Benefit Plan), any plan, policy, or arrangement that would be a Company Benefit Plan if it were in effect on the date hereof, any existing Company Employment Agreement or any agreement or arrangement that would be a Company Employment Agreement if it were in effect on the date hereof, or (v) establish, adopt or enter into any collective bargaining agreement;

(o) agree or consent to any material agreement or material modifications of any existing agreements with any Governmental Entity in respect of the operations of its business, except as required by Law;

(p) pay, discharge, settle or compromise any claim, action, litigation, arbitration, suit, investigation or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves money damages in an amount not in excess of $1,000,000 individually or $3,000,000 in the aggregate that is paid prior to Closing; provided that in no event shall the Company be permitted to settle any stockholder litigation against the Company, its Subsidiaries and/or their respective officers and directors relating to this Agreement and the transactions contemplated hereby without the prior written consent of Parent;

(q) take any action, or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(r) let lapse, abandon or cancel any registered Company IP owned by Company or its Subsidiaries;

(s) take any action that would materially impede or delay the ability of the parties to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby; or

(t) agree to take, make any commitment to take, or cause its board of directors to adopt any resolutions in support of, any of the actions prohibited by this Section 8.2.

Section 8.3 Parent Forbearances. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, Parent shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of the Company, which shall not be unreasonably withheld, conditioned or delayed:

(a) amend, repeal or otherwise modify any provision of the Parent Charter or the Parent Bylaws (other than to adopt the amendment and restatement of the Parent Charter in substantially the form attached as Exhibit A hereto (the “Restated Parent Charter”), or any amendment, repeal or other modification that would not be adverse to the Company or the Holdings Stockholder or those that would not impede Parent’s or Merger Sub’s ability to consummate the transactions contemplated hereby);

(b) amend, repeal or otherwise modify any provision of Merger Sub’s articles of organization or limited liability company agreement (other than those that would not be adverse to the Company or the Holdings Stockholder or those that would not impede Parent’s or Merger Sub’s ability to consummate the transactions contemplated hereby);

(c) take any action, or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(d) make any material investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other individual, corporation or other entity, in any case to the extent such action would be reasonably expected to prevent, or materially impede or delay, the consummation of the transactions contemplated by this Agreement;

(e) take any action that would adversely affect its status as a “real estate investment trust” under the Code; or

(f) agree to take, make any commitment to take, or cause its Board of Directors to adopt any resolutions in support of, any of the actions prohibited by this Section 8.3.

ARTICLE IX

ADDITIONAL AGREEMENTS

Section 9.1 Regulatory Matters.

(a) Parent shall promptly after the date of this Agreement prepare and file with the SEC the Proxy Statement and shall use its reasonable best efforts to respond to any comments by the SEC staff in respect of the Proxy Statement and to cause the definitive Proxy Statement to be mailed to Parent’s stockholders as promptly as practicable after the date of this Agreement. As promptly as practicable following the date of this Agreement, Parent shall, in accordance with applicable Law and the Parent Charter and Parent Bylaws, establish a record date for, duly call, give notice of, convene and hold a meeting of the holders of Parent Common Stock (which may be Parent’s regular annual meeting) (the “Parent Stockholder Meeting”) at which Parent Stockholder Meeting Parent shall seek the affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock to approve the adoption of the Restated Parent Charter (the “Parent Stockholder Approval”). Parent shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part to cause the Parent Stockholder Approval to be received at the Parent Stockholder Meeting or any adjournment or postponement thereof.

(b) Parent shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement.

(c) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the listing of the Parent Common Stock on the NYSE as promptly as practicable after the effectiveness of the Restated Parent Charter.

(d) In furtherance of Section 9.1(a), Section 9.1(b) and Section 9.1(c), Parent shall promptly notify the other parties upon the receipt of any comments from the SEC or the NYSE or any request from the SEC for amendments or supplements to the Proxy Statement or from the NYSE for amendments of supplements to the NYSE listing application, and shall, as promptly as practicable after receipt thereof, provide the other parties with copies of all correspondence between it and its representatives, on one hand, and the SEC or the NYSE, on the other hand, and all written comments with respect to the Proxy Statement from the SEC or to the NYSE listing application from the NYSE and advise the other parties of any oral comments with respect to the Proxy Statement received from the SEC or to the NYSE listing application from the NYSE. Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Proxy Statement and to any comments from the NYSE with respect to the NYSE listing application. Notwithstanding the foregoing, prior to (x) mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto or (y) submitting the NYSE listing application to the NYSE or responding to any comments of the NYSE with respect thereto, Parent shall consult with the Company and the Holdings Stockholder and provide the Company and the Holdings Stockholder a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response). Parent shall advise the Company and the Holdings Stockholder, promptly after it receives notice thereof, of the time the NYSE listing application is approved.

(e) Notwithstanding anything to the contrary in the foregoing provisions of this Section 9.1, if on a date for which the Parent Stockholder Meeting is scheduled, whether or not a quorum is present, Parent has not received proxies representing a sufficient number of shares of Parent Common Stock to obtain the Parent Stockholder Approval, Parent shall have the right to make one or more successive postponements or adjournments of the Parent Stockholder Meeting.

(f) The Company and Parent shall cooperate with each other and use their respective reasonable best efforts to (i) promptly (and in any event within five (5) Business Days after the date of this Agreement) prepare and file (or cause to be filed) the Notification and Report Forms required under the HSR Act and (ii) promptly prepare and file (or cause to be filed) all necessary documentation to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals, clearances and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger), to use reasonable best efforts to cause the expiration or termination of any applicable waiting periods, or receipt of required authorizations, as applicable, under the HSR Act, to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to comply with the terms and conditions of all such permits, consents, approvals, clearances and authorizations of all such Governmental Entities. The Company shall use its reasonable best efforts (and Parent shall cooperate with the Company) to promptly (and in any event within five (5) Business Days after the date of this Agreement) prepare and file (or cause to be filed) any notice or application with FINRA as required under applicable FINRA and NASD rules. The Company and Parent shall have the right to review in advance (except with respect to the premerger notification filings made pursuant to the HSR Act), and, to the extent practicable, each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to the Company or Parent, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals, clearances and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices or other communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect to such transactions; provided, however, that nothing in this Agreement shall be deemed to require Parent or the Company to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals, clearances and authorizations of third parties or Governmental Entities, that would reasonably be expected to have a Material Adverse Effect (measured on a scale relative to the Company and its Subsidiaries, taken as a whole) on Parent or the Company (a “Materially Burdensome Condition”). In addition, the Company and Parent agree to cooperate and use their reasonable best efforts to prepare and file such petitions and filings, and to obtain such permits, consents, approvals, clearances and authorizations of third parties and Governmental Entities, that may be necessary or advisable to effect any mergers and/or consolidations of Subsidiaries of the Company and Parent following consummation of the Merger.

(g) Subject to the proviso contained in Section 9.1(f), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement, each of the Company and Parent shall cooperate in all respects with the other and shall use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 9.1 shall limit a party’s right to terminate this Agreement pursuant to Section 12.1(b) or Section 12.1(c) so long as such party has, prior to such termination, complied with its obligations under this Section 9.1.

(h) Each of the parties shall give prompt notice to the other parties of any Action commenced or, to such party’s actual knowledge, threatened against, relating to or involving such party or any of its Subsidiaries or other Persons directly or indirectly controlled by it or any director or manager of any of the foregoing, which relates to this Agreement, the Merger, or the other transactions contemplated by this Agreement. Each party shall give the other parties the opportunity to reasonably participate in the defense and settlement of any such Action and no such settlement shall be agreed to without each party’s prior written consent.

(i) The Company shall, upon request, furnish to Parent any information concerning the Company, its Subsidiaries, directors, officers and stockholders as may be reasonably necessary or advisable to be set forth in the Proxy Statement. Each of Parent and the Company shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to the NYSE or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(j) Each of Parent, Merger Sub and the Company shall promptly advise the other upon receiving any communication from any Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Approval will not be obtained or that the receipt of any such approval may be materially delayed, and, to the extent permitted by applicable Law, shall promptly provide the other party with a copy of such communication.

(k) Each of Parent and the Company shall use its best efforts to receive the Specified Lender Consents on behalf of Parent as promptly as practicable after the date of the Agreement.

Section 9.2 Access to Information.

(a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each of the Company and Parent shall, and shall cause its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other, reasonable access, during normal business hours during the period from the date of this Agreement to the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, each of the parties shall, and shall cause its Subsidiaries to, make available to the other party all other information concerning its business, properties and personnel as the other may reasonably request. Neither the Company nor Parent nor any of their Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any Law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement and Non-Disclosure Agreement entered into between the parties as of June 27, 2012 (the “Confidentiality Agreement”).

(c) No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth in this Agreement.

Section 9.3 Legal Conditions to Merger. Subject to Section 9.1(f), each of Parent, the Company and the Holdings Stockholder shall, and shall cause its Subsidiaries to, use their reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article X, to consummate the transactions contemplated by this Agreement, and (ii) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by the Company or Parent or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement.

Section 9.4 Employee Matters.

(a) From and after the Effective Time, the employees of the Company and its Subsidiaries who are employed by the Surviving Company as of the Effective Time and who remain employed with the Surviving Company thereafter (the “Assumed Employees”) will be offered participation and coverage under the applicable Parent Benefit Plans; provided, that continued participation and coverage following the Effective Time under the Company Benefit Plans as in effect immediately prior to the Effective Time shall be deemed to satisfy the obligations under this sentence.

(b) Parent shall cause each Parent Benefit Plan in which Assumed Employees are eligible to participate to take into account for purposes of eligibility, vesting and benefit accruals under the Parent Benefit Plans (other than benefit accruals under any of Parent’s tax-qualified and non-qualified pension plans) the service of such employees with the Company and its Subsidiaries (and any predecessor entities) to the same extent as such service was credited for such purpose by the Company and its Subsidiaries; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service or with respect to newly implemented plans for which prior service is not taken into account or with respect to plans for which participation, service and/or benefit accrual is frozen. Nothing herein shall limit the ability of Parent, Merger Sub or the Surviving Company to amend or terminate any of the Company Benefit Plans or Parent Benefit Plans in accordance with their terms at any time.

(c) At and following the Effective Time, Parent will cause the Surviving Company to honor the accrued and vested obligations of the Company or any of its Subsidiaries as of the Effective Time under the provisions of the Company Benefit Plans and the Company Employment Agreements, provided that this provision shall not prevent the Surviving Company from amending, suspending or terminating any such plans or agreements to the extent permitted by the respective terms of such plans or agreements. Nothing contained in this Agreement shall constitute or be deemed to be an amendment to any Company Benefit Plan, Company Employment Agreement, Parent Benefit Plan or any other compensation or benefit plan, program or arrangement of Parent, the Company or any of their respective Subsidiaries.

(d) If Assumed Employees become eligible to participate in a medical, dental or other health care insurance plan of Parent or its Subsidiaries, Parent shall cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of Parent, (ii) honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by such employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time for the year in which the Effective Time or participation in such medical, dental or other health care insurance plan of Parent, as applicable, occurs, in each case to the extent such employee had satisfied any similar limitation or requirement under an analogous medical, dental or other health care insurance plan of the Company prior to the Effective Time for the year in which the Effective Time or participation in such medical, dental or health care insurance plan of Parent, as applicable, occurs.

(e) Without limiting the generality of Section 13.9, this Section 9.4 shall be binding upon and inure solely to the benefit of each party to this Agreement, and nothing in this Section 9.4, express or implied, is intended to confer upon any other Person, including any current or former director, officer or employee of the Company or any of its Subsidiaries, any rights or remedies of any nature whatsoever under or by reason of this Section 9.4.

(f) Effective as of the Effective Time, the following Company Benefit Plans shall be terminated and cancelled in accordance with their respective terms and no grants, awards, or other rights shall be granted or issued thereunder following the Closing: (i) Executive Phantom Equity Appreciation Plan, and all awards thereunder; (ii) Annual Bonus Program for Eligible Employees; (iii) Amended and Restated 2007 Long Term Incentive Plan; and (iv) Transaction Bonus Plan; provided, however, that obligations to the Bonus Executives set forth on Section 1.4 of the Company Disclosure Letter in respect of outstanding awards under the Transaction Bonus Plan or the individual agreements referenced in the first paragraph of Section 1.4 of the Company Disclosure Letter shall survive the Closing until such obligations are satisfied or extinguished in accordance with the their terms; and provided, further, that obligations to distribute vested amounts to participants under the Amended and Restated 2007 Long-Term Incentive Plan shall survive the Closing until such obligations are satisfied or extinguished in accordance with their terms. Prior to the Effective Time, the Company will take such actions and adopt such resolutions as may be reasonably necessary to effectuate the actions contemplated by this Section 9.4(f).

Section 9.5 Directors’ and Officers’ Insurance.

(a) Without limiting any additional rights that any manager, director, officer, trustee, agent, or fiduciary may have under any indemnification agreement or under the Company Charter or the Company By-laws or, if applicable, similar organizational documents or agreements of any Company Subsidiary (the “Organizational Documents”) from and after the Effective Time, Parent and the Surviving Company (the “D&O Indemnifying Parties”), jointly and severally, shall: (i) indemnify and hold harmless each person who is at the date hereof, was previously, or during the period from the date hereof through the date of the Effective Time serving as a manager, director, officer, trustee, agent or fiduciary of the Company or any of its Subsidiaries and acting in its capacity as such (collectively, the “D&O Indemnified Parties”) to the fullest extent authorized or permitted by applicable Law, as now or hereafter in effect, in connection with any D&O Claim and any losses, claims, damages, liabilities, costs, Claim Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) relating to or resulting from such D&O Claim; and (ii) promptly pay on behalf of or, within ten (10) Business Days after any request for advancement, advance to each of the D&O Indemnified Parties, in each case to the fullest extent authorized or permitted by applicable Law, as now or hereafter in effect, any Claim Expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any D&O Claim in advance of the final disposition of such D&O Claim, including payment on behalf of or advancement to the D&O Indemnified Party of any Claim Expenses incurred by such D&O Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security, but subject to Parent and the Surviving Company’s receipt of a written undertaking by or on behalf of such D&O Indemnified Party to repay such Claim Expenses if it is ultimately determined under applicable Law that such D&O Indemnified Party is not entitled to be indemnified; provided, however, that none of the D&O Indemnifying Parties shall be liable for any amounts paid in settlement effected without Parent’s prior written consent (which consent shall not be unreasonably conditioned, withheld or delayed) and shall not be obligated to pay the fees and expenses of more than one counsel (selected by a plurality of the applicable D&O Indemnified Parties) for all D&O Indemnified Parties in any jurisdiction with respect to any single D&O Claim except to the extent that two or more of such D&O Indemnified Parties shall have conflicting interests in the outcome of such action, as determined upon advice of counsel (in which event such D&O Indemnified Party shall be entitled to engage separate counsel, the fees and expenses for which the D&O Indemnifying Parties shall be liable). To the extent authorized or permitted by applicable Law, the indemnification and advancement obligations of the Indemnifying Parties pursuant to this Section 9.5(a) shall extend to acts or omissions occurring at or before the Effective Time and any D&O Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement, the Merger and the consummation of the other transactions contemplated by this Agreement, including the consideration and approval thereof and the process undertaken in connection therewith and any D&O Claim relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to a person who has ceased to be a director, officer, trustee, employee, agent, or fiduciary of the Company or any of its Subsidiaries after the date hereof and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives. As used in this Section 9.5(a): (x) the term “D&O Claim” means any threatened, asserted, pending or completed action, suit or proceeding or inquiry or investigation, whether instituted by any party hereto, any Governmental Entity or any other Person, that any D&O Indemnified Party in good faith believes might lead to the institution of any action, suit or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to matters that relate to such D&O Indemnified Party’s duties or service as a manager, director, officer, trustee, employee, agent or fiduciary of the Company or, any of its Subsidiaries or, to the extent such person is or was serving at the request or for the benefit of the Company or any of its Subsidiaries, any other entity or any Company Benefit Plan maintained by any of the foregoing at or prior to the Effective Time; and (y) the term “Claim Expenses” means reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any D&O Claim for which indemnification is authorized pursuant to this Section 9.5(a), including any action relating to a claim for indemnification or advancement brought by a D&O Indemnified Party. No D&O Indemnifying Party shall settle, compromise or consent to the entry of any judgment in any actual or threatened D&O Claim in respect of which indemnification has been sought by such D&O Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such D&O Indemnified Party from all liability arising out of such D&O Claim, or such D&O Indemnified Party otherwise consents thereto.

(b) Without limiting the foregoing, Parent and the Surviving Company agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers, agents or fiduciaries of the Company or any of its Subsidiaries as provided in the Organizational Documents and indemnification agreements of the Company and its Subsidiaries shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of six (6) years from the Effective Time, the Surviving Company articles of organization and limited liability company agreement and the organizational documents of any applicable Company Subsidiary shall contain provisions no less favorable with respect to indemnification and limitations on liability of directors and officers than are set forth in the Organizational Documents, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, trustees, agents or fiduciaries of the Company or any of its Subsidiaries, unless such modification shall be required by applicable Law and then only to the minimum extent required by applicable Law.

(c) For a period of six (6) years from the Effective Time, Parent shall cause the Surviving Company to maintain in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time; provided, however, that after the Effective Time, Parent shall not be required to pay annual premiums in excess of 250% of the current annual premium paid by the Company for such insurance (such amount being the “Maximum Premium”), but in such case shall purchase as much coverage as reasonably practicable for the Maximum Premium. At the Company’s option and expense, prior to the Effective Time, the Company may purchase (and pay in full the aggregate premium for) a six-year prepaid “tail” insurance policy (which policy by its express terms shall survive the Merger) of at least the same coverage and amounts and containing terms and conditions that are no less favorable to the directors, officers, agents or fiduciaries of the Company or any of its Subsidiaries as the Company’s and its Subsidiaries’ existing policy or policies, for the benefit of the current and former directors, officers, agents or fiduciaries of the Company and each Company Subsidiary, covering without limitation the transactions contemplated by this Agreement, with a claims period of six (6) years from the Effective Time with respect to directors’ and officers’ liability insurance for D&O Claims arising from facts or events that occurred on or prior to the Effective Time.

(d) If any of Parent or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving company, partnership or other entity of such consolidation or merger or (ii) liquidates, dissolves or winds-up, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as applicable, assume the obligations set forth in this Section 9.5.

(e) Parent shall cause the Surviving Company to perform all of the obligations of the Surviving Company under this Section 9.5 and the Parties acknowledge and agree that Parent guarantees the payment and performance of the Surviving Company’s obligations pursuant to this Section 9.5.

(f) Parent shall, and shall cause the Surviving Company to, pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any D&O Indemnified Party in enforcing the indemnity and other obligations provided in this Section 9.5; provided, however, that such D&O Indemnified Party provides an undertaking to repay such expenses if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such Person is not legally entitled to indemnification under Law.

(g) The provisions of this Section 9.5 are intended to be for the express benefit of, and shall be enforceable by, each D&O Indemnified Party (who are intended to be third party beneficiaries of this Section 9.5), his or her heirs and his or her personal representatives, shall be binding on all successors and assigns of Parent, the Company and the Surviving Company and shall not be amended in a manner that is adverse to the D&O Indemnified Parties (including their successors, assigns and heirs) without the prior written consent of the D&O Indemnified Party (including the successors, assigns and heirs) affected thereby. The exculpation and indemnification provided for by this Section 9.5 shall not be deemed to be exclusive of any other rights to which a D&O Indemnified Party is entitled, whether pursuant to applicable Law, contract or otherwise.

Section 9.6 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Parent, on the one hand, and a Subsidiary of the Company, on the other) or to vest the Surviving Company with full title to all properties, assets, rights, approvals, immunities and franchises of either party to the Merger, the proper officers and directors of each party and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, Parent.

Section 9.7 Advice of Changes. Each of Parent, Merger Sub, the Company and the Holdings Stockholder shall promptly advise the other of any change or event (i) having or reasonably likely to have a Material Adverse Effect on the Company, in the case of the Company and the Holdings Stockholder, or a Material Adverse Effect on Parent, in the case of Parent and Merger Sub or (ii) that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; provided, further, that a failure to comply with this Section 9.7 shall not constitute (i) the failure of any condition set forth in Article X to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article X to be satisfied or (ii) a breach of covenant or agreement pursuant to Section 11.2(a)(y).

Section 9.8 Registration Rights Agreement. Each of Parent and the Holdings Stockholder shall cooperate in good faith and use their respective reasonable best efforts to agree on the terms of a registration rights and lock-up agreement (the “Registration Rights Agreement”) as promptly as reasonably practicable after the date hereof and in any event prior to Closing, which shall include (a) customary demand and piggyback registration rights with respect to the shares of Parent Common Stock issued to the Holdings Stockholder and the Bonus Executives as consideration pursuant to this Agreement and (b) transfer restrictions set forth in Section 1.7 and Section 3.1.

Section 9.9 General Release of Claims. Effective as of the Effective Time, the Holdings Stockholder, on behalf of itself and its Affiliates (other than the Company and its Subsidiaries), hereby irrevocably releases and forever discharges each of the Company and its Subsidiaries (for the benefit of Parent, the Company and their respective Subsidiaries and their respective parents, subsidiaries, Affiliates, divisions and predecessors and their respective past and present directors, managers, officers, employees and agents, and each of their respective successors, heirs, assigns, executors and administrators (other than the Holdings Stockholder) (collectively, the “Company Released Persons”)) of and from all manner of action and actions, cause and causes of action, suits, rights, debts, dues, sums of money, accounts, bonds, bills, covenants, contracts, controversies, omissions, promises, variances, trespasses, losses, judgments, executions, claims and demands whatsoever, in Law or in equity that the Holdings Stockholder ever had, now has or which it hereafter can, shall or may have, against the Company Released Persons, whether known or unknown, suspected or unsuspected, matured or unmatured, fixed or contingent, for, upon or by reason of any matter or cause arising at any time prior to the Closing, other than (a) as provided in this Agreement (it being expressly understood and agreed that there shall be no release or waiver with respect to any of the matters set forth in Section 9.5 or Section 13.1) or (b) any obligations (if any) related to accrued but unpaid compensation owed by the Company or any of its Subsidiaries immediately prior to the Closing in connection with the performance of services in the ordinary course by Holdings Stockholder for the Company or its Subsidiaries.

Section 9.10 Tax Matters.

(a) Tax Indemnification by the Holdings Stockholder. From and after the Closing, the Holdings Stockholder shall pay or cause to be paid, and shall indemnify Parent and each of its Affiliates (including the Company and its Subsidiaries after the Closing Date) (collectively, the “Parent Tax Indemnified Parties”) and hold each Parent Tax Indemnified Party harmless from and against: (A) any Taxes imposed on the Company or any of its Subsidiaries for any Pre-Closing Period; (B) any Taxes of the Holdings Stockholder or any of its affiliates (other than the Company or a Subsidiary thereof) for which the Company or a Subsidiary thereof is liable under Treasury Regulation Section 1.1502-6 (or under any similar provision of state, local or foreign Law); (C) any Taxes resulting from any transfer of assets or restructuring in anticipation of the transactions contemplated by this Agreement (including the transactions contemplated by Section 9.11); (D) any Taxes arising out of or relating to any breach of any representation or warranty contained in Section 5.9(b) or Section 5.9(c); (E) any Taxes arising out of or relating to any breach of any covenant or agreement of the Holdings Stockholder contained in this Agreement; (F) any Taxes arising by reason of the failure of the Company to qualify as an S corporation within the meaning of Sections 1361 and 1362 of the Code at or prior to the Closing Date or the failure of any Subsidiary of the Company to qualify as a qualified subchapter S subsidiary within the meaning of Section 1361(b)(3)(B) of the Code; (G) any Taxes imposed on the Company or any of its Subsidiaries under Section 1374 of the Code; (H) any Taxes for which the Holdings Stockholder is responsible under Section 9.10(i); and (I) any costs and expenses, including reasonable legal fees and expenses attributable to any item described in clauses (A) to (H) in each case except to the extent a liability or reserve for such Taxes was reflected in the calculation of the Final Holdings’ Indebtedness or the Final Closing Net Working Capital.

(b) Tax Indemnification by Parent. From and after the Closing, Parent shall pay or cause to be paid, and shall indemnify the Holdings Stockholder and its Affiliates (collectively, the “Stockholder Tax Indemnified Parties”) and hold each Stockholder Tax Indemnified Party harmless from and against: (A) any Taxes imposed on the Company or any of its Subsidiaries for any Post-Closing Period; (B) any Taxes arising out of or relating to any breach of any covenant or agreement of Parent contained in this Agreement; (C) any Taxes for which Parent is responsible under Section 9.10(i); and (D) any costs and expenses, including reasonable legal fees and expenses attributable to any item described in clauses (A) to (C); provided, however, that Parent shall not be required to pay or cause to be paid, or to indemnify or hold harmless the Stockholder Tax Indemnified Parties from and against any Taxes for which the Holdings Stockholder is responsible pursuant to Section 9.10(a).

(c) Straddle Periods. To the extent permitted or required by applicable Law, the taxable year of each of the Company and its Subsidiaries that includes the Closing Date, including the final short Tax year of the Company, shall be treated as closing on (and including) the Closing Date. To the extent not so permitted or required by applicable Law, for purposes of this Agreement, in the case of any Straddle Period, (i) Property Taxes of the Company and its Subsidiaries allocable to the Pre-Closing Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days during the Straddle Period that are in the Pre-Closing Period and the denominator of which is the number of calendar days in the entire Straddle Period, and (ii) Taxes (other than Property Taxes) of the Company and its Subsidiaries allocable to the Pre-Closing Period shall be computed as if such taxable period ended as of the end of the day on the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period.

(d) Tax Returns.

(i) The Holdings Stockholder shall prepare or shall cause to be prepared any Tax Return that is required to be filed by or with respect to the Company or its Subsidiaries for any taxable period that ends on or before the Closing Date (a “Pre-Closing Tax Return”). The Holdings Stockholder shall (x) prepare such Pre-Closing Tax Returns in a manner consistent with the past Tax accounting practices, methods, elections and conventions of the relevant entity, and (y) deliver to Parent for its review and comment a copy of any such Pre-Closing Tax Return required to be filed after the Closing at least thirty (30) days prior to the due date thereof (taking into account any extensions) and the Holdings Stockholder shall consider in good faith any comments received from the Parent not later than fifteen (15) days before the due date thereof (taking into account any extensions). The Holdings Stockholder shall timely file or cause to be timely filed any Pre-Closing Tax Return that is required to be filed on or before the Closing Date (taking into account any extensions). The Holdings Stockholder shall deliver, or cause to be delivered, to Parent all Pre-Closing Tax Returns that are required to be filed after the Closing Date at least five (5) days prior to the due date for filing such Tax Returns (taking into account any extensions), together with payment by the Holdings Stockholder of the amount of any Taxes shown as due thereon, and Parent shall timely file or cause to be timely filed such Tax Returns.

(ii) Parent shall prepare and timely file or cause to be prepared and timely filed all Tax Returns with respect to the Company and its Subsidiaries for any Straddle Period. In the case of any such Tax Return for a Straddle Period (a “Straddle Period Tax Return”), Parent shall deliver to the Holdings Stockholder for its review and comment a copy of such Straddle Period Tax Returns at least thirty (30) days prior to the due date thereof (taking into account any extensions) and Parent shall consider in good faith any comments received from the Holdings Stockholder not later than fifteen (15) days before the due date thereof (taking into account any extensions).

(e) Tax Contests.

(i) If any Taxing Authority asserts a Tax Claim, then the party to this Agreement first receiving notice of such Tax Claim promptly shall provide written notice thereof to the other party or parties to this Agreement; provided, however, that the failure of such party to give such prompt notice shall not relieve the other party of any of its obligations under this Section 9.10, except to the extent that the other party is actually prejudiced by such failure. Such notice shall specify in reasonable detail the basis for such Tax Claim and shall include a copy of the relevant portion of any correspondence received from the Taxing Authority.

(ii) In the case of a Tax Proceeding of or with respect to the Company or its Subsidiaries for any taxable period ending on or before the Closing Date, the Holdings Stockholder shall have the right to control such Tax Proceeding; provided, however, that Holdings Stockholder shall (x) keep Parent reasonably informed with respect to such Tax Proceeding, (y) consult Parent before taking any significant action in connection with such Tax Proceeding, and (z) to the extent that a settlement or compromise of such Tax Proceeding could reasonably be expected to have an adverse effect on Parent or any of its Subsidiaries (including the Company or its Subsidiaries), not settle or compromise such Tax Proceeding without the prior written consent of Parent, which consent shall not be unreasonably withheld.

(iii) In the case of a Tax Proceeding of or with respect to the Company or its Subsidiaries for any Straddle Period, Parent shall have the right to control such Tax Proceeding; provided, however, that Parent shall (x) keep the Holdings Stockholder reasonably informed with respect to such Tax Proceeding, (y) consult the Holdings Stockholder before taking any significant action in connection with such Tax Proceeding, and (z) to the extent that a settlement or compromise of such Tax Proceeding could reasonably be expected to have an adverse effect on the Holdings Stockholder, not settle or compromise such Tax Proceeding without the prior written consent of the Holdings Stockholder, which consent shall not be unreasonably withheld.

(iv) Parent shall have the exclusive right to control any Tax Proceeding other than any Tax Proceeding described in Section 9.10(e)(ii) and Section 9.10(e)(iii).

(f) Cooperation and Exchange of Information.

(i) Each party to this Agreement shall, and shall cause its Affiliates to, provide to the other party to this Agreement such cooperation, documentation and information as either of them reasonably may request in (i) filing any Tax Return, amended Tax Return or claim for refund, (ii) determining a liability for Taxes or an indemnity obligation under this Section 9.10 or a right to refund of Taxes, or (iii) conducting any Tax Proceeding. Such cooperation and information shall include providing necessary powers of attorney, copies of all relevant portions of relevant Tax Returns, together with all relevant portions of relevant accompanying schedules and relevant work papers, relevant documents relating to rulings or other determinations by Taxing Authorities and relevant records concerning the ownership and Tax basis of property and other information, which any such party may possess. Each party shall make its employees reasonably available on a mutually convenient basis at its cost to provide an explanation of any documents or information so provided.

(ii) Each party shall retain all Tax Returns, schedules and work papers, and all material records and other documents relating to Tax matters, of the relevant entities for their respective Tax periods ending on or prior to the Closing Date until the later of (x) the expiration of the statute of limitations for the Tax periods to which the Tax Returns and other documents relate, or (y) eight (8) years following the due date (without extension) for such Tax Returns. Thereafter, the party holding such Tax Returns or other documents may dispose of them after offering the other party reasonable notice and opportunity to take possession of such Tax Returns and other documents at such other party’s own expense.

(g) After the Closing, all refunds received by Parent or any of its affiliates (including the Company and its Subsidiaries) for Taxes of the Company or any of its Subsidiaries for any Pre-Closing Period (other than (i) any refund of Taxes attributable to, or resulting from, a carry back of any item of loss, deduction, credit or other similar item arising in a Post-Closing Period or, in the case of a refund of Taxes for a Straddle Period, the use of the prorated amount of any such item that arises in a Post-Closing Period and (ii) any refund reflected as an asset in the Final Closing Net Working Capital) shall be for the account of the Holdings Stockholder and shall be paid by Parent to the Holdings Stockholder, net of expenses. The amount of any other refund of Taxes shall be for the account of Parent.

(h) Tax Treatment of Payments. Except to the extent otherwise required pursuant to a Determination, the Holdings Stockholder, Parent, Company and their respective Subsidiaries and their respective Affiliates shall treat any and all payments (excluding, for the avoidance of doubt, any bonus amounts payable to any of the Bonus Executives pursuant to the terms of Section 1.4 of the Company Disclosure Letter) under this Section 9.10, Section 2.2, Section 2.3(e), Section 3.1, Section 3.2, and Article XI, and any portion of the Parent Share Consideration not released to the Holdings Stockholder pursuant to Section 1.6, as an adjustment to the consideration for income Tax purposes, other than any amounts treated as interest as set forth in Section 9.10(k).

(i) Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, each of the Holdings Stockholder and the Parent shall pay and be responsible for (50%) of any sales, use transfer, documentary, stamp, value added or similar Taxes and related fees imposed on or payable with respect to the Merger (“Transfer Taxes”), provided, however, that the Holdings Stockholder shall pay and be responsible for any Transfer Taxes imposed on or payable as a result of the distribution of Non-Core Assets set forth in Section 8.2 of the Company Disclosure Letter. Such Transfer Taxes shall be paid by the party responsible under applicable Law to pay such Transfer Taxes (with the other party indemnifying the party that is legally responsible to pay the Tax, its share of such Tax at least three (3) days before the Tax payment due date). Both parties shall, and shall cause their respective Affiliates to, cooperate in the execution of the Tax Returns and other filings relating to such Transfer Taxes.

(j) Timing of Payments. Any indemnity payment required to be made pursuant to this Section 9.10 shall be made within ten (10) days after the indemnified party makes written demand upon the indemnifying party, but in no case earlier than five (5) days prior to the date on which the relevant Taxes or other amounts are required to be paid to the applicable Taxing Authority.

(k) The parties agree to treat a portion of the Contingent Consideration, the Incentive Consideration and the Listing Consideration, as applicable, as interest for federal income Tax purposes as required under Section 483 of the Code (or any analogous provision of state, local or foreign Law). None of the Holdings Stockholder or Parent shall take any position for income Tax purposes, including on a Tax Return, inconsistent with the treatment of such amounts as interest, except to the extent otherwise required pursuant to a Determination. Notwithstanding amounts treated as interest pursuant to this paragraph, the parties agree that the Closing Consideration, the Incentive Consideration, the Listing Consideration and the Contingent Consideration constitute merger consideration and will not take any position for income Tax purposes, including on a Tax Return, inconsistent with treatment as such, except to the extent otherwise required pursuant to a Determination.

(l) Notwithstanding anything to the contrary in this Agreement, indemnification with respect to Taxes and the procedures relating thereto shall be governed exclusively by this Section 9.10 and Section 11.3 and Section 11.4, and the provisions of Article XI (other than Section 11.3 and Section 11.4) shall not apply. The covenants and agreements in this Section 9.10 and the representations and warranties contained in Section 5.9(b) and Section 5.9(c) shall survive the Closing until the date that is six (6) months after the expiration of the applicable statute of limitations; provided, however, that any claim for indemnity made by a party hereto on or prior to such date shall survive until such claim is finally resolved.

Section 9.11 Certain Pre-Closing Transactions. Prior to the Closing the Company shall complete the distribution of Non-Core Assets to the Holdings Stockholder or his designees and cause the distribution of Cole REIT Advisors III, LLC to the Company.

Section 9.12 Contribution. Not less than three (3) Business Days prior to the Closing Date, the Holdings Stockholder shall contribute, and shall cause to be contributed, all of the issued and outstanding equity interests of Cole Capital Partners, LLC, an Arizona limited liability company, owned by the Holdings Stockholder to the Company free and clear of any Liens and for no additional consideration.

Section 9.13 Delivery of Audited Financials. As promptly as reasonably practicable after the date of this Agreement (and in any event at least two (2) Business Days prior to the Closing Date), the Company shall deliver to Parent the 2012 Audited Financial Statements.

ARTICLE X

CONDITIONS PRECEDENT

Section 10.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Required Approvals. (i) Any applicable waiting period under the HSR Act shall have expired or been earlier terminated and (ii) any other approvals set forth in Section 5.4 and Section 7.5 required to be obtained for the consummation, as of the Effective Time, of the Merger and the other transactions contemplated by this Agreement (other than, in the case of this clause (ii), any approvals the failure of which to obtain would not have, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or Parent), shall have been obtained (all such approvals and the expiration or termination of all such waiting periods being referred as the “Requisite Approvals”).

(b) No Injunctions or Restraints; Illegality. No Order (whether temporary, preliminary or permanent) issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation or Order shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger. There shall be no pending Action by any Governmental Entity with respect to this Agreement and the transactions contemplated hereby.

(c) Escrow Agreement. The Escrow Agreement shall have been executed and delivered by each of Parent, the Holdings Stockholder and the Escrow Agent.

(d) Registration Rights Agreement. The Registration Rights Agreement shall have been executed and delivered by Parent, the Holdings Stockholder and each Bonus Executive.

(e) FINRA Approval. Approval by FINRA of the Continuing Membership Application of the Broker (the “CMA”) shall have been obtained. Notwithstanding the foregoing, at Parent’s sole discretion, the Effective Time may occur prior to obtaining the approval by FINRA of the CMA, provided that (i) the Closing Date does not occur prior to the thirty-first (31st) day following the submission to FINRA of the initial CMA and FINRA has not rejected the CMA as incomplete during such period; (ii) the Broker shall have notified FINRA that the parties to this Agreement intend to consummate the Merger without written approval from FINRA; and (iii) FINRA has not advised the Broker that it will impose material operating conditions on the Broker if the Closing occurs prior to obtaining FINRA’s approval of the CMA.

Section 10.2 Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent and Merger Sub, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company and the Holdings Stockholder set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); provided, however, that no representation or warranty of the Company or the Holdings Stockholder (other than the representations and warranties contained in Section 5.1(a) (first sentence only), Section 5.1(c)(i) (with respect to material Subsidiaries of the Company only), Section 5.2, Section 5.3(a), Section 5.6 and Section 5.20, which shall be true and correct in all material respects, and the representations and warranties contained in Section 6.1(a) and Section 6.2, which shall be true and correct in all but de minimis respects) shall be deemed untrue or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of the Company, has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, disregarding for these purposes (i) any qualification or exception for, or reference to, materiality in any such representation or warranty, other than in Section 5.10(a), Section 5.10(b) and Section 5.12(a) and (ii) any use of the terms “material,”

“materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty, other than in Section 5.10(a), Section 5.10(b) and Section 5.12(a); and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to the foregoing effect.

(b) Performance of Obligations of the Company. Each of the Company and the Holdings Stockholder shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect.

(c) No Materially Burdensome Condition. None of the Requisite Approvals shall have resulted in the imposition of a Materially Burdensome Condition.

(d) Absence of a Material Adverse Effect. Since the date of this Agreement, there shall not have been any event, change, effect, development, condition or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(e) Tax Certificate. Holdings Stockholder shall have delivered to Parent a duly executed certification that Holdings Stockholder is not a foreign person within the meaning of Section 1445 of the Code, substantially in the form of the sample certification set forth in Treasury Regulation Section 1.1445-2(b)(2)(iv)(A).

(f) Opinion Relating to REIT Qualification. Parent shall have received the written opinion of Morris, Manning & Martin, LLP (or other counsel reasonably satisfactory to the Holdings Stockholder), dated as of the Closing Date, in form and substance reasonably satisfactory to the Holdings Stockholder, to the effect that for all taxable periods commencing with the year ended December 31, 2009 through the Closing Date, Parent has been organized and operated in conformity with the requirements for qualification and taxation as a real estate investment trust within the meaning of Section 856 of the Code (a “REIT”) (which opinion shall be based upon customary representations made by Parent and its Subsidiaries in an officer’s certificate in the form attached thereto as an exhibit to such opinion, and shall be subject to customary assumptions, exceptions, limitations and qualifications).

(g) Litigation. There shall be no pending Action or Actions challenging the Merger or any of the other transactions contemplated by this Agreement or claiming any damages or any other remedy in respect thereof, the outcome of which, if determined adversely to Parent, the Company or the Holdings Stockholder, would be, or would be reasonably likely to be, material to the combined business of Parent, the Company and their respective Subsidiaries (taken as a whole) and, as a result of which Actions, the Parent Special Committee shall have determined in good faith, after consultation with outside counsel, that the Merger and the other transactions contemplated by this Agreement are no longer in the best interests of the holders of Parent Common Stock.

(h) Audited Financials. Parent shall have received the 2012 Audited Financial Statements at least two (2) Business Days prior to Closing, and such 2012 Audited Financial Statements shall not differ in any material respect from the Unaudited CCA Financial Statements or (except with respect to the consolidated statements of stockholder’s equity and statements of cash flows of the Company) the Unaudited Company Financial Statements, as applicable, in each case except for normal adjustments (which, in the aggregate, will not be material).

(i) Indebtedness. Parent shall have received: (A) lender, loan servicer and similar consents to the Merger and the transactions contemplated by this Agreement with respect to the loans described in Section 10.2(i) of the Parent Disclosure Letter in form and substance reasonably acceptable to Parent, and (B) such other consents from lenders, loan servicers and similar third parties as Parent may reasonably determine should be obtained in connection with the Merger or the other transactions contemplated by this Agreement (including transactions contemplated by Parent to be effected in connection with its restructuring in connection with the acquisition of the Company) (the lender consents in (A) and (B), the “Specified Lender Consents”).

Section 10.3 Conditions to Obligations of the Company and the Holdings Stockholder. The obligation of the Company and the Holdings Stockholder to effect the Merger is also subject to the satisfaction, or waiver by the Company and the Holdings Stockholder, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); provided, however, that no representation or warranty of Parent or Merger Sub (other than the representations and warranties in Section 7.1 (first sentence only), Section 7.2, Section 7.3(a) and Section 7.4, which shall be true and correct in all material respects and the representations and warranties contained in Section 7.6 which shall be true and correct in all but de minimis respects) shall be deemed untrue or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of Parent or Merger Sub, has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, disregarding for these purposes any qualification or exception for, or reference to, materiality in any such representation or warranty, including the use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty; and the Company and the Holdings Stockholder shall have received a certificate signed on behalf of Parent by an authorized officer of Parent to the foregoing effect.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and the Company and the Holdings Stockholder shall have received a certificate signed on behalf of Parent and Merger Sub by an authorized officer of Parent to such effect.

(c) Federal Tax Opinion. The Company shall have received the opinion of its counsel, Sullivan & Cromwell LLP, in form and substance reasonably satisfactory to the Company, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of the Company, the Holdings Stockholder, Parent and Merger Sub, reasonably satisfactory in form and substance to it.

(d) Absence of a Material Adverse Effect. Since the date of this Agreement, there shall not have been any event, change, effect, development, condition or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(e) Opinion Relating to REIT Qualification. Parent shall have received the written opinion of Morris, Manning & Martin, LLP (or other counsel reasonably satisfactory to the Holdings Stockholder), dated as of the Closing Date, in form and substance reasonably satisfactory to the Holdings Stockholder, to the effect that for all taxable periods commencing with the year ended December 31, 2009 through the Closing Date, Parent has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code (which opinion shall be based upon customary representations made by Parent and its Subsidiaries in an officer’s certificate in the form attached thereto as an exhibit to such opinion, and shall be subject to customary assumptions, exceptions, limitations and qualifications).

(f) Litigation. There shall be no pending Action or Actions challenging the Merger or any of the other transactions contemplated by this Agreement or claiming any damages or any other remedy in respect thereof, the outcome of which, if determined adversely to Parent, the Company or the Holdings Stockholder, would be, or would be reasonably likely to be, material to the Holdings Stockholder and, as a result of which Actions, the Holdings Stockholder shall have determined in good faith that the Merger and the other transactions contemplated by this Agreement are no longer in the best interests of the Holdings Stockholder.

ARTICLE XI

SURVIVAL; INDEMNIFICATION

Section 11.1 Survival. The representations and warranties of the parties hereto contained in this Agreement shall survive the Closing until such date that is fifteen (15) months following the Closing Date; provided that (i) the representations and warranties contained in Section 5.2 (Capitalization), Section 5.3(a) (Authority), Section 5.6 (Broker’s Fee), Section 6.1 (Authority), Section 6.2 (Stock of the Company), Section 7.2 (Capital Structure), Section 7.3(a) (Authority; No Violation), Section 7.4 (Ownership of Merger Sub; No Prior Activities) and Section 7.6 (Stock Consideration) shall survive indefinitely and (ii) the representations and warranties contained in Section 5.9 (Taxes and Tax Returns) shall survive in the manner set forth in Section 9.10(l). The covenants and agreements of the parties hereto shall remain in full force and effect in accordance with their terms (or, if no survival period is specified herein, such covenants and agreements shall survive until fully performed or fulfilled). Notwithstanding the foregoing, any covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to this Section 11.1 until such claim of indemnity in respect thereof has been finally resolved, if a Notice of Claim of reasonable specificity of the inaccuracy or breach thereof giving rise to such claim of indemnity shall have been given in good faith and in accordance with the provisions of this Agreement to the party against whom such indemnity may be sought prior to such time.

Section 11.2 Indemnification.

(a) From and after the Closing, the Holdings Stockholder shall indemnify, defend and hold harmless Parent and its Subsidiaries (including, after the Closing, the Company and its Subsidiaries), and its and their respective officers, directors and employees (any of the foregoing, an “Indemnified Party”), against any and all damages, losses, liabilities, claims, fines, deficiencies, payments (including those arising out of any settlement, judgment or compromise relating to any Action and expenses (including interest and penalties due and payable with respect thereto and reasonable expenses of investigation, preparation, defense, avoidance or settlement of an Action and reasonable attorneys’ fees and expenses in connection with any Action whether involving a third party claim or a claim solely between the parties hereto) (“Damages”) incurred, asserted against or suffered by any Indemnified Party, including in connection with enforcing the Holdings Stockholder’s obligations hereunder, resulting from or arising out of (x) any inaccuracy in any representation or breach of warranty of the Company contained in Article V (other than Section 5.9, which shall be governed by Section 9.10) or the Holdings Stockholder contained in Article VI by virtue of its failure to be true and correct (A) on and as of the Closing Date with the same effect as though made on and as of the Closing Date (other than any such representation or warranty that speaks as of a specific date or time other than the Closing Date), (B) on and as of the date of this Agreement (other than any such representation or warranty that speaks as of a specific date or time other than the date of this Agreement) or (C) on and as of the date or time when made, in the case of any representation or warranty that speaks as of a specific date or time other than the date of this Agreement or the Closing Date; provided that, in the event of any such breach or inaccuracy of any representation or warranty that includes any limitation or qualification as to “materiality” (including the word “material”), “Material Adverse Effect” or “Knowledge,” for purposes of determining the amount of such Damages with respect to such breach or inaccuracy, no effect will be given to such limitation or qualification contained therein (each such inaccuracy in a representation or breach of warranty a “Breach”) or (y) breach of covenant or agreement made or to be performed by the Company pursuant to this Agreement on or prior to Closing; provided that with respect to indemnification by the Holdings Stockholder for Breaches pursuant to this Section:

(i) the Holdings Stockholder shall not be liable unless the aggregate amount of Damages with respect to all such Breaches exceeds one million dollars ($1,000,000), after which the Holdings Stockholder shall be liable for such full amount;

(ii) the Holdings Stockholder shall not be liable for any single claim or series of related claims with respect to Breaches which result in Damages of twenty-five thousand dollars ($25,000) or less (and such claims shall not be aggregated for purposes of aggregating Damages pursuant to clause Section 11.2(a)(i)); and

(iii) the Holdings Stockholder’s maximum aggregate liability for all such Breaches shall not exceed thirty million dollars ($30,000,000);

provided, further, that the limitations on indemnifiable Damages set forth in clauses (i), (ii) and (iii) above shall not apply with respect to the representations and warranties set forth in Section 5.1(a) (first sentence only) and Section 5.1(c)(i) (with respect to material Subsidiaries of the Company only) (Corporate Organization), Section 5.2 (Capitalization), Section 5.3(a) (Authority), Section 5.6 (Broker’s Fees), Section 6.1(a) (Authority) and Section 6.2 (Stock of the Company).

(b) The Holdings Stockholder shall, at its option, determine whether to satisfy any indemnity obligation pursuant to this Section 11.2 in cash or through the release of Escrowed Shares to the Indemnified Party. The value of any such Escrowed Shares shall be determined with reference to the volume-weighted average of the sale prices per share of Parent Common Stock as reported on the NYSE composite transactions reporting system (or such other national securities exchange or automated quotation service on which Parent is then listed) for each trading day during the thirty (30) consecutive trading days immediately preceding the date of final determination of the amount of such Damages due, provided that, in the event the Listing has not occurred on or prior to the thirtieth (30th) trading day immediately preceding such date of final determination of the amount of such Damages, the value of such Escrowed Shares shall be reasonably determined in good faith by the Independent Directors of the Parent Board, on the one hand, and the Holdings Stockholder, on the other hand.

(c) Notwithstanding anything to the contrary in this Agreement, in no event shall the Holdings Stockholder be liable to an Indemnified Party for any exemplary, punitive, special or consequential damages, including lost profits or diminution of value or any loss of goodwill or possible business after the Effective Time, except for any such damages to the extent paid to a third party, including a Governmental Entity.

(d) Indemnification obligations under this Article XI shall be determined without regard to any right to indemnification that the Holdings Stockholder may have in his capacity as an officer, director, employee or agent of any member of the Company or its Subsidiaries prior to the Closing and the Holdings Stockholder will not be entitled to any indemnification from the Company or any of its Subsidiaries for amounts paid for indemnification under this Article XI. Without limiting the foregoing, with respect to any claim brought by an Indemnified Party against the Holdings Stockholder under this Agreement or otherwise relating to this Agreement, the Holdings Stockholder expressly waives any right of subrogation, contribution, advancement, indemnification or other claim against the Company or any Subsidiary of the Company with respect to any amounts owed by the Holdings Stockholder pursuant to this Agreement.

(e) Each Indemnified Party agrees to give prompt notice (a “Notice of Claim”) to the Holdings Stockholder in the event indemnity is sought under this Section 11.2 (the Holdings Stockholder being referred to in such capacity as the “Indemnifying Party”) of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under such Section (each, a “Claim”) and will provide the Indemnifying Party such information with respect thereto in such Indemnified Party’s possession that the Indemnifying Party may reasonably request. The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, unless (and solely to the extent) such failure shall have actually prejudiced the Indemnifying Party’s defense of such Claim.

(f) The Indemnifying Party shall be entitled to participate in the defense of any claim asserted by a third party (each, a “Third Party Claim”) and, subject to the limitations set forth in this Section, shall have fifteen (15) days after the date on which Notice of Claim is given (or such lesser number of days set forth in the Notice of Claim as may be required by court proceedings in the event of a litigated matter) to notify the party giving such Notice of Claim in writing of its election to control and appoint lead counsel for such defense, in each case at its expense.

(g) If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 11.2, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement of such Third Party Claim, if the settlement does not unconditionally release the Indemnified Parties from all liabilities and obligations with respect to such Third Party Claim, the settlement includes a statement or admission of fault, culpability or failure to act by or on behalf of any Indemnified Party, or the settlement imposes injunctive or other equitable relief against any Indemnified Party, and any Indemnified Party shall be entitled to participate in the defense of such Third Party Claim and to employ separate counsel of its choice for such purpose. The fees and expenses of such separate counsel shall be paid by the Indemnified Party; provided that in the event that the Indemnified Party determines in good faith that representation by counsel to the Indemnifying Party of both such Indemnifying Party and the Indemnified Party could reasonably be expected to present such counsel with a conflict of interest, then the Indemnified Party may employ separate counsel to represent or defend it in any such Action and the Indemnifying Party shall pay the reasonable fees and expenses of such counsel; provided, however, that the Holdings Stockholder shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm of attorneys (in addition to local counsel) at any time for all Indemnified Parties. If the Holdings Stockholder does not elect to defend such Third Party Claim or does not defend such Third Party Claim in good faith, the Indemnified Party shall have the right in addition to any other right or remedy it may have hereunder, at the Indemnifying Party’s expense, to defend such Third Party Claim; provided, however, that (i) the Indemnified Party’s defense of or participation in the defense of any such Third Party Claim shall not in any way diminish or lessen the obligations of the Indemnifying Party under the agreements of indemnification set forth in this Article XI, and (ii) the Indemnified Party may not settle any such Third Party Claim without the consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(h) At the Indemnifying Party’s expense, each party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(i) At the Indemnifying Party’s expense, each Indemnified Party shall use reasonable efforts to collect any amounts available under insurance coverage, or from any other person alleged to be responsible, for any Damages payable under this Section 11.2.

(j) Except for Third Party Claims being defended in good faith, an Indemnifying Party shall satisfy its obligations under this Article XI in respect of a claim for indemnification hereunder which is not contested by the Indemnifying Party in good faith as promptly as practical but in any event no later than thirty (30) days after the date on which the Notice of Claim in respect thereof is given.

Section 11.3 Calculation of Damages. The amount of any Damages payable under Section 9.10 and/or Section 11.2 by the Indemnifying Party shall be: (i) net of any amounts actually previously recovered by the Indemnified Party under applicable insurance policies in respect of the Damages giving rise to the right of indemnification (net of any increase in premiums to be paid by the Indemnified Party arising from the insurance carrier’s payment of such claim); (ii) increased by any Tax cost actually incurred by the Indemnified Party arising from the receipt or accrual of the indemnity payment and (iii) decreased by any Tax benefit actually realized by the Indemnified Party arising in connection with the accrual or payment of any such Damages. If the Indemnified Party receives any amounts in respect of the Damages giving rise to the right of indemnification under applicable insurance policies subsequent to an indemnification payment in respect of such Damages by the Indemnifying Party, then such Indemnified Party shall, to the extent fully indemnified for the applicable Damages (after giving effect to the following reimbursement obligation), promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount so received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount (including any increase in premiums arising from the payment by an insurance carrier of such amount). Notwithstanding the foregoing, the Holdings Stockholder shall not be required to pay Damages pursuant to this Section 11.3 if, and solely to the extent, liability for such Damages is reflected in the calculation of the Final Holdings’ Indebtedness or the Final Closing Net Working Capital.

Section 11.4 Exclusivity. After the Closing, Section 9.10 and this Article XI shall provide the exclusive remedy for any claim by any Indemnified Party based on a Breach, other than any such claim based on fraud or willful breach of this Agreement.

ARTICLE XII

TERMINATION AND AMENDMENT

Section 12.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

(a) by mutual consent of the Company and Parent in a written instrument;

(b) by either the Company or Parent if any Governmental Entity that must grant a Requisite Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable Order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, provided that the party seeking to terminate this Agreement pursuant to this Section 12.1(b) shall have complied with its obligations pursuant to Section 9.1 with respect to such denial or Order;

(c) by either the Company or Parent if the Merger shall not have been consummated on or before June 30, 2013 (the “Outside Date”) unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement; or

(d) by either the Company or Parent if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Company, in the case of a termination by Parent, or Parent or Merger Sub, in the case of a termination by the Company, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 10.2(a) or Section 10.2(b), in the case of a termination by Parent, or the conditions set forth in Section 10.3(a) or Section 10.3(b), in the case of a termination by the Company, and which, if curable, is not cured within thirty (30) days following written notice to the party committing such breach or which by its nature or timing cannot be cured prior to the Outside Date.

Section 12.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 12.1 (or by the Company and Parent as provided in Section 12.1(a)), this Agreement shall forthwith become void and have no effect, and none of the parties or any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Section 9.2(b), this Section 12.2 and Article XIII shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither the Company nor Parent shall be relieved or released from any liabilities or damages arising out of its fraud or willful breach of any provision of this Agreement.

Section 12.3 Amendment. Subject to compliance with applicable Law, the provisions of this Agreement may not be amended, modified or supplemented without the prior written consent of each of Parent, the Company and the Holdings Stockholder. This Agreement may not be amended except by an instrument in writing signed on behalf of each of Parent, the Company and the Holdings Stockholder.

Section 12.4 Extension; Waiver. At any time prior to the Effective Time, the parties may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of another party, (ii) waive any inaccuracies in the representations and warranties of another party contained in this Agreement and (iii) waive compliance with any of the agreements of another party or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE XIII

GENERAL PROVISIONS

Section 13.1 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such cost or expense, except to the extent set forth in Section 9.10(i), provided that (a) notwithstanding anything in this Agreement to the contrary, Parent shall continue to pay or reimburse (i) Cole REIT Advisors III, LLC all costs and expenses payable or reimbursable pursuant to the Advisory Agreement and (ii) after the Effective Time, the Holdings Stockholder with respect to any costs and expenses incurred but not reimbursed prior to the Effective Time that would be payable or reimbursable pursuant to the Advisory Agreement assuming such Advisory Agreement remained in effect unchanged at the Effective Time and that were or would be reflected in the calculation of the Final Holdings’ Indebtedness or the Final Closing Net Working Capital and (b) Parent shall reimburse the Company, its Subsidiaries and the Holdings Stockholder promptly (and in any event within ten (10) Business Days of Parent’s receipt of a request and such supporting documentation as Parent shall reasonably request in respect of such costs and expenses) for all of their costs and expenses (including fees of their advisors) relating to (i) the negotiation of employment agreements and implementation of employee benefit and equity compensation plans for Parent and its Subsidiaries; (ii) all third party notices and consents and all regulatory approvals and filings and applications with Governmental Entities for the Merger and the other transactions contemplated hereby, including the expiration or earlier termination of the applicable waiting period under the HSR Act and the approval by FINRA of the CMA, except for any fines, penalties or orders imposed by any such Person, and (iii) the reorganization of the Company and its Subsidiaries to facilitate the acquisition of the Company and its Subsidiaries by Parent through the Merger and the other transactions contemplated hereby (other than the distribution of the Non-Core Assets), and provided further that in no event shall Parent be required to provide reimbursement pursuant to this Section 13.1(b) in excess of two million dollars ($2,000,000) in the aggregate.

Section 13.2 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to the Company, to:

Cole Holdings Corporation

2325 East Camelback Road, Suite 1100

Phoenix, Arizona 85016

Attention:	Stephan Keller John Pons
Facsimile:	(480) 449-7041.

with a copy to:

Sullivan & Cromwell LLP

Century Park East, 21st Floor

Los Angeles, California 90067

Attention:	Alison S. Ressler, Esq.
Facsimile:	(310) 712-8800

(b)	if to Parent or Merger Sub, to:

Cole Credit Property Trust III, Inc.

2325 East Camelback Road, Suite 1100

Phoenix, Arizona 85016

Attention:	D. Kirk McAllaster, Jr.
Facsimile:	(602) 778-8780

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention:	Robin Panovka, Esq.
Facsimile:	(212) 403-2000

Morris, Manning & Martin, LLP

1600 Atlanta Financial Center

3343 Peachtree Road, N.E.

Atlanta, Georgia 30326

Attention:	Lauren B. Prevost, Esq.
Facsimile:	(404) 365-9532

Venable LLP

750 E. Pratt Street, Suite 900

Baltimore, MD 21202

Attention:	James J. Hanks, Esq.
Facsimile:	(410) 244-7742

(c)	if to Holdings Stockholder, to:

Christopher H. Cole

2325 East Camelback Road, Suite 1100

Phoenix, Arizona 85016

Attention:	Stephan Keller John Pons
Facsimile:	(480) 449-7041.

with a copy to:

Sullivan & Cromwell LLP

Century Park East, 21st Floor

Los Angeles, California 90067

Attention:	Alison S. Ressler, Esq.
Facsimile:	(310) 712-8800

Section 13.3 Definitions. For purposes of this Agreement,

(a) “Advisory Agreement” means the Amended and Restated Advisory Agreement between Parent and Cole REIT Advisors III, LLC, as amended and supplemented and in effect on the date hereof.

(b) “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

(c) “Auditor” means Pricewaterhouse Coopers LLP, or, if Pricewaterhouse Coopers LLP is not available, an independent accounting firm of recognized national standing selected by Parent and the Holdings Stockholder that has no existing material relationship with either Parent or the Holdings Stockholder.

(d) “Bonus Executives” means the individuals set forth on Section 1.4 of the Company Disclosure Letter.

(e) “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York or Phoenix, Arizona are authorized or obligated by Law or executive order to close.

(f) “Company Benefit Plan” means any employee benefit plan, program, policy, practice, or other arrangement providing benefits to any current or former employee, officer or director of the Company or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, performance, equity or stock or stock related, deferred compensation (including any “nonqualified deferred compensation plan” as defined in Sections 409A(d)(1) and 3121(v)(2)(C) of the Code), vacation, stock purchase, stock option, severance, employment, change of control, supplemental unemployment benefit, vacation, sick or paid time off benefit, or fringe benefit (including any “specified fringe benefit plan” as defined in Section 6039D(d)(1) of the Code) plan, arrangement, program or policy, including any side letter to this Agreement by or between the Company or any of its Subsidiaries and any Bonus Executive relating to either party’s obligations or rights under this Agreement.

(g) “Company Employment Agreement” means a contract, offer letter or agreement of the Company or any of its Subsidiaries with or addressed to any individual who is rendering or has rendered services thereto as an employee or consultant pursuant to which the Company or any of its Subsidiaries has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services.

(h) “Determination” means a “determination” within the meaning of Section 1313(a) of the Code or any similar provision of state, local or foreign Law.

(i) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

(j) “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(k) “Escrow Agent” shall mean JPMorgan Chase Bank, N.A., or another bank providing escrow services agreed on by Parent and the Holdings Stockholder.

(l) “Estimated Closing Net Working Capital” means the Company’s good faith estimate of the Net Working Capital of the Company.

(m) “Estimated Closing Net Working Capital Overage” means the amount, if any, by which the Estimated Closing Net Working Capital exceeds the Target Net Working Capital.

(n) “Estimated Closing Net Working Capital Shortage” means the amount, if any, by which the Estimated Closing Net Working Capital is less than the Target Net Working Capital.

(o) “Estimated Holdings’ Indebtedness” means the Company’s good faith estimate of the Holdings’ Indebtedness.

(p) “Exchange Act” means the United States Securities Exchange Act of 1934, as amended and the rules and regulations thereunder.

(q) “Final Closing Net Working Capital” means the Net Working Capital of the Company as set forth in the Final Closing Statement (as adjusted pursuant to Section 2.3(d)).

(r) “Final Closing Net Working Capital Overage” means the amount, if any, by which the Final Closing Net Working Capital exceeds the Target Net Working Capital.

(s) “Final Closing Net Working Capital Shortage” means the amount, if any, by which the Final Closing Net Working Capital is less than the Target Net Working Capital.

(t) “Final Holdings’ Indebtedness” means the Holdings’ Indebtedness as set forth in the Final Closing Statement (as adjusted pursuant to Section 2.3(d)).

(u) “FINRA” means the Financial Industry Regulatory Authority, Inc.

(v) “Holding Period” shall mean the period starting on the Closing Date and ending on the third (3rd) anniversary of the Closing Date.

(w) “Holdings’ Indebtedness” means the Company’s Indebtedness as it would be reflected on a consolidated balance sheet of the Company as of the opening of business on the Closing Date prepared in accordance with GAAP applied on a basis consistent with the Company’s accounting principles, policies and methodologies used in connection with the preparation of the Financial Statements, severance payments owed as a result of terminations of employment which are effective on the Closing Date (for clarity, not in respect of severance obligations for employees terminated following the Closing Date) and other one-time bonus or similar compensation payments becoming due upon the consummation of the Merger under existing employment agreements of the Company. The parties hereto acknowledge that the following shall not be considered Holdings’ Indebtedness: (i) any bonus payments payable to any of the Bonus Executives pursuant to the terms of Section 1.4 of the Company Disclosure Letter, (ii) any new equity or other compensation awards granted in connection with the consummation of the Merger provided that such awards have been approved by the Parent Board, (iii) the granting and vesting of the Escrowed Shares and (iv) any Indebtedness of Cole Growth Opportunity Fund I LP or any of its Subsidiaries.

(x) “Indebtedness” of a Person means, without duplication (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes and similar instruments and (iii) all leases of such Person capitalized pursuant to GAAP.

(y) “Independent Directors” means those directors qualifying as “independent” under the NYSE Rules or the rules of any other national securities exchange on which Parent is then listed, if applicable, and the Parent Charter (as amended and restated from time to time).

(z) “Intellectual Property” means all foreign and domestic intellectual property including all (i) trademarks, service marks, brand names, Internet domain names, logos, symbols, trade dress, fictitious names, trade names, and other indicia of origin and all goodwill associated therewith and symbolized thereby; (ii) patents and inventions and discoveries, whether patentable or not; (iii) confidential information, proprietary information, trade secrets and know-how, (including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists) (collectively, “Trade Secrets”); (iv) copyrights and works of authorship in any media (including computer software programs, source code, databases and other complications of information); (v) all applications and registrations for any of the foregoing; and (vi) all extensions, modifications, renewals, divisions, continuations, continuations-in-part, reissues, restorations and reversions related to any off the foregoing.

(aa) “IRS means the United States Internal Revenue Service.

(bb) “Knowledge” means with respect to the Company or its Subsidiaries, the knowledge, after reasonable inquiry, of the persons listed on Section 13.3(bb) to the Company Disclosure Letter.

(cc) “Material Adverse Effect on the Company” means any event, circumstance, change, effect, development, condition or occurrence (a) that has a material adverse effect on the assets, liabilities, business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole or (b) that will, or would reasonably be expected to, prevent or materially impair the ability of the Company to consummate the Merger before the Outside Date; provided, however, that for purposes of clause (a), “Material Adverse Effect on the Company” shall not include any event, circumstance, change, effect, development, condition or occurrence to the extent arising out of or resulting from: (i) any failure of the Company to meet any internal or external projections or forecasts or any estimates of earnings, revenues, or other metrics for any period (provided that any event, circumstance, change, effect, development, condition or occurrence giving rise to such failure may be taken into account in determining whether there has been a Material Adverse Effect on the Company), (ii) any changes that affect the industries in which the Company and its Subsidiaries operate generally, (iii) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (iv) any changes in the legal, regulatory or political conditions in the United States or in any other country or region of the world, (v) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date hereof, (vi) the execution and delivery of this Agreement, or the public announcement of the Merger or the other transactions contemplated hereby, (vii) the taking of any action expressly required by, or the failure to take any action expressly prohibited by, this Agreement, or the taking of any action at the written request or with the prior written consent of Parent, (viii) earthquakes, hurricanes, floods or other natural disasters, or (ix) changes in Law or GAAP (or the interpretation thereof), which in the case of each of clauses (ii), (iii), (iv), (v) and (ix) do not disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to others in the industries in which the Company and its Subsidiaries operate, and in the case of clause (viii) do not disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to others in the industries in which the Company and its Subsidiaries operate, in the geographic regions in which the Company and its Subsidiaries operate.

(dd) “Material Adverse Effect on Parent” means any event, circumstance, change, effect, development, condition or occurrence (a) that has a material adverse effect on the assets, liabilities, business, financial condition or results of operations of Parent, Merger Sub and the other Subsidiaries of Parent, taken as a whole, or (b) that will, or would reasonably be expected to, prevent or materially impair the ability of Parent or Merger Sub to consummate the Merger before the Outside Date; provided, however, that for purposes of clause (a) “Material Adverse Effect on Parent” shall not include any event, circumstance, change, effect, development, condition or occurrence to the extent arising out of or resulting from (i) any failure of Parent to meet any projections or forecasts or any estimates of earnings, revenues or other metrics for any period (provided that any event, circumstance, change, effect, development, condition or occurrence giving rise to such failure may be taken into account in determining whether there has been a Material Adverse Effect on Parent), (ii) changes that affect the industries in which Parent and its Subsidiaries operate generally, (iii) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (iv) any changes in the legal, regulatory or political conditions in the United States or in any other country or region of the world, (v) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date hereof, (vi) the execution and delivery of this Agreement, or the public announcement of the Merger or other transactions contemplated hereby, (vii) the taking of any action expressly required by, or the failure to take any action expressly prohibited by, this Agreement, or the taking of any action at the written request or with the prior written consent of the Company, (viii) earthquakes, hurricanes, floods or other natural disasters, or (ix) changes in Law or GAAP (or the interpretation thereof), which in the case of each of clauses (ii), (iii), (iv), (v) and (ix) do not disproportionately affect Parent and its Subsidiaries, taken as a whole, relative to others in the industries in which Parent and its Subsidiaries operate, and in the case of clause (viii) do not disproportionately affect Parent and its Subsidiaries, taken as a whole, relative to others in the industries in which Parent and its Subsidiaries operate, in the geographic regions in which Parent and its Subsidiaries operate.

(ee) “Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

(ff) “NASD” means the National Association of Securities Dealers, Inc.

(gg) “Net Working Capital” means (i) cash and cash equivalents plus (ii) current assets minus (iii) current liabilities, each of (i), (ii) and (iii) as they would be reflected on a consolidated balance sheet of the Company as of the opening of business on the Closing Date prepared in accordance with GAAP applied on a basis consistent with the Company’s accounting principles, policies and methodologies used in connection of the preparation of the Financial Statements; provided that the foregoing shall not take into account any cash and cash equivalents, current assets or current liabilities of Cole Growth Opportunity Fund I LP or any of its Subsidiaries and provided further that current liabilities shall not include (x) any Holdings’ Indebtedness, (y) any bonus payments payable to any of the Bonus Executives pursuant to the terms of Section 1.4 of the Company Disclosure Letter or (z) any liabilities for costs and expenses to the extent they are reimbursable by Parent pursuant to the Advisory Agreement or Section 13.1 (and provided further that current assets shall not include any reimbursement by, or claim for reimbursement against, Parent pursuant to the Advisory Agreement or Section 13.1 with respect to any such liability for reimbursable costs and expenses excluded pursuant to this clause (z)).

(hh) “NYSE” means the New York Stock Exchange, Inc.

(ii) “Parent Benefit Plan” means any employee benefit plan, program, policy, practice, or other arrangement providing benefits to any current or former employee, officer or director of Parent or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by Parent or any of its Subsidiaries or to which Parent or any of its Subsidiaries contributes or is obligated to contribute, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, performance, equity or stock or stock related, deferred compensation (including any “nonqualified deferred compensation plan” as defined in Sections 409A(d)(1) and 3121(v)(2)(C) of the Code), vacation, stock purchase, stock option, severance, employment, change of control, supplemental unemployment benefit, vacation, sick or paid time off benefit, or fringe benefit (including any “specified fringe benefit plan” as defined in Section 6039D(d)(1) of the Code) plan, arrangement, program or policy.

(jj) “Parent Bylaws” means the Amended and Restated Bylaws of Parent as amended and supplemented and in effect on the date hereof.

(kk) “Parent Charter” means the Third Articles of Amendment and Restatement of Parent as amended and supplemented and in effect on the date hereof.

(ll) “Parent Stock Price” means Parent’s offering price of ten dollars ($10) per share of Parent Common Stock until such time that a different value is determined by the Parent Board in connection with an appraisal of the value of shares of Parent Common Stock obtained in the ordinary course of Parent’s business.

(mm) “Permitted Transfers” means any transfer of Parent Common Stock by the Holdings Stockholder or any Bonus Executive to any (i) spouse, parents, siblings or lineal descendants (by blood, marriage or adoption) of such Person, (ii) trust or other similar entity under which the distribution of such Parent Common Stock may be made only to such Person or such Person’s spouse, parents, siblings or lineal descendants (by blood, marriage or adoption); provided that as a condition to such Permitted Transfer, such transferee agrees to be subject to the transfer restrictions set forth herein and in the Registration Rights Agreement and (iii) charitable organizations as donations.

(nn) “Person” means an individual, a corporation, a general or limited partnership, an association, a limited liability company, a Governmental Entity, a trust or other entity or organization.

(oo) “Post-Closing Periods” any taxable period beginning after the Closing Date, and, in the case of any Straddle Period, the portion of such period beginning after the Closing Date.

(pp) “Pre-Closing Period” means any taxable period ending on or prior to the Closing Date and, in the case of any Straddle Period, the portion of such period ending on and including the Closing Date.

(qq) “Property Taxes” means real, personal and intangible ad valorem property Taxes.

(rr) “Proxy Statement” means a proxy statement in preliminary and definitive form relating to the Parent Stockholder Meeting, together with any amendments or supplements thereto.

(ss) “SEC” means the United States Securities and Exchange Commission.

(tt) “Securities Act” means the United States Securities Act of 1933, as amended and the rules and regulations thereunder.

(uu) “Straddle Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.

(vv) “Subsidiary” when used with respect to either party, means any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, that is consolidated with such party for financial reporting purposes under U.S. generally accepted accounting principles (“GAAP”), and the terms “Company Subsidiary” and “Parent Subsidiary” shall mean any direct or indirect Subsidiary of the Company or Parent, respectively.

(ww) “Target Net Working Capital” means ten million dollars ($10,000,000).

(xx) “Tax Claim” means any claim with respect to Taxes made by any Taxing Authority that, if pursued successfully, would reasonably be expected to serve as the basis for a claim for indemnification under Section 9.10.

(yy) “Tax Proceeding” means any audit, examination, contest, litigation or other proceeding with or against any Taxing Authority.

Section 13.4 Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The Company Disclosure Letter and the Parent Disclosure Letter, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement.

Section 13.5 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart.

Section 13.6 Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

Section 13.7 Governing Law; Jurisdiction. This Agreement shall be governed and construed in accordance with the internal laws of the State of Maryland applicable to contracts made and wholly performed within such state, without regard to any applicable conflicts of law principles. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of Maryland, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 13.2 shall be deemed effective service of process on such party. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.8 Publicity. Neither the Company nor Parent shall, and neither the Company nor Parent shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which consent shall not be unreasonably withheld, conditioned or delayed) of (a) Parent in the case of a proposed announcement or statement by the Company or (b) the Company, in the case of a proposed announcement or statement by Parent; provided, however, that any party may, without the prior consent of the other parties (but after prior consultation with the other parties to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by applicable Law or by the rules and regulations of the NYSE or Governmental Entity to which the relevant party is subject or submits.

Section 13.9 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the parties (whether by operation of law or otherwise, but except by intestate succession) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and permitted assigns. Except as otherwise specifically provided in Section 9.5, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Agreement.

Section 13.10 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal or state court located in the state of Maryland in addition to any other remedy to which they are entitled at law or in equity. Any requirements for the securing or posting of any bond with such remedy are hereby waived.

Section 13.11 Control of Action by Parent. The parties hereto agree that, in taking any action, exercising or enforcing any right or pursuing any remedy or claim it may have pursuant to this Agreement (including the determination of certain items as set forth in Annex B hereto), Parent shall act solely at the direction of the Independent Directors of the Parent Board (and not, for the avoidance of doubt, at the direction of the full Parent Board).

Remainder of Page Intentionally Left Blank

IN WITNESS WHEREOF, Parent, Merger Sub, the Company, and the Holdings Stockholder have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

PARENT

By:	/s/ D. Kirk McAllaster, Jr.
	Name:	D. Kirk McAllaster, Jr.
	Title:	EVP, CFO and Treasurer

MERGER SUB

By:	/s/ D. Kirk McAllaster, Jr.
	Name:	D. Kirk McAllaster, Jr.
	Title:	EVP, CFO and Treasurer of Cole Credit Property Trust III, Inc., its sole member and manager

THE COMPANY

By:	/s/ Marc T. Nemer
	Name:	Marc T. Nemer
	Title:	President

HOLDINGS STOCKHOLDER

By:	/s/ Christopher H. Cole
	Name:	Christopher H. Cole

Annex A

Calculation of Incentive Consideration

Capitalized terms used and not defined in this Annex A shall have the meaning ascribed to them in the Agreement.

Calculation of Incentive Consideration. The Incentive Consideration shall be a number of shares of Parent Common Stock (rounded to the nearest integral number of shares) equal to the product of (a) the number of shares of Parent Common Stock outstanding as of the first day of the Incentive Consideration Test Period, excluding the shares issued to the Holdings Stockholder or any of the Bonus Executives pursuant to the Agreement or Section 1.4 of the Company Disclosure Letter, (b) 11.25% and (c) the amount by which (i) the volume-weighted average of the closing sale prices of the Parent Common Stock as reported on the NYSE composite transactions reporting system (or such other national securities exchange or automated quotation service on which Parent is then listed) over the Incentive Consideration Test Period (up to a maximum average share price equal to the Target Maximum Share Price) exceeds (ii) the price per share of Parent Common Stock at which the Total Return would be equal to the Stockholders’ 8.0% Return through the starting date for the Incentive Consideration Test Period, divided by (d) the volume-weighted average of the closing sale prices of the Parent Common Stock as reported on the NYSE composite transactions reporting system (or such other national securities exchange or automated quotation service on which Parent is then listed), over the Incentive Consideration Test Period. Annex A of the Company Disclosure Letter contains an illustrative example of the calculation of the Incentive Consideration. If the Contingent Consideration shall have been paid before the time at which the Incentive Consideration is paid, the Incentive Consideration shall be reduced by the same amount (if any) by which it would have reduced the Contingent Consideration actually paid had the Incentive Consideration been paid before the payment date of the Contingent Consideration, provided that the Incentive Consideration shall not be reduced to a negative amount.

For purposes of calculating the foregoing, the following definitions shall apply:

“Distribution” means any dividend or other distribution of money or other property by Parent to owners of shares of Parent Common Stock, including distributions that may constitute a return of capital for federal income tax purposes.

“Incentive Consideration Test Period” means a period of thirty (30) consecutive trading days, with such period beginning one hundred and eighty (180) calendar days after the Listing (or, if such one hundred and eightieth (180th) calendar day is not a trading day, on the next trading day after such one hundred and eightieth (180th) calendar day).

“Invested Capital” means the amount calculated by multiplying (a) the total number of shares of Parent Common Stock purchased by stockholders of Parent (for the avoidance of doubt, not including shares of Parent Common Stock issued to the Holdings Stockholder or the Bonus Executives pursuant to the Agreement or Section 1.4 of the Company Disclosure Letter) by (b) the issue price at the time of such purchase, with such product reduced by the portion of any

A-1

Distribution that is attributable to Net Sales Proceeds (as such term is defined in the Advisory Agreement) and by any amounts paid by Parent to repurchase shares of Parent Common Stock pursuant to Parent’s plan for repurchase of shares of Parent Common Stock (in each case, not including any such amounts paid with respect to shares of Parent Common Stock issued to the Holdings Stockholder or the Bonus Executives pursuant to the Agreement or Section 1.4 of the Company Disclosure Letter).

“Stockholders’ 8.0% Return” means, as of any date, the sum of (i) Invested Capital and (ii) an aggregate amount equal to an eight percent (8.0%) cumulative, noncompounded, annual return on Invested Capital.

“Target Maximum Share Price” means (i) $16.57 (assuming (x) the Incentive Consideration Test Period begins on December 27, 2013 (the “Target Calculation Date”) and (y) $10.45 as the price per share of Parent Common Stock at which the Total Return would be equal to the Stockholders’ 8.0% Return through such Target Calculation Date) and (ii) if the Incentive Consideration Test Period begins earlier or later than the Target Calculation Date or if the assumptions in clause (i) are incorrect, as such amount shall be adjusted to take into account any changes from the assumptions set forth in clause (i) and any changes to the Stockholders’ 8.0% Return from the amount that it would have been on the Target Calculation Date so that the maximum Incentive Consideration, as calculated pursuant to this Annex A will be unchanged from the maximum as would have been calculated at the Target Calculation Date utilizing the assumptions in clause (i).

“Total Return” means the total market value of all shares of Parent Common Stock on a given date, assuming a given stock price, excluding the value of the shares of Parent Common Stock issued to the Holdings Stockholder or the Bonus Executives pursuant to the Agreement or Section 1.4 of the Company Disclosure Letter, plus all Distributions paid by Parent with respect to holders of Parent Common Stock, except for any Distributions paid in respect of shares of Parent Common Stock issued to the Holdings Stockholder or the Bonus Executives pursuant to the Agreement or Section 1.4 of the Company Disclosure Letter.

A-2

Annex B

Calculation of Contingent Consideration

The Contingent Consideration contemplated in Section 3.1 of the Agreement shall be payable pursuant to the terms of this Annex B. Capitalized terms used and not defined in this Annex B shall have the meaning ascribed to them in the Agreement. Annex B-1 of the Company Disclosure Letter contains an illustrative example of the calculation of the Contingent Consideration.

Section 1.1 Definitions.

(a) “Adjusted Contribution Margin” means, for any twelve (12)-month period, (a) the Contribution Margin for such twelve (12)-month period less (b) twenty-two million dollars ($22,000,000).

(b) “Asset Management Business” means the businesses of asset, property and investment management, distribution and capital raising for Persons other than Parent and its Subsidiaries, including as conducted by the Company and its Subsidiaries prior to Closing.

(c) “Average Closing Price” means the volume-weighted average of the closing sale prices per share of Parent Common Stock as reported on the NYSE composite transactions reporting system (or such other national securities exchange or automated quotation service on which Parent is then listed) for the sixty (60) trading days immediately preceding the Test Date; provided, however, that, if at the time the Average Closing Price is determined, Parent is not then traded on a national securities exchange or automated quotation service, the Average Closing Price shall be reasonably determined in good faith by the Parent Board and the Holdings Stockholder.

(d) “Change in Control” means a transaction, or series of related transactions, in which (i) a person or “group” (as defined in Section 13(d)(3) of the Exchange Act), other than another wholly-owned Subsidiary of Parent, acquires, directly or indirectly, beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of securities representing 50% or more of the combined voting power of the outstanding securities of Parent or Cole REIT III Operating Partnership, LP or properties or assets constituting 50% or more of the consolidated assets of Parent and its Subsidiaries, including by way of merger, consolidation, statutory share exchange or similar form of corporate transaction, or (ii) Parent or Cole REIT III Operating Partnership, LP otherwise engages in a merger, consolidation, statutory share exchange or similar form of corporate transaction such that the holders of voting securities of Parent or Cole REIT III Operating Partnership, LP, as applicable, immediately prior to the transaction do not own more than 50% of the combined voting power of the securities of the resulting entity (other than, in the case of this clause (ii), a merger, consolidation, statutory share exchange or similar form of corporate transaction solely among Parent and its wholly-owned Subsidiaries).

(e) “Contribution Margin” means, for any twelve (12)-month period, (a) EBITDA for such twelve (12)-month period less (b) the greater of (i) three million dollars ($3,000,000) and (ii) actual capital expenditures incurred by the Asset Management Business during such twelve (12)-month period.

(f) “Earn-Out Multiple” means five and one-half times (5.5x).

(g) “EBITDA” means, for any twelve (12)-month period, all fee income from the Asset Management Business during such period, less all selling, general and administrative expenses of Parent and its Subsidiaries during such period (including, for the avoidance of doubt, non-cash compensation expenses) plus the amount of REIT Selling, General and Administrative Expenses.

(h) “Holdings Sale” means any transaction or series of related transactions resulting in the sale or other disposition or transfer of all or substantially all of the Asset Management Business or the assets of Parent and its Subsidiaries used therein to any Person other than Parent or any of its wholly owned Subsidiaries, whether effected through a transfer of assets or equity interests, a merger, a reorganization, a consolidation or any other transaction or series of related transactions, provided that, for the avoidance of doubt, a transfer of personnel of the Asset Management Business shall not be deemed a Holdings Sale.

(i) “Peer Group” means Realty Income Corp., National Retail Properties, Inc., EPR Properties, Lexington Realty Trust, W.P. Carey Inc. REIT and Spirit Realty Capital.

(j) “Performance Period” means the two (2) calendar years commencing on January 1, 2015 and ending on December 31, 2016.

(k) “REIT Business” means the business of Parent and its Subsidiaries other than the Asset Management Business.

(l) “REIT Selling, General and Administrative Expenses” means, for any twelve (12)-month period, forty million dollars ($40,000,000) plus the variable expense associated with the acquisition of real estate assets during such period (not to exceed 0.5% of the purchase price of such acquired assets), as such number may reasonably be adjusted from time to time by mutual agreement of the Holdings Stockholder, on the one hand, and the Independent Directors of the Parent Board, on the other hand, in order to reflect accurately the selling, general and administrative expense attributable to the REIT Business (and not the Asset Management Business) (including the impact of inflation).

(m) “Special Earn-Out Event” means any of the following occurring prior to the Test Date:

(i) both (x) the termination of the Holdings Stockholder’s employment with Parent (A) by Parent without “Cause” or (B) by the

Holdings Stockholder for “Good Reason,” as those terms are defined in the Stockholder’s Employment Agreement and (y) a Change in Control of Parent (or entry into a definitive agreement by Parent or any of its Subsidiaries providing for such a Change of Control) within twelve (12) months after such termination;

(ii) both (x) a Change in Control (or entry into a definitive agreement by Parent or any of its Subsidiaries providing for such a Change of Control) and (y) the termination of the Holdings Stockholder’s employment with Parent (A) by Parent without “Cause” or (B) by the Holdings Stockholder for “Good Reason,” as those terms are defined in the Stockholder’s Employment Agreement, at any time after such Change in Control (or entry into a definitive agreement by Parent or any of its Subsidiaries providing for such a Change of Control); or

(iii) a Holdings Sale.

(n) “Special Earn-Out Payment” means a payment determined in the same manner as the Earn-Out Payment, except that (i) for the remaining portion of the calendar year (if any) during the Performance Period during which the Special Earn-Out Event Trigger Date occurred, and any calendar year during the Performance Period subsequent to the Special Earn-Out Event Trigger Date, instead of actual EBITDA a projection of such EBITDA (and of each of its constituent elements), determined as provided in Section 1.8(b) of this Annex B, shall be used (prorated for the calendar year in which the Special Earn-Out Event Trigger Date occurs, if the Special Earn-Out Event Trigger Date is not the first day of a calendar year) and (ii) the Average Closing Price shall be determined by reference to the Special Earn-Out Event Trigger Date instead of the Test Date.

(o) “Surviving Company Auditor” means an independent accounting firm of recognized national standing selected by Parent and reasonably acceptable to the Holdings Stockholder.

(p) “Test Date” means December 31, 2016.

Section 1.2 Contingent Consideration.

(a) Promptly following a Final Earn-Out Payment Statement being deemed final and binding pursuant to Section 1.3(e) of this Annex B, Parent shall, subject to Section 1.2(b) of this Annex B, issue to the Holdings Stockholder that number of shares of Parent Common Stock, if any, equal to the quotient resulting from (I)(x) the Earn-Out Multiple multiplied by (y) the lesser of (i) the average of the Adjusted Contribution Margins for each of the calendar years comprising the Performance Period and (ii) (A) $60,000,000 (sixty million dollars) less (B) (1) the sum of (X) the Incentive Consideration paid to the Holdings Stockholder and (Y) any bonus amounts paid in respect of such Incentive Consideration to any of the Bonus Executives pursuant to the terms of Section 1.4 of the Company Disclosure Letter (assuming the Incentive Consideration and such bonus amounts had been paid in cash) divided by (2) the Earn-Out Multiple, less (z) any bonus amounts payable in respect of such amount to any of the Bonus Executives pursuant to the terms of Section 1.4 of the Company Disclosure Letter, divided by (II) the Average Closing Price (such shares of Parent Common Stock, the “Earn-Out Payment”). For the avoidance of doubt, if on the Test Date the average of the Adjusted Contribution Margins for the applicable period is a negative number, no Earn-Out Payment will be payable or due by Parent to the Holdings Stockholder.

(b) Notwithstanding the foregoing, if:

(i) the annualized total return for Parent over the Performance Period is less than the average of the annualized total return for each member of the Peer Group over the Performance Period (the “Peer Group Total Return”), then for each basis point by which the annualized total return of Parent is less than such Peer Group Total Return, the Contingent Consideration shall be reduced by one-eighth of a percent (0.125%), but the Contingent Consideration shall not be reduced by more than twenty-five percent (25%) in total; and

(ii) the Listing has not occurred on or prior to the third (3rd) anniversary of the Closing Date, then the Contingent Consideration (whenever paid) shall be reduced by twelve and one-half percent (12.5%).

Section 1.3 Contingent Consideration Statements.

(a) Parent shall engage the Surviving Company Auditor for the purposes of determining the Earn-Out Payment. Within thirty (30) days following the Test Date, Parent shall deliver to the Holdings Stockholder a written statement that sets forth in reasonable detail its calculation of EBITDA, the Contribution Margin, the Adjusted Contribution Margin for the Performance Period and the Earn-Out Payment, and the elements thereof (such statement, an “Initial Contingent Consideration Statement”), along with reasonable support documentation for such calculations.

(b) The Holdings Stockholder shall review the Initial Contingent Consideration Statement during the thirty (30) day period commencing on the date that Parent delivers such Initial Contingent Consideration Statement. Parent shall give the Holdings Stockholder reasonable access to its records, personnel and the Surviving Company Auditor for purposes of such review. In the event the Holdings Stockholder disagrees with such Initial Contingent Consideration Statement, he may, prior to the end of such thirty (30)-day period, deliver a written notice to Parent (a “Notice of Contingent Consideration Statement Disagreement”) setting out his objections and specifying in reasonable detail the adjustments that, in his opinion, should be made to such Initial Contingent Consideration Statement (collectively, the “Proposed Contingent Consideration Statement Adjustments”). In the event a Notice of Contingent Consideration Statement Disagreement is delivered in accordance with the terms of this Annex B, the Holdings Stockholder and Parent shall seek in good faith to resolve within ten (10) days any differences in relation to the Proposed Contingent Consideration Statement Adjustments and to reach agreement in writing on whether to address, and if so, how to address, each such Proposed Contingent Consideration Statement Adjustment.

(c) If the Holdings Stockholder is satisfied with the applicable Initial Contingent Consideration Statement (either as originally submitted or after adjustments are agreed upon by the Holdings Stockholder and Parent in accordance with Section 1.3(b) of this Annex B) or the Holdings Stockholder fails to deliver a Notice of Contingent Consideration Statement Disagreement with respect to such Initial Contingent Consideration Statement within the thirty (30) day period specified in Section 1.3(b) of this Annex B), then such Initial Contingent Consideration Statement (incorporating, if applicable, any agreed adjustments) shall be deemed final and constitute the applicable “Final Contingent Consideration Statement” for purposes of this Agreement.

(d) If any of the Proposed Contingent Consideration Statement Adjustments are not resolved or otherwise agreed to (or deemed agreed to) in accordance with Section 1.3(b) of this Annex B or Section 1.3(c) of this Annex B (the “Unresolved Contingent Consideration Statement Adjustments”) within ten (10) days after Parent’s receipt of a Notice of Contingent Consideration Statement Disagreement, then the Unresolved Contingent Consideration Statement Adjustments may be submitted for resolution at the request of Parent or the Holdings Stockholder to the Auditor as set forth in Section 2.3(d) of the Agreement, mutatis mutandis (provided that in the event that the Auditor is the same as the Surviving Company Auditor, Parent and the Holdings Stockholder shall select a different independent accounting firm of recognized national standing).

(e) When (A) pursuant to Section 1.3(b) of this Annex B or Section 1.3(c) of this Annex B, the Initial Contingent Consideration Statement is deemed to constitute the Final Contingent Consideration Statement for purposes of this Agreement, (B) the Holdings Stockholder and Parent reach agreement in writing with respect to the Initial Contingent Consideration Statement or (C) the Initial Contingent Consideration Statement is finally determined in accordance with the procedures set forth in Section 1.3(d) of this Annex B, the Initial Contingent Consideration Statement as so agreed (or deemed agreed) or determined shall be the applicable “Final Earn-Out Payment Statement” for purposes of this Agreement and shall be final and binding on all parties and shall be used for determination of the Earn-Out Payment, if any.

Section 1.4 Changes in Peer Group. The Independent Directors of the Parent Board and the Holdings Stockholder shall periodically (but no less frequently than annually) review the members of the Peer Group, and shall determine in good faith whether any companies should be excluded from, or added to, the Peer Group, as a result of any business combination transaction or other extraordinary event involving any member of the Peer Group. Any changes to the Peer Group must be mutually agreed by the Independent Directors of the Parent Board and the Holdings Stockholder. In the event that, following any such review, the Independent Directors of the Parent Board and the Holdings Stockholder are not able to mutually agree to adjustments to the Peer Group, then they shall submit such matter for resolution to a financial advisor of recognized national standing (agreed to by the Independent Directors of the Parent Board and the Holdings

Stockholder) to provide such adjustments. Parent and the Holdings Stockholder will use their reasonable best efforts to cause such financial advisor to submit its adjustments within thirty (30) calendar days of its engagement for these purposes. The adjustments determined by such financial advisor shall be deemed final and binding on the parties to the Agreement. Parent shall bear all fees and expenses of such financial advisor.

Section 1.5 Certain Changes to the Asset Management Business; Remedies.

(a) In the event Parent or any of its Subsidiaries acquires any Person, division or line of business (whether through merger, acquisition of equity or assets, some combination thereof or otherwise) for which the business of such Person, division or line of business overlaps with, or would qualify as part of, the Asset Management Business, the Independent Directors of the Parent Board and the Holdings Stockholder shall work in good faith to determine whether the earnings of such overlapping business shall be taken into account in the determination of the Contingent Consideration (any such overlapping or qualifying business that the Independent Directors of the Parent Board and the Holdings Stockholder mutually agree shall be treated as such, an “Added Business”); it being understood that, in making such determination, the Independent Directors of the Parent Board and the Holdings Stockholder shall work in good faith to agree upon any appropriate adjustment to the manner in which EBITDA, the Contribution Margin or the Adjusted Contribution Margin (or any of their constituent elements) shall be calculated if it is agreed such overlapping or qualifying business will be treated as an Added Business.

(b) In the event of any transaction, other than a Holdings Sale, resulting in the sale or other disposition or transfer of any portion of the Asset Management Business or the assets of Parent and its Subsidiaries used therein to any Person other than Parent or any of its wholly owned Subsidiaries, whether effected through a transfer of assets or equity interests, a merger, a reorganization, a consolidation or any other transaction (for the avoidance of doubt, not to include any transfer of personnel of the Asset Management Business), the Independent Directors of the Parent Board and the Holdings Stockholder shall work in good faith to agree upon an equitable adjustment to the manner in which EBITDA, the Contribution Margin and the Adjusted Contribution Margin (and their constituent elements) shall be calculated such that the Holdings Stockholder shall have the same ability to obtain the Earn-Out Payment that he had prior to such transaction. If the Independent Directors of the Parent Board and the Holdings Stockholder are unable to agree on such adjustments, they will refer the matter to a financial advisor of recognized national standing (agreed to by the Independent Directors of the Parent Board and the Holdings Stockholder) to provide such adjustments. Parent and the Holdings Stockholder will use their reasonable best efforts to cause such financial advisor to submit its adjustments within thirty (30) calendar days of its engagement for these purposes. The adjustments determined by such financial advisor shall be deemed final and binding on the parties to the Agreement. Parent shall bear all fees and expenses of such financial advisor.

(c) Notwithstanding anything to the contrary in this Annex B or the Agreement, (i) the sole and exclusive liability and responsibility of Parent and the Surviving Company for any breach of Section 3.1 of the Agreement and the terms contained in this Annex B, and the sole and exclusive remedy of the Holdings Stockholder with respect to any of the foregoing, shall be the payment of the Contingent Consideration, subject to an adjustment to such Contingent Consideration, taking into account the EBITDA, the Contribution Margin and the Adjusted Contribution Margin (and their constituent elements) that would have resulted had such breach not occurred and other adjustments to the calculation of the Contingent Consideration to be mutually agreed by the Independent Directors of the Parent Board and the Holdings Stockholder, and (ii) upon payment of the Contingent Consideration as so adjusted, any and all obligations of the Holdings Stockholder, Parent and the Surviving Company under this Section 1.5 shall thereafter terminate and cease to have any further force or effect. In the event that the Independent Directors of the Parent Board and the Holdings Stockholder are not able to mutually agree to adjustments to the Contingent Consideration within ten (10) Business Days after the party alleging such breach has given notice of alleged breach to Parent (in the event of a breach alleged by the Holdings Stockholder) or to the Holdings Stockholder (in the event of a breach alleged by Parent or the Surviving Company), then such adjustments shall be submitted for resolution at the request of the party alleging such breach to the Auditor as set forth in Section 2.3(d) of the Agreement, mutatis mutandis (provided that in the event that the Auditor is the same as the Surviving Company Auditor, the party alleging such breach shall select a different independent accounting firm of recognized national standing reasonably acceptable to the party alleged to have breached).

Section 1.6 Tax Treatment of Contingent Consideration. Parent, the Surviving Company and the Holdings Stockholder agree that for federal, state and local income tax purposes, the Contingent Consideration (excluding, for the avoidance of doubt, any bonus amounts payable in respect of the amounts payable pursuant to this Annex B to any of the Bonus Executives pursuant to the terms of Section 1.4 of the Company Disclosure Letter), shall be treated by Parent, the Surviving Company and the Holdings Stockholder as additional consideration for the exchange of Company Common Stock and shall not be treated by them as compensation, or deferred compensation, for the services of any employee, partner or independent contractor of or with respect to the Holdings Stockholder, except in each case as may be required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any analogous provision of state or local Law), and Parent, the Surviving Company and the Holdings Stockholder shall cause such payments to be reported in good faith in accordance herewith.

Section 1.7 Certain Policies. On or prior to Closing, Parent shall adopt the internal policies set forth in Annex B-2 of the Company Disclosure Letter.

Section 1.8 Special Earn-Out Events.

(a) If a Special Earn-Out Event occurs, the Holdings Stockholder will have the right to require, in lieu of the Contingent Consideration payable pursuant to this Annex B, a special payment in accordance with this Section 1.8 of Annex B. The Holdings Stockholder may exercise such right within 60 days after obtaining actual knowledge that such Special Earn-Out Event has occurred (the date of such occurrence, the “Special Earn-Out Trigger Date”) by providing written notice to Parent of such request, which notice shall also describe the reasons supporting the request (a “Special Earn-Out Notice”).

(b) If a Special Earn-Out Event occurs and the Holdings Stockholder delivers a Special Earn-Out Notice in accordance with this Section 1.8, the following provisions shall apply:

(1) Upon receipt of a Special Earn-Out Notice, each of the Holdings Stockholder and Parent shall engage a financial advisor of recognized national standing to prepare a calculation of the Special Earn-Out Payment, which will incorporate such financial advisor’s good faith projection of EBITDA from the Special Earn-Out Trigger Date through the end of the Performance Period. Each party’s financial advisor shall submit its calculation of the Special Earn-Out Payment within 20 Business Days of receipt by Parent of the Special Earn-Out Notice, along with reasonable supporting documentation for such calculations (each, a “Special Earn-Out Statement”). Parent shall give each financial advisor reasonable access to its records, personnel and independent accountants for purposes of the financial advisors’ calculations of the Special Earn-Out Payment.

(2) If the higher calculation of the Special Earn-Out Payment contained in the two Special Earn-Out Statements is not more than 110% of the calculation of the Special Earn-Out Payment contained in the other Special Earn-Out Statement (such calculations collectively, the “Special Earn-Out Payment Calculations” and each individually a “Special Earn-Out Payment Calculation”), then the calculation of the Special Earn-Out Payment will be calculated based on an average of the two Special Earn-Out Payment Calculations.

(3) If the higher calculation of the Special Earn-Out Payment Calculations is more than 110% of the lower Special Earn-Out Payment Calculation, then Parent’s and the Holdings Stockholder’s financial advisors shall select and engage on behalf of Parent and the Holdings Stockholder a third financial advisor of recognized national standing, within ten (10) Business Days after the submission of the Special Earn-Out Statements pursuant to Section 1.8(b)(1). The third financial advisor so selected shall use its reasonable best efforts to render its decision as to which of the two Special Earn-Out Payment Calculations is more accurate within thirty (30) days of the engagement of such third financial advisor. Parent shall give such financial advisor reasonable access to its records, personnel and independent accountants for purposes of the financial advisor’s calculations of the Special Earn-Out Payment.

(4) Parent and the Holdings Stockholder agree that, upon the determination of the average of the Special Earn-Out Payment Calculations pursuant to Section 1.8(b)(2), or upon the rendering of the decision of the third financial advisor pursuant to Section 1.8(b)(3), as applicable, Parent and the Holdings Stockholder shall be bound to such average or such decision which shall be deemed final and binding on the parties to the Agreement (such average or such Special Earn-Out Payment Calculation decided as the more accurate by the third financial advisor, the “Final Special Earn-Out Payment”). The shares of Parent Common Stock representing the Final Special Earn-Out Payment shall be issued to the Holdings Stockholder promptly after the determination of the Final Special Earn-Out Payment in accordance with this Section 1.8(b)(4).

(5) The fees and expenses of the third financial advisor shall be allocated between the Holdings Stockholder on the one hand, and Parent, on the other hand in inverse proportion as they may prevail on the matters resolved by such financial advisor, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by such financial advisor at the time the determination of such firm is rendered on the merits of the matters submitted.

Annex C

Restrictive Covenants

In consideration for the receipt of the Aggregate Merger Consideration in exchange for the Holdings Stockholder’s shares of Company Common Stock, and understanding that Parent desires to protect and preserve the going concern value of the Surviving Company, including the goodwill, to gain the loyalty of customers, and to assimilate and exploit the Surviving Company’s know-how, in each case to the extent permitted by Law, and acknowledging that Parent would not have entered into the Agreement absent the provisions of this Annex C, the Holdings Stockholder hereby covenants and agrees as follows:

A. Non-Competition. During the five (5)-year period from and after the Closing Date (the “Restricted Period”), the Holdings Stockholder shall not, without the prior written consent of Parent, directly or indirectly, as a stockholder owning beneficially or of record more than one percent (1%) of the outstanding shares of any class of stock of any issuer, or as an officer, director, employee, partner, member, consultant, joint venture partner, proprietor, or otherwise, engage in or have a financial interest in any Competing Business in the United States or in any other jurisdiction in which Parent or its Subsidiaries is actively engaged in business. For purposes of this Annex C, the term “Competing Business” shall mean any business which is substantially and materially engaged in (i) the purchasing, managing, financing, leasing or selling of, or raising capital for investment funds or vehicles established to invest in, net lease commercial properties (each, a “Competing Activity”) or (ii) any other activity which is material to Parent that it is engaged in as of the date the Holdings Stockholder proposes to engage in or take a financial interest in the applicable business, provided that such activity was material to Parent on the date on which the Holdings Stockholder’s employment with Parent terminated. Parent and the Holdings Stockholder acknowledge and agree that the provisions of this Annex C are being granted to Parent as consideration for the obligations of Parent set forth in this Agreement (including payment of the Aggregate Merger Consideration), and that such provisions are intended to protect the legitimate business interests of Parent and not to restrain the ability of Holdings Stockholder to obtain gainful employment. Parent agrees that the provisions of this Annex C shall not preclude the Holdings Stockholder from (i) serving as a director of a publicly traded real estate investment trust or similar entity during the term of his employment subject to the consent of the Board, (ii) making or maintaining a passive investment in a diversified company having not more than 10% of its sales (based on its latest published annual audited financial statements) attributable to a Competing Business; (iii) providing any services, advice or personal assistance to a family office or family member; (iv) fulfilling any obligation pursuant to the Agreement; (v) any actions on the part of the Holdings Stockholder which are in good faith intended to further the business or operations of Parent; or (vi) working for a buyer of all or substantially all of the business of Parent immediately after the transfer thereof.

B. Non-Solicitation of Employees. During the Restricted Period, the Holdings Stockholder agrees that he will not and will not assist or encourage any other person to (i) employ, hire, engage or be associated (as a stockholder, partner, member, employee, consultant or in a similar capacity) with any employee of Parent or any of its affiliates over whom the Holdings Stockholder has or had direct or indirect supervisory authority at Parent or any of its affiliates other than non-management employees who are below the vice president level and do not have material contact with Corporate Clients and Fund Investors (each as defined below) (the “Restricted Employees”), (ii) induce any Restricted Employees to leave the employ of Parent or any of its affiliates, or (iii) solicit the employment of any Restricted Employees on his own behalf or on behalf of any other business enterprise. Notwithstanding the foregoing, the Holdings Stockholder shall not be prohibited from, directly or indirectly, taking any of the following actions, or from inducing or assisting any person in taking any of the following actions: (x) issuing any general solicitation that is not directed specifically to any Restricted Employee, so long as the Holdings Stockholder is not personally involved in the interviewing, considering or hiring of any such Restricted Employee who has responded to any such general solicitation, or (y) soliciting, hiring, recruiting or partnering with, or seeking to solicit, hire, recruit or partner with (or directly or indirectly assisting others in soliciting, hiring, recruiting or partnering with) any Restricted Employee whose employment with Parent or any of its affiliates has been terminated without cause at least six months prior to the act of solicitation, hiring, recruiting or partnering.

C. Non-Solicitation of Clients, Investors, Etc. The Holdings Stockholder agrees that, during the Restricted Period, he will not solicit for himself or for any third party the business of any person who is: (i) a Corporate Client (as defined below) ; (ii) an investor (a “Fund Investor”) in any fund or investment vehicle managed or maintained by any of Parent, its Subsidiaries or its Affiliates (a “Fund Vehicle”), with whom the Holdings Stockholder had dealings, contact or involvement during the prior twelve (12) month period (the “Prior Contact Period”); (iii) a person or entity who serves as a representative of investors in connection with the investments in any Fund Vehicle or who is otherwise engaged in raising capital or other financing for any such Fund Vehicle; or (iv) a person or entity which (A) materially assists or provides other material services or support that substantially facilitates or otherwise contributes to Parent’s ability to pursue or effect any Competing Activity, and (B) had direct and substantial dealings, contact or involvement while acting on behalf of Parent or its affiliates or any Fund Vehicle with any Corporate Client or Fund Investor during the Prior Contact Period. For purposes of this clause C, the term “Corporate Client” means: (A) any business entity, regardless of form, which is primarily engaged as a principal in the purchasing, managing, financing, leasing or selling of, or raising capital for investment funds, or vehicles established to invest in, net lease commercial properties by Parent or any of its Subsidiaries or Affiliates; or (B) any business entity, regardless of form, which is engaged as a principal in any transaction representing part of any material activity which is material to Parent that it is engaged in as of the date the Holdings Stockholder proposes to solicit such business.

D. Provisions Generally Applicable to Annex C. The Holdings Stockholder understands that the provisions of this Annex C may limit his ability to earn a livelihood in a business similar to the business conducted by Parent but the Holdings Stockholder nevertheless agrees and hereby acknowledges that (i) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of Parent and its members, principals and directors, (ii) such provisions contain reasonable limitations as to time and scope of activity to be restrained, (iii) such provisions are not harmful to the general public, (iv) such provisions are not unduly burdensome to the Holdings Stockholder, and (v) the consideration provided hereunder is sufficient to compensate the Holdings Stockholder for the restrictions contained in this Annex C. If any court determines that any of the covenants of this Annex C, or any part thereof, is invalid or unenforceable, the remainder of the covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions. In the event any covenant made in this Agreement shall be more restrictive than permitted by applicable law, it shall be limited to the extent which is so permitted and, in its reduced form, such provision shall then be enforceable. Nothing in this Agreement shall be construed as preventing Parent from pursuing any and all other remedies available to it for the breach or threatened breach of covenants made in this Agreement, including recovery of money damages or temporary or permanent injunctive relief. Accordingly, the Holdings Stockholder acknowledges and agrees that any breach or threatened breach of the covenants contained in this Annex C would cause irreparable injury to Parent that the remedy at law for breach of the provisions of this Agreement may be inadequate and that, in addition to any other remedy Parent may have, it shall be entitled to an injunction restraining any breach or threatened breach, without any bond or other security being required and without the necessity of showing actual damages.

D. Waiver. If the Holdings Stockholder’s employment with Parent is terminated (i) by Parent without “Cause,” or (ii) by the Holdings Stockholder for “Good Reason” (as such terms are defined in the Holdings Stockholder’s Employment Agreement) and, in each case, a Special Earn-Out Event does not occur, Parent and the Holdings Stockholder acknowledge and agree that the provisions of this Annex C shall be deemed waived by Parent and its affiliates and be of no further force or effect upon the twelve (12)-month anniversary of the date of such termination.

EXHIBIT A

FOURTH ARTICLES OF AMENDMENT AND RESTATEMENT

COLE CREDIT PROPERTY TRUST III, INC.

FIRST: Cole Credit Property Trust III, Inc., a Maryland corporation (the “Corporation”), desires to amend and restate its charter as currently in effect and as hereinafter amended.

SECOND: The following provisions are all the provisions of the charter currently in effect and as hereinafter amended:

Article I

INCORPORATOR

The undersigned, Christopher H. Cole, whose address is 2555 E. Camelback Road, Suite 400, Phoenix, Arizona 85016, being at least 18 years of age, formed a corporation under the general laws of the State of Maryland on January 22, 2008.

Article II

NAME

The name of the corporation (which is hereinafter called the “Corporation”) is:

Cole Credit Property Trust III, Inc.

Article III

PURPOSES AND POWERS

The purposes for which the Corporation is formed are to engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a real estate investment trust under the Internal Revenue Code of 1986, as amended, or any successor statute (the “Code”)) for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force. For purposes of the Charter, “REIT” means a real estate investment trust under Sections 856 through 860 of the Code.

Article IV

PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT

The address of the principal office of the Corporation in the State of Maryland is c/o The Corporation Trust Incorporated, 351 West Camden Street, Baltimore, Maryland 21201. The name and address of the resident agent of the Corporation are The Corporation Trust Incorporated, 351 West Camden Street, Baltimore, Maryland 21201. The resident agent is a Maryland corporation. The Corporation may have such other offices and places of business within or outside the State of Maryland as the Board may from time to time determine.

Article V

DEFINITIONS

As used in the Charter, the following terms shall have the following meanings unless the context otherwise requires:

Aggregate Share Ownership Limit. 9.8% in value of the aggregate of the outstanding Shares or such other percentage determined by the Board in accordance with Section 7.1.8 of the Charter.

Beneficial Ownership. Ownership of Shares by a Person, whether the interest in Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

Board or Board of Directors. The Board of Directors of the Corporation.

Business Day. Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

Bylaws. The Bylaws of the Corporation, as amended from time to time.

Charitable Beneficiary. One or more beneficiaries of the Charitable Trust as determined pursuant to Section 7.2.6, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

Charitable Trust. Any trust provided for in Section 7.2.1.

Charitable Trustee. The Person unaffiliated with the Corporation and a Prohibited Owner that is appointed by the Corporation to serve as trustee of the Charitable Trust.

Charter. The charter of the Corporation.

Code. As provided in Article III herein.

Common Share Ownership Limit. 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding Common Shares or such other percentage determined by the Board in accordance with Section 7.1.8 of the Charter.

Common Shares. As provided in Section 6.1 herein.

Constructive Ownership. Ownership of Shares by a Person, whether the interest in Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

Corporation. As provided in Article II herein.

Director. A director of the Corporation.

Distributions. Any distributions (as such term is defined in Section 2-301 of the MGCL) of money or other property, pursuant to Section 6.2.5 hereof, by the Corporation to owners of Shares, including distributions that may constitute a return of capital for federal income tax purposes.

Excepted Holder. A stockholder of the Corporation for whom an Excepted Holder Limit is created by the Board of Directors pursuant to Section 7.1.7.

Excepted Holder Limit. Provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Directors pursuant to Section 7.1.7 and subject to adjustment pursuant to Section 7.1.8, the percentage limit established by the Board of Directors pursuant to Section 7.1.7.

Market Price. On any date, with respect to any class or series of outstanding Shares, the Closing Price for such Shares on such date. The “Closing Price” on any date shall mean the last sale price for such Shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Shares, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such Shares are not listed or admitted to trading on the NYSE, any other national securities exchange or, if such Shares are not listed or admitted to trading on any other national securities exchange, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Shares selected by the Board of Directors or, in the event that no trading price is available for such Shares, the fair market value of Shares, as determined in good faith by the Board of Directors.

MGCL. The Maryland General Corporation Law.

NYSE. The New York Stock Exchange.

Person. An individual, corporation, business trust, partnership, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), limited liability company, a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and a group to which an Excepted Holder Limit applies.

Preferred Shares. As provided in Section 6.1 herein.

Prohibited Owner. With respect to any purported Transfer, any Person who, but for the provisions of Section 7.1.1, would Beneficially Own or Constructively Own Shares, and if appropriate in the context, shall also mean any Person who would have been the record owner of Shares that the Prohibited Owner would have so owned.

REIT Provisions of the Code. Sections 856 through 860 of the Code and any successor or other provisions of the Code relating to REITs (including provisions as to the attribution of ownership of beneficial interests therein) and the regulations promulgated thereunder.

Restriction Termination Date. The first day on which the Board of Directors determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of Shares set forth herein is no longer required in order for the Corporation to qualify as a REIT.

Securities. Any of the following issued by the Corporation, as the text requires: Shares, any other stock, shares or other evidences of equity or beneficial or other interests, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in, temporary or interim certificates for, receipts for, guarantees of, or warrants, options or rights to subscribe to, purchase or acquire, any of the foregoing.

Shares. Shares of stock of the Corporation of any class or series, including Common Shares or Preferred Shares.

Stockholders. The holders of record of the Shares as maintained in the books and records of the Corporation or its transfer agent.

Transfer. Any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire Beneficial Ownership or Constructive Ownership of Shares or the right to vote or receive dividends on Shares, or any agreement to take any such actions or cause any such events, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Shares or any interest in Shares or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in Beneficial or Constructive Ownership of Shares; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.

Article VI

STOCK

Section 6.1 Authorized Shares. The Corporation has authority to issue 1,000,000,000 Shares, consisting of 990,000,000 shares of Common Stock, $0.01 par value per share (“Common Shares”), and 10,000,000 shares of Preferred Stock, $0.01 par value per share (“Preferred Shares”). The aggregate par value of all authorized shares of stock having par value is $10,000,000. If Shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to this Article VI, the number of authorized Shares of the former class shall be automatically decreased and the number of Shares of the latter class shall be automatically increased, in each case by the number of Shares so classified or reclassified, so that the aggregate number of Shares of all classes that the Corporation has authority to issue shall not be more than the total number of Shares set forth in the first sentence of this paragraph. The Board of Directors, with the approval of a majority of the entire Board and without any action by the Stockholders, may amend the Charter from time to time to increase or decrease the aggregate number of Shares or the number of Shares of any class or series of stock that the Corporation has authority to issue.

Section 6.2 Common Shares.

Section 6.2.1 Common Shares Subject to Terms of Preferred Shares. The Common Shares shall be subject to the express terms of any class or series of Preferred Shares.

Section 6.2.2 Description. Subject to the provisions of Article VII and except as may otherwise be specified in the Charter, each Common Share shall entitle the holder thereof to one vote. The Board, without any action by the Stockholders, may classify or reclassify any unissued Common Shares from time to time into one or more classes or series of Shares.

Section 6.2.3 Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up, or any distribution of the assets of the Corporation, the aggregate assets available for distribution to holders of the Common Shares shall be determined in accordance with applicable law. Each holder of Common Shares shall be entitled to receive, ratably with each other holder of Common Shares, that portion of such aggregate assets available for distribution as the number of outstanding Common Shares held by such holder bears to the total number of outstanding Common Shares then outstanding.

Section 6.2.4 Voting Rights. Except as may be provided otherwise in the Charter, and subject to the express terms of any class or series of Preferred Shares, the holders of the Common Shares shall have the exclusive right to vote on all matters (as to which a common stockholder shall be entitled to vote pursuant to applicable law) at all meetings of the Stockholders.

Section 6.2.5. Distribution Rights. The Board from time to time may authorize and the Corporation may pay to Stockholders such dividends or other Distributions in cash or other property, including in shares of one class of the Corporation’s stock payable to holders of shares of another class of stock of the Corporation, as the Board in its discretion shall determine. The Board shall endeavor to authorize, and the Corporation may pay, such dividends and other Distributions as shall be necessary for the Corporation to qualify as a REIT under the REIT Provisions of the Code unless the Board has determined, in its sole discretion, that qualification as a REIT is not in the best interests of the Corporation; provided, however, Stockholders shall have no right to any dividend or other Distribution unless and until authorized by the Board and declared by the Corporation. The exercise of the powers and rights of the Board pursuant to this section shall be subject to the provisions of any class or series of Shares at the time outstanding. The receipt by any Person in whose name any Shares are registered on the records of the Corporation or by his or her duly authorized agent shall be a sufficient discharge for all dividends or other Distributions payable or deliverable in respect of such Shares and from all liability to see to the application thereof.

Section 6.3 Preferred Shares. The Board may classify any unissued Preferred Shares and reclassify any previously classified but unissued Preferred Shares of any class or series from time to time, into one or more classes or series of Shares.

Section 6.4 Classified or Reclassified Shares. Prior to issuance of classified or reclassified Shares of any class or series, the Board by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of Shares; (b) specify the number of Shares to be included in the class or series; (c) set or change, subject to the provisions of Article VII and subject to the express terms of any class or series of Shares outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other Distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland. Any of the terms of any class or series of Shares set or changed pursuant to clause (c) of this Section 6.4 may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the Board or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of Shares is clearly and expressly set forth in the articles supplementary.

Section 6.5 Charter and Bylaws. The rights of all Stockholders and the terms of all Shares are subject to the provisions of the Charter and the Bylaws.

Article VII

RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES

Section 7.1 Shares.

Section 7.1.1 Ownership Limitations. Prior to the Restriction Termination Date:

(a) Basic Restrictions.

(i) (1) No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own Shares in excess of the Aggregate Share Ownership Limit, (2) no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own Common Shares in excess of the Common Share Ownership Limit and (3) no Excepted Holder shall Beneficially Own or Constructively Own Shares in excess of the Excepted Holder Limit for such Excepted Holder.

(ii) No Person shall Beneficially or Constructively Own Shares to the extent that such Beneficial or Constructive Ownership of Shares would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including, but not limited to, Beneficial or Constructive Ownership that would result in the Corporation owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

(iii) Not more than 50% of the outstanding Shares may be owned by any five or fewer individuals, including some tax-exempt entities. In addition, any Transfer of Shares that, if effective, would result in Shares being beneficially owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such Shares.

(b) Transfer in Trust. If any Transfer of Shares occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning Shares in violation of Section 7.1.1(a)(i) or (ii),

(i) then that number of Shares the Beneficial or Constructive Ownership of which otherwise would cause such Person to violate Section 7.1.1(a)(i) or (ii) (rounded to the nearest whole share) shall be automatically transferred to a Charitable Trust for the benefit of a Charitable Beneficiary, as described in Section 7.2, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such Shares; or

(ii) if the transfer to the Charitable Trust described in clause (i) of this sentence would not be effective for any reason to prevent the violation of Section 7.1.1(a)(i) or (ii), then the Transfer of that number of Shares that otherwise would cause any Person to violate Section 7.1.1(a)(i) or (ii) shall be void ab initio, and the intended transferee shall acquire no rights in such Shares.

(c) To the extent that, upon a transfer of Shares pursuant to Section 7.1.1(b), a violation of any provision of this Section 7.1 would nonetheless be continuing (for example where the ownership of Shares by a single Charitable Trust would violate the 100 stockholder requirement applicable to REITs), then Shares shall be transferred to that number of Charitable Trusts, each having a distinct Charitable Trustee and a Charitable Beneficiary or Beneficiaries that are distinct from those of each other Charitable Trust, such that there is not violation of any provision of this Section 7.1.

Section 7.1.2 Remedies for Breach. If the Board of Directors or any duly authorized committee thereof shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of Section 7.1.1 or that a Person intends to acquire or has attempted to acquire Beneficial or Constructive Ownership of any Shares in violation of Section 7.1.1 (whether or not such violation is intended), the Board of Directors or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem Shares, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfers or attempted Transfers or other events in violation of Section 7.1.1 shall automatically result in the transfer to the Charitable Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors or a committee thereof.

Section 7.1.3 Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of Shares that will or may violate Section 7.1.1(a), or any Person who would have owned Shares that resulted in a transfer to the Charitable Trust pursuant to the provisions of Section 7.1.1(b), shall immediately give written notice to the Corporation of such event, or in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation’s status as a REIT.

Section 7.1.4 Owners Required To Provide Information. Prior to the Restriction Termination Date:

(a) every owner of more than five percent (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding Shares, within 30 days after the end of each taxable year, shall give written notice to the Corporation stating the name and address of such owner, the number of Shares and other Shares Beneficially Owned and a description of the manner in which such shares are held. Each such owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s status as a REIT and to ensure compliance with the Aggregate Share Ownership Limit.

(b) each Person who is a Beneficial or Constructive Owner of Shares and each Person (including the stockholder of record) who is holding Shares for a Beneficial or Constructive Owner shall provide to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporation’s status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

Section 7.1.5 Remedies Not Limited. Subject to Section 8.6 of the Charter, nothing contained in this Section 7.1 shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders in preserving the Corporation’s status as a REIT.

Section 7.1.6 Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 7.1, Section 7.2 or any definition contained in Article V, the Board of Directors shall have the power to determine the application of the provisions of this Section 7.1 or Section 7.2 with respect to any situation based on the facts known to it. In the event Section 7.1 or 7.2 requires an action by the Board of Directors and the Charter fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Article V or Sections 7.1 or 7.2. Absent a decision to the contrary by the Board of Directors (which the Board may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Section 7.1.2) acquired Beneficial or Constructive Ownership of Shares in violation of Section 7.1.1, such remedies (as applicable) shall apply first to the Shares which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such Shares based upon the relative number of the Shares held by each such Person.

Section 7.1.7 Exceptions.

(a) Subject to Section 7.1.1(a)(ii), the Board of Directors, in its sole discretion, may exempt (prospectively or retroactively) a Person from the Aggregate Share Ownership Limit and the Common Share Ownership Limit, as the case may be, and may establish or increase an Excepted Holder Limit for such Person if:

(i) the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual’s Beneficial or Constructive Ownership of such Shares will violate Section 7.1.1(a)(ii);

(ii) such Person does not and represents that it will not own, actually or Constructively, an interest in a tenant of the Corporation (or a tenant of any entity owned or controlled by the Corporation) that would cause the Corporation to own, actually or Constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant and the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain this fact (for this purpose, a tenant from whom the Corporation (or an entity owned or controlled by the Corporation) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the opinion of the Board of Directors, rent from such tenant would not adversely affect the Corporation’s ability to qualify as a REIT, shall not be treated as a tenant of the Corporation); and

(iii) such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Sections 7.1.1 through 7.1.6) will result in such Shares being automatically transferred to a Charitable Trust in accordance with Sections 7.1.1(b) and 7.2.

(b) Prior to granting any exception pursuant to Section 7.1.7(a), the Board of Directors may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

(c) Subject to Section 7.1.1(a)(ii), an underwriter which participates in a public offering or a private placement of Shares (or securities convertible into or exchangeable for Shares) may Beneficially Own or Constructively Own Shares (or securities convertible into or exchangeable for Shares) in excess of the Aggregate Share Ownership Limit, the Common Share Ownership Limit or both such limits, but only to the extent necessary to facilitate such public offering or private placement.

(d) The Board of Directors may only reduce the Excepted Holder Limit for an Excepted Holder: (1) with the written consent of such Excepted Holder at any time, or (2) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Common Share Ownership Limit.

Section 7.1.8 Increase or Decrease in Aggregate Share Ownership and Common Share Ownership Limits. Subject to Section 7.1.2(a)(ii), the Board of Directors may from time to time increase the Common Share Ownership Limit and the Aggregate Share Ownership Limit for one or more Persons and decrease the Common Share Ownership Limit and the Aggregate Share Ownership Limit for all other Persons; provided, however, that the decreased Common Share Ownership Limit and/or Aggregate Share Ownership Limit will not be effective for any Person whose percentage ownership in Shares is in excess of such decreased Common Share Ownership Limit and/or Aggregate Share Ownership Limit until such time as such Person’s percentage of Shares equals or falls below the decreased Common Share Ownership Limit and/or Aggregate Share Ownership Limit, but any further acquisition of Shares in excess of such percentage ownership of Shares will be in violation of the Common Share Ownership Limit and/or Aggregate Share Ownership Limit and, provided further, that the new Common Share Ownership Limit and/or Aggregate Share Ownership Limit would not allow five or fewer Persons to Beneficially Own more than 49.9% in value of the outstanding Shares.

Section 7.1.9 Legend. Any certificate for Shares shall bear substantially the following legend:

The shares represented by this certificate are subject to restrictions on Beneficial and Constructive Ownership and Transfer for the purpose, among others, of the Corporation’s maintenance of its status as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”). Subject to certain further restrictions and except as expressly provided in the Corporation’s charter, (i) no Person may Beneficially or Constructively Own Common Shares in excess of 9.8% (in value or number of shares) of the outstanding Common Shares unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (ii) no Person may Beneficially or Constructively Own Shares in excess of 9.8% of the value of the total outstanding Shares, unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (iii) no Person may Beneficially or Constructively Own Shares that would result in the Corporation being “closely held” under Section 856(h) of the Code or otherwise cause the Corporation to fail to qualify as a REIT; and (iv) any Transfer of Shares that would result in Shares being beneficially owned by fewer than 100 Persons (as determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio and the intended transferee shall acquire no rights in such Shares. Any effective Person who Beneficially or Constructively Owns or attempts to Beneficially or Constructively Own Shares which cause or will cause a Person to Beneficially or Constructively Own Shares in excess or in violation of the above limitations must immediately notify the Corporation in writing (or, in the case of an attempted transaction, give at least 15 days prior written notice). If any of the restrictions on transfer or ownership as set forth in (i), (ii) or (iii) are violated, the Shares in excess or in violation of the above limitations will be automatically transferred to a trustee of a Charitable Trust for the benefit of one or more Charitable Beneficiaries. In addition, the Corporation may redeem shares upon the terms and conditions specified by the Board of Directors in its sole discretion if the Board of Directors determines that ownership or a Transfer or other event may violate the restrictions described above. Furthermore, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described in (i), (ii) or (iii) above may be void ab initio. All capitalized terms in this legend have the meanings defined in the Corporation’s charter, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of Shares on request and without charge. Requests for such a copy may be directed to the Secretary of the Corporation at its principal office.

Instead of the foregoing legend, the certificate may state that the Corporation will furnish a full statement about certain restrictions on transferability to a stockholder on request and without charge.

Section 7.2 Transfer of Shares in Trust.

Section 7.2.1 Ownership in Trust. Upon any purported Transfer or other event described in Section 7.1.1(b) that would result in a transfer of Shares to a Charitable Trust, such Shares shall be deemed to have been transferred to the Charitable Trustee as trustee of a Charitable Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Charitable Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Charitable Trust pursuant to Section 7.1.1(b). The Charitable Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 7.2.6.

Section 7.2.2 Status of Shares Held by the Charitable Trustee. Shares held by the Charitable Trustee shall continue to be issued and outstanding Shares. The Prohibited Owner shall have no rights in the Shares held by the Charitable Trustee. The Prohibited Owner shall not benefit economically from ownership of any Shares held in trust by the Charitable Trustee, shall have no rights to dividends or other Distributions and shall not possess any rights to vote or other rights attributable to the Shares held in the Charitable Trust.

Section 7.2.3 Dividend and Voting Rights. The Charitable Trustee shall have all voting rights and rights to dividends or other Distributions with respect to Shares held in the Charitable Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other Distribution paid prior to the discovery by the Corporation that Shares have been transferred to the Charitable Trustee shall be paid with respect to such Shares to the Charitable Trustee upon demand and any dividend or other Distribution authorized but unpaid shall be paid when due to the Charitable Trustee. Any dividends or other Distributions so paid over to the Charitable Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to Shares held in the Charitable Trust and, subject to Maryland law, effective as of the date that Shares have been transferred to the Charitable Trustee, the Charitable Trustee shall have the authority (at the Charitable Trustee’s sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that Shares have been transferred to the Charitable Trustee and (ii) to recast such vote in accordance with the desires of the Charitable Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Charitable Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article VII, until the Corporation has received notification that Shares have been transferred into a Charitable Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

Section 7.2.4 Sale of Shares by Charitable Trustee. Within 20 days of receiving notice from the Corporation that Shares have been transferred to the Charitable Trust, the Charitable Trustee shall sell the Shares held in the Charitable Trust to a person, designated by the Charitable Trustee, whose ownership of the Shares will not violate the ownership limitations set forth in Section 7.1.1(a). Upon such sale, the interest of the Charitable Beneficiary in the Shares sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 7.2.4. The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the Shares or, if the Prohibited Owner did not give value for the Shares in connection with the event causing the Shares to be held in the Charitable Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the Shares on the day of the event causing the Shares to be held in the Charitable Trust and (2) the price per Share received by the Charitable Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the Shares held in the Charitable Trust. The Charitable Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and other Distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Charitable Trustee pursuant to Section 7.2.3 of this Article VII. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Corporation that Shares have been transferred to the Charitable Trustee, such Shares are sold by a Prohibited Owner, then (i) such Shares shall be deemed to have been sold on behalf of the Charitable Trust and (ii) to the extent that the Prohibited Owner received an amount for such Shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 7.2.4, such excess shall be paid to the Charitable Trustee upon demand.

Section 7.2.5 Purchase Right in Shares Transferred to the Charitable Trustee. Shares transferred to the Charitable Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per Share in the transaction that resulted in such transfer to the Charitable Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation may reduce the amount payable to the Prohibited Owner by the amount of dividends and other Distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Charitable Trustee pursuant to Section 7.2.3 of this Article VII. The Corporation may pay the amount of such reduction to the Charitable Trustee for the benefit of the Charitable Beneficiary. The Corporation shall have the right to accept such offer until the Charitable Trustee has sold the Shares held in the Charitable Trust pursuant to Section 7.2.4. Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the Shares sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

Section 7.2.6 Designation of Charitable Beneficiaries. By written notice to the Charitable Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Charitable Trust such that (i) Shares held in the Charitable Trust would not violate the restrictions set forth in Section 7.1.1(a) in the hands of such Charitable Beneficiary and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

Section 7.3 NYSE Transactions. Nothing in this Article VII shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article VII and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VII.

Section 7.4 Enforcement. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VII.

Section 7.5 Non-Waiver. No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

Article VIII

PROVISIONS FOR DEFINING, LIMITING

AND REGULATING CERTAIN POWERS OF THE

CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS

Section 8.1 Number of Directors. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of Directors of the Corporation (the “Directors”) shall be five, which number may be increased or decreased from time to time pursuant to the Bylaws; provided, however, that the total number of Directors shall never be less than the minimum number required by the MGCL. The Directors may increase the number of Directors and fill any vacancy, whether resulting from an increase in the number of Directors or otherwise, on the Board, in the manner provided in the Bylaws. The names of the Directors who shall serve until the next annual meeting of stockholders and until their successors are duly elected and qualify are:

Christopher H. Cole

Marc T. Nemer

Thomas A. Andruskevich

Scott P. Sealy, Sr.

Leonard W. Wood

The Corporation elects, at such time as it becomes eligible to make the election provided for under Section 3-804(c) of the MGCL, that, except as may be provided by the Board of Directors in setting the terms of any class or series of Preferred Shares, any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining Directors in office, even if the remaining Directors do not constitute a quorum, and any Director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred.

Section 8.2 Extraordinary Actions. Notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of Shares entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of holders of Shares entitled to cast a majority of all the votes entitled to be cast on the matter.

Section 8.3 Authorization by Board of Stock Issuance. The Board of Directors may authorize the issuance from time to time of Shares of any class or series, whether now or hereafter authorized, or securities or rights convertible into Shares of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the Charter or the Bylaws.

Section 8.4 Preemptive Rights and Appraisal Rights. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified Shares pursuant to Section 6.4 or as may otherwise be provided by contract, no holder of Shares shall, as such holder, have any preemptive right to purchase or subscribe for any additional Shares or any other Security which it may issue or sell. Holders of Shares shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor statute unless the Board of Directors, upon the affirmative vote of a majority of the Board of Directors, shall determine that such rights apply, with respect to all or any classes or series of Shares, to one or more transactions occurring after the date of such determination in connection with which holders of such Shares would otherwise be entitled to exercise such rights.

Section 8.5 Determinations by Board. The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors shall be final and conclusive and shall be binding upon the Corporation and every holder of Shares: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other Distributions on its stock; the amount of paid-in surplus, net assets, other surplus, annual or other cash flow, funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); any interpretation of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other Distributions, qualifications or terms or conditions of redemption of any class or series of stock of the Corporation; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation or any Shares; the number of Shares of any class of the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; or any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the Charter or Bylaws, or otherwise to be determined by the Board of Directors; provided, however, that any determination by the Board of Directors as to any of the preceding matters shall not render invalid or improper any action taken or omitted prior to such determination and no Director shall be liable for making or failing to make such a determination.

Section 8.6 REIT Qualification. The Board of Directors shall use its reasonable best efforts to take such actions as are necessary or appropriate to preserve the status of the Corporation as a REIT; however, if the Board of Directors determines that it is no longer in the best interests of the Corporation to continue to be qualified as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation’s REIT election pursuant to Section 856(g) of the Code. The Board of Directors also may determine that compliance with any restriction or limitation on stock ownership and transfers set forth in Article VII is no longer required for REIT qualification.

Section 8.7 Removal of Directors. Subject to the rights of holders of one or more classes or series of Preferred Shares to elect or remove one or more Directors, any Director, or the entire Board of Directors, may be removed from office at any time, but only by the affirmative vote of at least a majority of the votes entitled to be cast generally in the election of Directors.

Article IX

LIABILITY LIMITATION, INDEMNIFICATION

AND TRANSACTIONS WITH THE CORPORATION

Section 9.1 Limitation of Stockholder Liability. The Shares, when issued and fully-paid, shall be non-assessable by the Corporation. No Stockholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to the Corporation by reason of his being a Stockholder, nor shall any Stockholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any Person in connection with the Corporation’s assets or the affairs of the Corporation by reason of his being a Stockholder.

Section 9.2 Limitation of Director and Officer Liability. To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former Director or officer of the Corporation shall be liable to the Corporation or its Stockholders for money damages. Neither the amendment nor repeal of this Section 9.2, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Section 9.2, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

Section 9.3 Indemnification. The Corporation shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (i) any individual who is a present or former Director or officer of the Corporation or (ii) any individual who, while a Director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity. The Corporation shall have the power, with the approval of the Board, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described in (i) or (ii) above and to any employee or agent of the Corporation or a predecessor of the Corporation.

Section 9.4 Express Exculpatory Clauses in Instruments. Neither the Stockholders nor the Directors, officers, employees or agents of the Corporation shall be liable under any written instrument creating an obligation of the Corporation by reason of their being Stockholders, Directors, officers, employees or agents of the Corporation, and all Persons shall look solely to the Corporation’s assets for the payment of any claim under or for the performance of that instrument. The omission of the foregoing exculpatory language from any instrument shall not affect the validity or enforceability of such instrument and shall not render any Stockholder, Director, officer, employee or agent liable thereunder to any third party, nor shall the Directors or any officer, employee or agent of the Corporation be liable to anyone as a result of such omission.

Article X

AMENDMENTS

The Corporation reserves the right from time to time to make any amendment to the Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any Shares. All rights and powers conferred by the Charter on Stockholders, Directors and officers are granted subject to this reservation. Except for those amendments permitted to be made without Stockholder approval under Maryland law or by specific provision in the Charter, any amendment to the Charter shall be valid only if declared advisable by the Board and approved by the affirmative vote of a majority of all the votes entitled to be cast on the matter.

THIRD: The amendment to and restatement of the charter as hereinabove set forth have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

FOURTH: The current address of the principal office of the Corporation is as set forth in Article IV of the foregoing amendment and restatement of the charter.

FIFTH: The name and address of the Corporation’s current resident agent is as set forth in Article IV of the foregoing amendment and restatement of the charter.

SIXTH: The number of directors of the Corporation and the names of those currently in office are as set forth in Article VIII of the foregoing amendment and restatement of the charter.

SEVENTH: The total number of shares of stock that the Corporation had authority to issue immediately prior to the foregoing amendment and restatement of the charter was 1,000,000,000, consisting of 990,000,000 shares of Common Stock, $0.01 par value per share and 10,000,000 shares of Preferred Stock, $0.01 par value per share. The aggregate par value of all authorized shares of stock having par value was $10,000,000.

EIGHTH: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment and restatement of the charter is 1,000,000,000, consisting of 990,000,000 shares of Common Stock, $0.01 par value per share, and 10,000,000 shares of Preferred Stock, $0.01 par value per share. The aggregate par value of all authorized shares of stock having par value is $10,000,000.

NINTH: The undersigned acknowledges these Fourth Articles of Amendment and Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

IN WITNESS WHEREOF, the Corporation has caused these Fourth Articles of Amendment and Restatement to be signed in its name and on its behalf by its                                          and attested to by its                                          on this          day of                         , 2013.

ATTEST:	COLE CREDIT PROPERTY TRUST III, INC.

	By:		(SEAL)
Name: Title:		Name: Title: